As filed with the Securities and Exchange Commission on July 16, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Westcorp

(Exact Name of Registrant as Specified in its Charter)

California	6035	51-0308535
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Westcorp

23 Pasteur
Irvine, CA 92618-3816
(949) 727-1002
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Guy Du Bose

Senior Vice President and General Counsel
23 Pasteur
Irvine, CA 92618-3816
(949) 727-1000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With Copies to:

Robert M. Mattson, Jr., Esq. Brandon C. Parris, Esq. Morrison & Foerster LLP 19900 MacArthur Blvd. Irvine, CA 92612 (949) 251-7500	Andrew E. Katz, Esq. Mitchell Silberberg & Knupp LLP 11377 West Olympic Blvd. Los Angeles, CA 90064 (310) 312-2000	Gregg A. Noel, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, CA 90071 (213) 687-5000

     Approximate date of commencement of proposed sale of the securities to the public: Upon consummation of the transaction described herein.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	per Share(2)	Offering Price(3)	Registration Fee

Common Stock, $1.00 par value per share	7,374,427(1)	—	$326,600,692	$41,381

(1)	This registration statement covers the maximum number of shares of common stock, $1.00 par value per share, of Westcorp estimated to be issued, directly or indirectly, in connection with the merger of WFS Financial Inc (“WFS”) into Western Financial Bank, calculated as the product of (a) the aggregate of (i) the number of shares of common stock, no par value per share, of WFS held by shareholders of WFS on the closing date of the merger and (ii) the number of shares of WFS common stock underlying outstanding options granted pursuant to WFS’ Amended and Restated 1996 Stock Option Plan and (b) the exchange ratio of 1.11 shares of Westcorp common stock for each such share of WFS common stock. This registration statement also covers additional shares of Westcorp common stock that may be issued resulting from any stock split, stock dividend or similar transaction involving Westcorp common stock or WFS common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Omitted pursuant to Rule 457(o) under the Securities Act.

(3)	Estimated solely for the purposes of calculating the registration fee required by the Securities Act and computed pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act based on the market value of the securities of WFS to be received by Westcorp in the merger as established by the average of the high and low per-share sale prices of WFS common stock on the Nasdaq National Market on July 12, 2004 which was $49.18, multiplied by 6,640,925 which is the expected maximum number of shares of WFS common stock to be acquired in the merger in exchange for shares of Westcorp common stock, which includes 50,644 shares of WFS common stock underlying outstanding options, at July 15, 2004, granted pursuant to the WFS’ Amended and Restated 1996 Stock Option Plan.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Westcorp may not issue the securities to be issued in connection with the merger described in this proxy statement/prospectus until this registration statement filed with the Securities and Exchange Commission is effective. Any representation to the contrary is a criminal offense. This proxy statement/ prospectus is not an offer to sell the securities and Westcorp is not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 16, 2004

WFS FINANCIAL INC

23 Pasteur
Irvine, CA 92618

Merger Proposal — Your Vote is Very Important

To the Shareholders of WFS Financial Inc:

      We are pleased to report that in late May of this year the boards of directors of Westcorp and WFS Financial Inc, referred to in this proxy statement/prospectus as “WFS,” approved a definitive agreement to merge WFS into Western Financial Bank, referred to in this proxy statement/prospectus as the “Bank,” a wholly-owned subsidiary of Westcorp, pursuant to which the Bank will survive. The merger of WFS into the Bank is referred to in this proxy statement/prospectus as the “merger,” and the Agreement and Plan of Merger and Reorganization, entered into as of May 23, 2004 among Westcorp, WFS and the Bank, which contemplates the merger, is referred to in this proxy statement/prospectus as the “merger agreement.” The merger agreement has been negotiated and unanimously recommended by two special committees, one for each of Westcorp and WFS, each consisting of independent directors who are not directors or officers of the other company.

      In the merger, each share of WFS common stock, other than shares of WFS common stock held by the Bank, will be converted, directly or indirectly, into the right to receive 1.11 shares of common stock, par value $1.00 per share, of Westcorp. Accordingly, the value, but not the number, of shares of Westcorp common stock that WFS shareholders will receive in the merger may vary depending upon the market price of Westcorp common stock at the time of the consummation of the merger. Westcorp common stock is listed on the New York Stock Exchange under the trading symbol “WES,” and on        ●       , 2004, the last reported sale price of Westcorp’s common stock was $     ●      per share. Based on the number of shares of common stock of Westcorp and WFS outstanding on        ●       , 2004, the former shareholders of WFS will own approximately  ● % of Westcorp common stock after the merger.

      Westcorp and WFS cannot complete the merger unless shareholders holding a majority of the outstanding shares of WFS common stock approve the merger agreement and the merger. In addition, the merger is conditioned upon the approval of a majority of the outstanding shares of WFS common stock not held by Westcorp and its affiliates and the conversion of the Bank from a federal savings bank to a California state commercial bank. Your vote is very important. Whether or not you plan to attend the WFS shareholders’ meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

      After careful consideration, the WFS board of directors, after its independent evaluation and acting upon the recommendation of the WFS special committee, approved the merger agreement and the merger and concluded that the merger and the exchange ratio are fair and in the best interests of WFS shareholders, other than Westcorp, the Bank and their respective affiliates. The WFS board of directors recommends that you vote “FOR” the approval of the merger agreement and the merger.

      This proxy statement/prospectus provides you with information concerning Westcorp, WFS and the merger. Please give all of the information contained in this proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 20 of this proxy statement/prospectus.

      WFS sincerely appreciates your interest in and consideration of this matter.

Sincerely,

Ernest S. Rady
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission or state or federal bank regulatory agency has approved or disapproved of the Westcorp securities to be issued in connection with the merger or passed upon the adequacy or accuracy of the disclosure included in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated        ●       , 2004 and is first being mailed to WFS shareholders on or about        ●       , 2004.

WFS FINANCIAL INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TIME:	● a.m., Pacific Time
DATE:	● , 2004
PLACE:	23 Pasteur Irvine, California 92618
PURPOSE:	To consider and vote on the merger agreement and the proposed merger of WFS Financial Inc with and into Western Financial Bank, a wholly-owned subsidiary of Westcorp.

To the Shareholders of WFS Financial Inc:

      Notice is hereby given that a special meeting of shareholders of WFS Financial Inc (“WFS”), a California corporation, will be held on        ●       , 2004, at        ●       a.m., Pacific Time, at its offices located at 23 Pasteur, Irvine, California 92618, for the following purpose, as more fully described in this proxy statement/prospectus:

      To consider and vote upon a proposal to approve the merger agreement among WFS, Westcorp and Western Financial Bank (the “Bank”), a wholly-owned subsidiary of Westcorp, and to approve the merger of WFS with and into the Bank, pursuant to which the Bank will survive. In the merger, each share of WFS common stock held by shareholders of WFS, other than the Bank, will be converted, directly or indirectly, into the right to receive 1.11 shares of common stock, par value $1.00 per share, of Westcorp. The merger agreement is included as Annex A to this proxy statement/prospectus.

      Only shareholders of record at the close of business on        ●       , 2004 are entitled to notice of and to vote at the special meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of shareholders entitled to vote at the special meeting will be available for inspection at the executive offices of WFS.

      All shareholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to ensure that all your shares will be voted. You may revoke your proxy at any time prior to the special meeting. If you attend the special meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the special meeting will be counted.

      Pursuant to the California Corporations Code, under certain circumstances holders of outstanding shares of WFS common stock who vote against the approval of the merger agreement and the merger and who comply with the requirements of Chapter 13 of the California Corporations Code will have, if the merger is consummated, the right to receive payment of the appraised value of their shares of WFS common stock. For a more complete description of these dissenters’ rights, see “The Merger — Dissenters’ Rights of WFS Shareholders” beginning on page 59 in this proxy statement/prospectus.

By Order of the Board of Directors

ERNEST S. RADY

Chairman of the Board

Irvine, California

       ●       , 2004

      Your vote is very important, regardless of the number of shares you own. Please read this proxy statement/prospectus carefully. To ensure that your shares are present at the special meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, regardless of whether you plan to attend the special meeting. You can revoke your proxy at any time before it is voted.

REFERENCES TO ADDITIONAL INFORMATION

      This proxy statement/prospectus incorporates important business and financial information about Westcorp and WFS from documents filed with the Securities and Exchange Commission, referred to in this proxy statement/prospectus as the “Commission,” that have not been included in or delivered with this proxy statement/prospectus. This information is available at the Internet website that the Commission maintains at http://www.sec.gov, as well as from other sources.

      You may also request copies of these documents that relate to Westcorp or WFS, without charge, upon written or oral request to:

Westcorp Attention: Lisa Capps 23 Pasteur Irvine, California 92618 (949) 727-1002	WFS Financial Inc Attention: Lisa Capps 23 Pasteur Irvine, California 92618 (949) 727-1002

      This proxy statement/ prospectus constitutes part of the registration statement on Form S-4 filed with the Commission by Westcorp and does not contain all of the information included in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the Commission. You should refer to the registration statement and its annexes and exhibits to read that information. Statements and references made in this proxy statement/ prospectus as to certain of our contracts, agreements or other documents are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. This information is available at the Internet website that the Commission maintains at http://www.sec.gov, as well as from other sources, including from Westcorp at the address provided above.

      WFS shareholders may also request copies of the registration statement without charge, by written or oral request to:

Westcorp

Attention: Lisa Capps
23 Pasteur
Irvine, California 92618
(949) 727-1002

      In order to receive timely delivery of the documents, you must make your request no later than        ●       , 2004.

      See “Additional Information and Incorporation of Certain Documents by Reference,” on page 94 of this proxy statement/ prospectus.

i

ii

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

GENERAL QUESTIONS AND ANSWERS

Q:	Why did Westcorp propose the merger?

A:	Westcorp, through the Bank, currently owns approximately 84% of WFS’ outstanding common stock. Westcorp’s proposal to merge WFS with and into the Bank will result in Westcorp obtaining the beneficial ownership of the WFS common stock that it does not already beneficially own. The merger proposal was prompted, in part, by the decision to convert the Bank’s charter from a federal savings bank to a California state commercial bank. Westcorp believes that upon the Bank’s proposed conversion to a California state commercial bank, the merger would alleviate the need for WFS to seek separate state regulatory licenses in substantially all of those states that require licenses to conduct direct and indirect lending activities. In addition, Westcorp believes that the merger will, among other things:

•	simplify the corporate structure under which Westcorp and WFS operate;

•	eliminate certain expenses associated with WFS’ current status as a publicly held corporation;

•	allow management’s focus to be directed at maintaining one, as opposed to two, public companies; and

•	give the combined company greater flexibility in responding to market factors and to utilize, to a greater extent, low cost insured customer deposits to finance its activities. For more information, see “The Merger — Governmental and Regulatory Matters — The Charter Conversion.”

However, there can be no assurances that the combined company will be able to achieve these anticipated benefits in a cost effective manner, or at all. See “Risk Factors — Risks Related to the Merger — Anticipated benefits of the merger may not be realized.”

Q:	Did the board of directors of each of WFS and Westcorp form special committees of independent directors to evaluate the merger proposal?

A:	Yes. Each of WFS and Westcorp formed a special committee consisting of independent directors who are not directors or officers of the other company, to evaluate, negotiate and determine whether to recommend the proposed merger. WFS’ special committee, referred to in this proxy statement/prospectus as the “WFS special committee,” is comprised of Ronald Simon and Fredricka Taubitz, two independent members of WFS’ board of directors who are not directors or officers of Westcorp or the Bank. Westcorp’s special committee, referred to in this proxy statement/prospectus as the “Westcorp special committee,” is comprised of Robert Barnum and Charles Scribner, two independent members of Westcorp’s board of directors who are not directors or officers of WFS.

Q:	Did the WFS special committee and the Westcorp special committee negotiate the exchange ratio?

A:	Yes. The Westcorp special committee initially offered to consummate the merger at an exchange ratio of 1.03 (i.e., each outstanding share of WFS common stock held by WFS shareholders, other than the Bank, would be converted into the right to receive 1.03 shares of Westcorp common stock). Following a series of negotiations between the WFS special committee and the Westcorp special committee, the boards of directors of Westcorp and WFS agreed to consummate the merger at an exchange ratio of 1.11.

Q:	Did each of the WFS and Westcorp special committees recommend that their respective boards approve the merger agreement and the merger?

A:	Yes. Each of the WFS and Westcorp special committees unanimously recommended that their respective boards approve the merger agreement and the merger. In addition, the WFS special committee unanimously recommended that the WFS board of directors recommend to its shareholders that they vote in favor of the merger agreement and the merger.

Q:	Does the WFS board of directors recommend that I vote in favor of the merger agreement and the merger?

A:	Yes. Based on the recommendation of the WFS special committee and the independent evaluation by the WFS board of directors, the WFS board of directors approved the merger agreement and the merger and recommends that the WFS shareholders vote in favor of the merger agreement and the merger.

Q:	Did the WFS special committee and the WFS board of directors receive an opinion from a financial advisor that the exchange ratio is fair, from a financial point of view, to the shareholders of WFS, other than Westcorp, the Bank and their respective affiliates?

A:	Yes. The WFS special committee and the WFS board of directors received an opinion from Deutsche Bank Securities Inc., referred to in this proxy statement/prospectus as “Deutsche Bank,” to the effect that, as of the date of such opinion and subject to and based on the assumptions, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio was fair, from a financial point of view, to the shareholders of WFS, other than Westcorp, the Bank and their respective affiliates, referred to in this proxy statement/prospectus as the “WFS minority shareholders.”

Q:	What factors were relied upon by the WFS special committee and the WFS board of directors in arriving at their conclusion that the merger agreement and the merger are fair to the WFS minority shareholders?

A:	Among other factors, the following factors support the belief of the WFS special committee and the belief of the WFS board of directors that the merger agreement and the merger are fair to the WFS minority shareholders:

•	the belief of the WFS special committee and the WFS board of directors that the 1.11 exchange ratio adequately reflects the long-term value inherent in WFS as a standalone company;

•	the fairness opinion delivered by Deutsche Bank to the effect that, as of the date of such opinion and subject to and based on the assumptions, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio of 1.11 was fair, from a financial point of view, to the WFS minority shareholders;

•	receiving shares of Westcorp common stock provides an opportunity for the holders of WFS common stock, other than the Bank, to participate in any future growth of WFS’ business indirectly through their ownership of Westcorp common stock, and also provides the holders of WFS common stock, other than the Bank, with the opportunity to participate in any future growth of the businesses of Westcorp other than those associated with WFS;

•	shares of Westcorp common stock, which trade on the New York Stock Exchange and have a significantly higher average daily trading volume than shares of WFS common stock, are more liquid than shares of WFS common stock;

•	the expectation that holders of WFS common stock generally will not recognize gain for U.S. federal income tax purposes on the exchange of such shares for shares of Westcorp common stock in the merger;

•	the combination of WFS and Westcorp would:

•	reduce or eliminate real and perceived complexities of a two public company structure;

•	eliminate duplicative public company expenses; and

•	improve access to capital;

        making the combined company more attractive to potential investors or other third parties interested in acquiring an equity interest in one combined publicly traded entity as opposed to two operating Westcorp and WFS businesses;

•	in the event of a sale of Westcorp at a premium to a third party, the combination of WFS and Westcorp would allow the former shareholders of WFS to participate in that premium because they would now be Westcorp shareholders; if the merger is not completed, WFS shareholders would not receive a premium in the event of a sale of only Westcorp at a premium;

•	upon the Bank’s proposed conversion to a California state commercial bank, the combination of WFS and Westcorp would alleviate the need for WFS to seek separate state regulatory licenses in substantially all of those states that require licenses to conduct direct and indirect lending activities;

•	the merger would further align the interests of holders of WFS common stock and Westcorp common stock;

•	WFS shareholders are likely to receive the benefit of earning a dividend on their investment (because Westcorp, unlike WFS, has historically paid a quarterly dividend on its common stock); and

•	the merger is conditioned upon the approval of the merger agreement and the merger by a majority of the WFS minority shareholders.

Q:	What will happen if the merger is completed?

A:	If WFS is merged with and into the Bank, Westcorp will acquire the approximate 16% equity interest in WFS that it does not already own through the Bank. After the merger, the business of WFS will be operated as part of the Bank.

Q:	When will the merger be completed?

A:	The merger will be completed when the conditions described below under “The Merger Agreement — Conditions to the Merger” are satisfied. Westcorp and WFS believe that the merger can be completed by the end of 2004. There can be no assurances, however, as to when the completion of the merger will occur, if at all. See “Risk Factors — Risks Relating to the Merger.”

Q:	Have any lawsuits been filed in connection with the merger?

A:	Yes. On May 24, 2004, shortly after Westcorp and WFS issued their joint press release announcing an agreement whereby Westcorp would acquire the outstanding 16% common stock interest of WFS in exchange for Westcorp stock, individual shareholders of WFS filed three separate purported class action complaints in the Orange County, California Superior Court against Westcorp, WFS, individual board members of Westcorp, and the individual WFS special committee members. A fourth purported class action complaint was filed several days later against the same defendants. All of the actions allege that the defendants breached their respective fiduciary duties and practiced self-dealing in agreeing to the terms of the proposed “going private” transaction. The plaintiffs contend, among other things, that the exchange ratio of 1.11 is not adequate. The actions further allege that defendants failed to make proper public disclosures concerning the transaction. Each of the actions seeks to enjoin or rescind the transaction and obtain an unspecified sum in damages and costs including attorneys’ fees and expenses. See “The Merger — Litigation Relating to the Merger.”

QUESTIONS AND ANSWERS FOR WFS SHAREHOLDERS

Q:	When and where is the special meeting of the WFS shareholders?

A:	The special meeting of WFS shareholders, referred to in this proxy statement/prospectus as the “WFS special meeting,” will take place on ● , 2004, at ● , Pacific Time. The WFS special meeting will be held at WFS’ offices at 23 Pasteur, Irvine, California 92618.

Q:	What are the WFS shareholders voting on and why?

A:	WFS shareholders are voting on a proposal to approve the merger agreement and the merger. The approval of the merger agreement and the merger by the WFS shareholders is a condition to the effectiveness of the merger.

Q:	What will WFS shareholders receive in the merger?

A:	At the effective time of the merger, each issued and outstanding share of WFS common stock held by WFS shareholders, other than the Bank, will be converted into the right to receive 1.11 shares of common stock, par value $1.00 per share, of Westcorp.

Q:	What are the tax consequences of the merger to me?

A:	It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to in this proxy statement/prospectus as the “Code.” Assuming the merger so qualifies, for U.S. federal income tax purposes, holders of WFS common stock who exchange their shares for shares of Westcorp common stock in the merger will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of Westcorp common stock. See the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 57.

Q:	What vote of WFS shareholders will be required to approve the merger agreement and the merger?

A:	The approval of the merger agreement requires the vote of a majority of the outstanding shares of WFS common stock. In addition, the merger is conditioned upon the approval of the merger agreement and the merger by a majority of the outstanding shares held by the WFS minority shareholders. See “The WFS Special Meeting — Record Date; Shares Entitled to Vote and Vote Required” and “The Merger Agreement — Conditions to the Merger.” Westcorp, which holds through the Bank approximately 84% of the outstanding shares of WFS common stock, has agreed to vote its shares of WFS common stock in favor of the approval of the merger agreement and the merger.

Q:	What should I do now in order to vote on the merger proposal?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at the WFS special meeting. You may also cast your vote by attending the WFS special meeting in person.

Q:	What do I do if I want to revoke my proxy?

A:	A proxy may be revoked at any time before it is voted by delivering to WFS, Attn: Secretary, at the principal executive office of WFS indicated below under “Summary — Information About the Companies — WFS,” a written notice of revocation or a duly executed proxy bearing a later date than the proxy being revoked. In addition, a WFS shareholder may revoke his or her proxy by submitting a telephonic proxy at a later date, before the vote at the WFS special meeting, or by attending the WFS special meeting and voting in person.

Q:	What will happen if I abstain from voting?

A:	An abstention or failure to vote will have the same effect as a vote against the approval of the merger agreement and the merger.

Q:	Do I have dissenters’ rights?

A:	Dissenters’ rights are available only if more than 5% of the outstanding shares entitled to vote against the merger agreement and the merger and demand payment for their shares. In that case, those WFS shareholders who have voted against the merger agreement and the merger and have demanded payment for their shares will have dissenters’ rights under California law. However, the obligations of Westcorp and the Bank to effect the merger are conditioned upon “dissenting shares” not constituting more than 5% of the outstanding shares of WFS common stock entitled to vote to approve the merger agreement and the merger. See “The Merger — Dissenters’ Rights of WFS Shareholders.”

Q:	Who should I contact if I have questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

WFS Financial Inc

Attention: Lisa Capps
23 Pasteur
Irvine, California 92618
(949) 727-1002

SUMMARY

      This summary does not contain all of the information that may be important to WFS shareholders and is qualified in its entirety by reference to the information contained elsewhere in, or incorporated by reference in, this proxy statement/prospectus. WFS shareholders are urged to read the entire proxy statement/prospectus, including the information set forth in the section entitled “Risk Factors,” beginning on page 20, and the attached annexes. See “Additional Information and Incorporation of Certain Documents by Reference” on page 94.

Information About the Companies

Westcorp

      Westcorp is a financial services holding company whose principal subsidiaries are WFS and the Bank. Westcorp, through its subsidiary, the Bank, operates 20 retail bank branches and provides commercial banking services in Southern California.

      The principal executive office of Westcorp is located at 23 Pasteur, Irvine, California 92618, and its telephone number is (949) 727-1002. Based on the closing price of a share of Westcorp common stock on the New York Stock Exchange on June 30, 2004 ($45.45) and the number of shares of Westcorp common stock outstanding on that date (51,833,196), Westcorp’s market capitalization on that date was approximately $2.36 billion.

      Additional information concerning Westcorp is included in the reports that Westcorp periodically files with the Commission. See “Additional Information and Incorporation of Certain Documents by Reference” on page 94.

WFS

      WFS is one of the nation’s largest independent automobile finance companies. WFS specializes in originating, securitizing, and servicing new and pre-owned prime and non-prime credit quality automobile contracts through its nationwide relationships with automobile dealers.

      The principal executive office of WFS is located at 23 Pasteur, Irvine, California 92618, and its telephone number is (949) 727-1002.

      Additional information concerning WFS is included in the reports that WFS periodically files with the Commission. See “Additional Information and Incorporation of Certain Documents by Reference” on page 94.

Overview of the Merger and Consideration to be Received in the Merger (page 63)

      Westcorp, the Bank and WFS have entered into a merger agreement pursuant to which Westcorp will acquire the approximate 16% equity interest in WFS that it does not already own through a merger of WFS with and into the Bank, with the Bank surviving the merger. After the merger, the business of WFS will be operated as part of the Bank.

      Shares of WFS held by the Bank will be cancelled in the merger. In addition, at the effective time of the merger, each issued and outstanding share of WFS common stock held by a minority shareholder will be converted into the right to receive 1.11 shares of common stock, par value $1.00 per share, of Westcorp.

The WFS Special Meeting (page 27)

      The WFS special meeting will be held on ●, 2004 at ● a.m., Pacific Time, at 23 Pasteur Irvine, California 92618. At the WFS special meeting, shareholders will be asked to approve the merger agreement and the merger.

Recommendation of the WFS Special Committee and Board of Directors (page 37)

      The WFS board of directors, acting upon the recommendation of the WFS special committee, has approved the merger agreement and the merger and recommends that the WFS shareholders vote “FOR” the approval of the merger agreement and the merger.

      The WFS board of directors created the WFS special committee, which consists of two independent directors of the WFS board of directors who are not directors or officers of Westcorp or the Bank, to act solely on behalf of the WFS shareholders, other than Westcorp and its affiliates, for the purpose of evaluating, negotiating and determining whether to recommend the merger agreement and the merger. See “The Merger — Background of the Merger.”

The Merger (page 30)

      The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement/ prospectus. Therefore, the information in this proxy statement/ prospectus regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement itself, a copy of which is attached as Annex A to this proxy statement/ prospectus.

Consideration to be Received in the Merger

      In the merger, each outstanding share of WFS common stock, other than shares of WFS common stock held by the Bank, will be converted into the right to receive 1.11 shares of common stock, par value $1.00 per share, of Westcorp. For a full description of the merger consideration to be received in the merger by the WFS minority shareholders, see “The Merger Agreement — Consideration to be Received in the Merger” on page 63.

WFS Stock Options

      In connection with the merger, each WFS employee stock option that is outstanding immediately prior to the effective time of the merger will be assumed by Westcorp. Each such assumed option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the original stock option, a number of shares of Westcorp common stock equal to the number of shares that could have been purchased under the assumed option immediately prior to the merger multiplied by 1.11, with an exercise price per share equal to the exercise price of the assumed option immediately prior to the merger divided by 1.11, subject to certain adjustments. For a full description of the treatment of WFS stock options, see “The Merger Agreement — WFS Stock Options.”

Conditions to the Merger

      A number of conditions must be satisfied before the merger will be completed. These include:

•	the correctness in all material respects of the representations and warranties of each party contained in the merger agreement;

•	the performance in all material respects of all obligations of the parties contained in the merger agreement;

•	in the case of Westcorp, the absence of material adverse changes with respect to WFS;

•	the conversion of the Bank from a federal savings bank to a California state commercial bank;

•	the delivery of tax opinions of legal counsel; and

•	in the case of Westcorp, “dissenting shares” shall not constitute more than 5% of the outstanding shares of WFS common stock entitled to vote to approve the merger agreement and the merger.

      Except for the conditions that a majority of the outstanding shares of WFS, as well as a majority of shares held by WFS minority shareholders, approve the merger agreement and the merger and the condition that the Bank shall have converted from a federal savings bank to a California state commercial bank, either Westcorp or WFS may waive conditions for the benefit of itself and its shareholders and complete the merger even though one or more of these conditions has not been met. However, WFS cannot extend the time for Westcorp performance, waive any inaccuracy in a Westcorp representation or warranty or waive compliance by Westcorp with any agreement of Westcorp or condition to WFS’ obligations without the approval of the WFS special committee.

      There can be no assurances that all of the conditions will be satisfied or waived or that the merger will occur. For a full description of the conditions to the merger, see “The Merger Agreement — Conditions to the Merger.”

Termination of the Merger Agreement

      Westcorp, the Bank and WFS may mutually agree in writing, at any time before the effective time of the merger, to terminate the merger agreement so long as the termination is also approved by the WFS special committee. Also, either Westcorp or WFS may terminate the merger agreement before the effective time of the merger if:

•	the effective time of the merger has not occurred by February 28, 2005 on the terms provided in the merger agreement;

•	any governmental entity prohibits the merger; or

•	the shareholders fail to approve the merger agreement and the merger at the WFS special meeting.

      Westcorp may terminate the merger agreement before the effective time of the merger if the WFS special committee or the board of directors of WFS withdraws or modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Westcorp or the Bank or if WFS breaches a representation, warranty, covenant or agreement in the merger agreement that would give rise to the failure of a condition set forth in the merger agreement, subject to the right of WFS to cure such breach.

      WFS can terminate the merger agreement before the effective time of the merger if Westcorp or the Bank breaches a representation, warranty or covenant in the merger agreement that would give rise to the failure of a condition set forth in the merger agreement, subject to the right of Westcorp and the Bank to cure such breach.

      For a full description of the rights of Westcorp, the Bank and WFS to terminate the merger agreement, see “The Merger Agreement — Termination.”

Material U.S. Federal Income Tax Consequences of the Merger

      It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization, for U.S. federal income tax purposes, holders of WFS common stock whose shares of WFS common stock are exchanged in the merger for shares of Westcorp common stock will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of Westcorp common stock. It is a condition to the completion of the merger that Westcorp and WFS receive written opinions from special counsel to the Westcorp special committee and special counsel to the WFS special committee, respectively, to the effect that the merger will qualify as a reorganization. Neither Westcorp nor WFS intends to waive this closing condition. In the event that either Westcorp or WFS waives receipt of such opinion from such counsel, however, WFS will resolicit the approval of its shareholders after providing appropriate disclosure. For further information concerning U.S. federal income tax consequences of the merger, please see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 57 of this proxy statement/ prospectus.

      Tax matters are very complicated and the tax consequences of the merger to each WFS shareholder will depend on such shareholder’s particular facts and circumstances. WFS shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger.

Bank Conversion

      In order to complete the merger, the Bank must convert from a federal savings bank to a California state commercial bank. The conversion and merger are subject to receipt of certain regulatory approvals and the filing of certain related regulatory notices. For example, the Bank’s conversion requires approval of the California Commissioner of Financial Institutions and of the Office of Thrift Supervision, referred to in this proxy statement/ prospectus as the “OTS,” pursuant to the OTS Regulations. On July 1, 2004, the Bank received notice from the OTS that it has tentatively approved the Bank’s application regarding the conversion. The conversion will result in Westcorp becoming a bank holding company and requires the prior approval of the Board of Governors of the Federal Reserve System. In addition, the merger requires the approval of the Federal Deposit Insurance Corporation, referred to in this proxy statement/ prospectus as the “FDIC.” There is no assurance that the regulatory agencies will approve the conversion and merger, that the Department of Justice will not challenge the conversion and merger, or that any approval by the regulatory agencies will not contain conditions which are materially burdensome to Westcorp. See “Risk Factors — Risks Related to Regulatory Factors — Delay in regulatory approvals could delay and possible prevent the merger” and “The Merger — Governmental and Regulatory Matters.”

Opinion of Deutsche Bank, Financial Advisor to the WFS Special Committee (page 37)

      In connection with the proposed merger, Deutsche Bank has acted as financial advisor to the WFS special committee. On May 23, 2004, Deutsche Bank delivered its oral opinion to the WFS special committee and the WFS board of directors, subsequently confirmed in writing as of the same date, to the effect that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio was fair, from a financial point of view, to the WFS minority shareholders. The full text of Deutsche Bank’s written opinion is attached to this proxy statement/ prospectus as Annex B. WFS’ shareholders are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.

Interests of Certain Persons in the Merger (beginning on page 41)

      In considering the recommendation of the WFS board of directors to approve the merger agreement and the merger, WFS shareholders should consider that some of WFS’ directors and executive officers have interests in the merger that differ from, or are in addition to, their interests as WFS shareholders. The WFS board of directors, including the WFS special committee, were aware of these interests and considered them, among other matters, in approving the merger and adopting the merger agreement.

      As a result of these interests, these directors and executive officers could be more likely to vote to approve the merger agreement and the merger than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of WFS’ other shareholders. WFS shareholders should consider whether these interests may have influenced these directors and officers to support or recommend the approval of the merger agreement and the merger. For a full description of the interests of WFS’ directors and executive officers in the merger, see “The Merger — Interests of Certain WFS Directors and Executive Officers in the Merger.”

      In addition, certain members of the Westcorp special committee and the WFS special committee have relationships with individuals or entities affiliated with Westcorp. See “The Merger — Interests of Certain Members of the Special Committees.”

      WFS, Westcorp and the Bank also have a number of intercompany arrangements, including:

•	intercompany borrowings;

•	short-term investments;

•	reinvestment contracts;

•	whole loan sales;

•	a tax sharing agreement; and

•	management agreements.

      For a detailed discussion of these arrangements, see “The Merger — Relationships among WFS, Westcorp and the Bank.”

Dividend Policies (page 91)

      Westcorp. The holders of Westcorp common stock receive dividends if and when declared by the Westcorp board of directors out of legally available funds. Westcorp paid quarterly cash dividends for each of the years ended December 31, 2003, 2002 and 2001 and Westcorp’s board of directors declared a quarterly cash dividend to be paid on August 17, 2004 to shareholders of record as of August 3, 2004. The declaration and payment of dividends is subject to certain limitations and Westcorp can give no assurances that it will continue to pay dividends on the Westcorp common stock in the future.

      WFS. WFS has never paid a dividend on shares of its common stock, and it does not anticipate paying dividends in the future.

Risks Associated with the Merger, Westcorp and Westcorp Common Stock (beginning on page 20)

      WFS shareholders, in determining how to vote at the WFS special meeting, should carefully read this proxy statement/ prospectus, including the risk factors, as well as the documents incorporated by reference into this proxy statement/ prospectus. See “Risk Factors” and “Additional Information and Incorporation of Certain Documents by Reference.”

Material Differences in Rights of Westcorp Shareholders and WFS Shareholders (beginning on page 88)

      WFS shareholders receiving Westcorp common stock in the merger will have different rights once they become Westcorp shareholders due to differences in the governing documents of Westcorp and WFS. These differences are described in detail under “Comparison of the Rights of Holders of Westcorp Common Stock and WFS Common Stock.”

Dissenters’ Rights of WFS Shareholders (page 59)

      Holders of WFS common stock who, not later than the date of the WFS special meeting, deliver to WFS a written demand for dissenters’ rights, who vote against the approval of the merger agreement and the merger and who comply with all other applicable requirements of Chapter 13 of the California Corporations Code, will have the right to receive payment in cash of the “fair market value” of such holders’ shares of WFS common stock, but only if the merger is consummated; however, no holder of WFS common stock will be entitled to dissenters’ rights unless holders of at least 5% of the outstanding shares of WFS common stock entitled to vote have perfected their dissenters’ rights in accordance with the California Corporations Code. The procedure for perfecting dissenters’ rights is summarized under the caption “The Merger–Dissenters’ Rights of WFS Shareholders,” and the provisions of Chapter 13 of the California Corporations Code are included as Annex C to this proxy statement/ prospectus. The fair market value of the WFS common stock for this purpose will be the fair value as of May 21, 2004, the day before the announcement of the merger, and will exclude any appreciation or depreciation in value of WFS common stock because of the merger.

      In order for any WFS shareholder to exercise his or her dissenters’ rights, the shareholder, among other things, must file with WFS on or before the WFS special meeting a written notice of the shareholder’s intent to demand payment for his or her shares if the merger is effectuated and must vote against approval of the merger agreement and the merger. Annex C to this proxy statement/ prospectus contains a copy of Chapter 13 of the California Corporations Code, which addresses dissenters’ rights.

      WFS shareholders should particularly note the following:

•	dissenters’ rights will not be available if less than 5% of the outstanding shares of WFS are voted against approval of the merger agreement and the merger;

•	simply voting against the approval of the merger agreement and the merger will not be considered an assertion of dissenters’ rights;

•	a WFS shareholder who fails to file a written notice of demand to WFS at 23 Pasteur, Irvine, California 92618, Attn: Corporate Secretary, on or before the date of the WFS special meeting will lose his or her dissenters’ rights;

•	shareholders who vote for the approval of the merger agreement and the merger will not have dissenters’ rights; and

•	the obligations of Westcorp and the Bank to effect the merger are conditioned upon “dissenting shares” not constituting more than 5% of the outstanding shares of WFS common stock entitled to vote to approve the merger agreement and the merger.

      For a full description of the rights of WFS shareholders to dissent from the merger, see “The Merger — Dissenters’ Rights of WFS Shareholders” on page 59 as well as Annex C to this proxy statement/prospectus.

Selected Historical Financial Data of Westcorp

      The following is Westcorp’s selected consolidated financial data for each of the years in the five-year period ended December 31, 2003 and for the three months ended March 31, 2004 and 2003. The information with respect to the years ended December 31, 1999 through December 31, 2003 was derived from information in its Annual Report on Form 10-K for the year ended December 31, 2003. The information for the three months ended March 31, 2004 and 2003 was derived from information included in Westcorp’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 and 2003. This summary should be read together with the consolidated financial statements, which are incorporated by reference in this proxy statement/prospectus, the accompanying notes and management’s discussion and analysis of financial condition and results of operations of Westcorp contained in Westcorp’s reports referred to above, as well as the unaudited pro forma financial statements and the accompanying notes described under “Unaudited Pro Forma Consolidated Financial Information.”

	At or for the Three
	Months Ended		At or for the Year Ended
	March 31,		December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Dollars in thousands, except per share amounts)
Consolidated Statements of Income:
Interest income	$313,659	$307,863	$1,245,017	$1,142,940	$962,627	$583,821	$297,616
Interest expense	119,419	141,573	531,436	530,916	491,944	313,872	152,788

Net interest income	194,240	166,290	713,581	612,024	470,683	269,949	144,828
Provision for credit losses	62,294	79,884	294,006	306,233	196,977	82,133	38,400

Net interest income after provision for credit losses	131,946	86,406	419,575	305,791	273,706	187,816	106,428
Noninterest income	28,690	27,753	110,157	90,653	78,899	177,884	212,138
Noninterest expense	71,217	68,439	281,788	251,306	244,871	220,973	217,958

Income before income tax	89,419	45,720	247,944	145,138	107,734	144,727	100,608
Income tax	35,313	18,226	98,275	52,267	41,675	58,132	41,460

Income before minority interest	54,106	27,494	149,669	92,871	66,059	86,595	59,148
Minority interest in earnings of subsidiaries	10,741	3,945	26,064	13,153	10,369	11,852	6,522

Net income	$43,365	$23,549	$123,605	$79,718	$55,690	$74,743	$52,626

Weighted average number of shares and common share equivalents — diluted	52,493,432	39,452,915	43,397,211	38,922,611	34,485,127	29,525,677	26,505,128
Earnings per common share — diluted	$0.83	$0.60	$2.85	$2.05	$1.61	$2.53	$1.99
Dividends declared per common share	0.14	0.13	0.52	0.48	0.44	0.30	0.20
Dividend payout ratio	16.9%	21.7%	18.2%	23.4%	27.3%	11.9%	10.1%
Consolidated Statements of Financial Condition:
Assets:
Cash and due from banks	$208,452	$93,202	$382,082	$84,215	$104,327	$128,763	$171,365
Loans:
Consumer(1)	11,035,332	9,817,459	10,777,829	9,063,755	7,092,959	4,309,317	1,516,669
Mortgage(2)	224,960	269,368	236,223	282,930	373,455	507,431	598,302
Commercial	108,974	93,339	124,431	97,216	85,312	107,586	66,927
Mortgage-backed securities	2,686,505	2,790,310	2,701,797	2,649,657	2,092,225	2,230,448	1,431,376
Investments and time deposits	481,519	209,714	363,148	128,529	74,957	35,101	33,423
Other assets	302,704	322,513	332,012	445,689	427,380	653,270	744,929
Less: Allowance for credit losses	303,062	281,030	301,602	269,352	178,218	104,006	64,217

Total assets	$14,745,384	$13,314,875	$14,615,920	$12,482,639	$10,072,397	$7,867,910	$4,498,774

	At or for the Three
	Months Ended		At or for the Year Ended
	March 31,		December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Dollars in thousands, except per share amounts)
Liabilities:
Deposits	$2,025,539	$2,084,725	$1,972,856	$1,974,984	$2,329,326	$2,478,487	$2,212,309
Notes payable on automobile secured financing	10,248,497	9,411,139	10,254,641	8,494,678	5,886,227	3,473,377	461,104
FHLB advances and other borrowings	581,543	515,265	560,179	618,766	723,675	616,193	498,901
Subordinated debt	393,217	397,406	394,854	400,561	147,714	189,962	199,298
Amounts held on behalf of trustee				177,642	280,496	494,858	687,274
Other liabilities	196,545	162,749	179,471	101,145	85,994	71,221	59,140

Total liabilities	13,445,341	12,571,284	13,362,001	11,767,776	9,453,432	7,324,098	4,118,026
Minority interest in equity of subsidiaries	142,865	105,798	131,434	101,666	78,261	56,644	28,030
Shareholders’ equity	1,157,178	637,793	1,122,485	613,197	540,704	487,168	352,718

Total liabilities and shareholders’ equity	$14,745,384	$13,314,875	$14,615,920	$12,482,639	$10,072,397	$7,867,910	$4,498,774

Other Selected Financial Data:
Average managed automobile contracts	$10,726,048	$9,533,314	$10,051,754	$8,845,635	$7,576,681	$6,076,814	$4,840,363
Return on average managed automobile contracts(3)	1.62%	0.99%	1.23%	0.90%	0.74%	1.23%	1.09%
Average shareholders’ equity(4)	$1,207,092	$722,009	$858,927	$654,109	$570,298	$450,323	$351,162
Return on average shareholders’ equity(4)	14.37%	13.05%	14.39%	12.19%	9.77%	16.60%	14.99%
Total equity to assets(5)	9.30%	6.30%	9.04%	6.54%	6.75%	7.10%	8.94%
Book value per share(4)	$23.71	$18.71	$23.00	$18.23	$16.80	$15.72	$14.06
Originations:
Consumer loans	$1,586,161	$1,353,928	$5,983,492	$5,419,296	$4,869,970	$4,232,115	$3,355,732
Mortgage loans	2,658	4,314	25,622	23,950	23,001	33,124	276,936
Commercial loans	66,879	96,684	407,387	354,439	291,944	266,342	237,316

Total loan originations	$1,655,698	$1,454,926	$6,416,501	$5,797,685	$5,184,915	$4,531,581	$3,869,984

Interest rate spread	5.03%	4.98%	4.95%	5.14%	4.85%	4.37%	3.59%

(1)	Net of unearned discounts.

(2)	Net of undisbursed loan proceeds.

(3)	Net income divided by average automobile contracts managed.

(4)	Excludes accumulated other comprehensive loss.

(5)	Excludes accumulated other comprehensive loss and includes minority interest.

Selected Historical Financial Data of WFS

      The following is WFS’ selected consolidated financial data for each of the years in the five-year period ended December 31, 2003 and for the three months ended March 31, 2004 and 2003. The information with respect to the years ended December 31, 1999 through December 31, 2003 was derived from information contained in its Annual Report on Form 10-K for the year ended December 31, 2003. The information for the three months ended March 31, 2004 and 2003 was derived from information included in WFS’ Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 and 2003. This summary should be read together with the consolidated financial statements, which are incorporated by reference in this proxy statement/ prospectus, the accompanying notes and management’s discussion and analysis of financial condition and results of operations of WFS contained in WFS’ reports referred to above, as well as the unaudited pro forma financial statements and the accompanying notes described under “Unaudited Pro Forma Consolidated Financial Information.”

	At or for the
	Three Months Ended		At or for the Year Ended
	March 31,		December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Dollars in thousands, except per share amounts)
Consolidated Summary of Income:
Interest income	$224,008	$247,132	$993,004	$820,449	$545,782	$314,120	$140,526
Interest expense	83,566	105,312	391,401	349,512	232,776	130,578	41,297

Net interest income	140,442	141,820	601,603	470,937	313,006	183,542	99,229
Provision for credit losses	19,976	72,795	233,800	249,093	144,130	68,962	36,578

Net interest income after provision for credit losses	120,466	69,025	367,803	221,844	168,876	114,580	62,651
Noninterest income	49,144	31,024	142,498	119,302	137,567	184,642	195,757
Noninterest expense	58,916	59,193	241,394	212,904	205,292	188,634	173,453

Income before income tax	110,694	40,856	268,907	128,242	101,151	110,588	84,955
Income tax	43,786	16,241	106,519	46,152	39,503	44,216	35,580

Net income	$66,908	$24,615	$162,388	$82,090	$61,648	$66,372	$49,375

Earnings per common share — diluted	$1.63	$0.60	$3.95	$2.05	$1.90	$2.35	$1.91

Consolidated Summary of Financial Condition:
Contracts receivable, net	$7,536,688	$8,636,090	$8,476,571	$7,747,830	$5,092,212	$2,978,341	$1,459,035
Total assets	8,653,690	9,776,594	9,768,760	8,861,466	5,490,757	3,575,137	2,130,927
Lines of credit — parent	15,167	39,103	21,811	62,048	421,175	235,984	551,189
Notes payable — parent	400,820	404,470	400,820	408,010	67,500	146,219	178,908
Notes payable on automobile secured financing	6,934,694	8,463,791	8,157,601	7,394,943	4,005,925	2,249,363	461,104
Total shareholders’ equity	889,971	660,102	818,869	634,532	465,293	317,205	212,188
Other Selected Financial Data:
Average managed automobile contracts	$10,726,048	$9,533,314	$10,051,754	$8,845,635	$7,576,681	$6,076,814	$4,840,363
Return on average managed automobile contracts	2.50%	1.03%	1.62%	0.93%	0.81%	1.09%	1.02%
Average shareholders’ equity(1)	$885,871	$698,250	$763,056	$622,808	$425,910	$278,142	$189,698
Return on average shareholders’ equity(1)	30.21%	14.10%	21.28%	13.18%	14.47%	23.86%	26.03%
Book value per share(1)	$22.39	$17.38	$20.76	$16.78	$14.20	$11.16	$8.29
Equity to assets ratio(1)	10.62%	7.29%	8.72%	7.83%	9.01%	8.88%	10.00%
Automobile contract originations	$1,585,173	$1,352,053	$5,978,576	$5,415,734	$4,863,279	$4,219,227	$3,340,146
Interest rate spread	5.82%	5.93%	5.97%	6.27%	7.56%	6.64%	7.46%

(1)	Accumulated other comprehensive loss excluded from shareholders’ equity.

Selected Unaudited Pro Forma Financial Data

      The following selected unaudited pro forma financial data gives effect to the merger. The selected unaudited pro forma statements of income for the three months ended March 31, 2004 and the year ended December 31, 2003 assume the merger was completed on January 1, 2003. The selected unaudited pro forma statements of financial condition at March 31, 2004 assume the merger was completed on March 31, 2004. The pro forma adjustments are based upon available information and assumptions that each company’s management believes are reasonable. The selected unaudited pro forma financial data are presented for illustrative purposes only. The companies may have performed differently had they always been combined. Shareholders should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. The selected unaudited pro forma financial data (i) have been derived from and should be read in conjunction with the unaudited pro forma financial statements and accompanying notes included in this proxy statement/ prospectus as described under “Unaudited Pro Forma Consolidated Financial Information” beginning on page 75 and (ii) should be read in conjunction with the consolidated financial statements of Westcorp and WFS incorporated by reference in this proxy statement/prospectus.

	At or for the
	Three Months Ended	For the Year Ended
	March 31, 2004	December 31, 2003

	(Dollars in thousands,
	except per share amounts)
Consolidated Statements of Income:
Interest income	$308,591	$1,212,693
Interest expense	115,923	509,142

Net interest income	192,668	703,551
Provision for credit losses	62,294	294,006

Net interest income after provision for credit losses	130,374	409,545
Noninterest income	28,690	110,157
Noninterest expense	71,217	281,788

Income before income tax	87,847	237,914
Income tax	34,692	94,300

Net income	$53,155	$143,614

Weighted average number of shares and common share equivalents — diluted	59,839,744	50,743,523
Earnings per common share — diluted	$0.89	$2.83
Consolidated Statements of Financial Condition:
Net loans	$11,122,927
Total assets	14,963,794
Notes payable on automobile secured financing	10,285,387
Shareholders’ equity	1,481,563

Comparative Per Share Information

      The following tables set forth historical per share information of Westcorp and WFS and unaudited pro forma per share information after giving effect to the merger under the purchase method of accounting, based on a price per share of Westcorp common stock of $44.07 at March 31, 2004. The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited pro forma financial statements and accompanying notes included in this proxy statement/prospectus as described under “Unaudited Pro Forma Consolidated Financial Information.” The historical per share information at or for the year ended December 31, 2003 was derived from the audited financial statements at or for the year ended December 31, 2003 for each of Westcorp and WFS. The historical per share information for the three months ended March 31, 2004 and 2003 was derived from the unaudited financial statements for such periods included in Westcorp and WFS’ respective quarterly reports on Form 10-Q for the quarterly period ended March 31, 2004.

      Shareholders should read the information below in conjunction with the financial statements and accompanying notes of Westcorp and WFS contained in the annual and quarterly reports and other information that has been filed with the Commission and incorporated by reference in this proxy statement/ prospectus and with the unaudited pro forma consolidated financial information referred to above. See “Additional Information and Incorporation of Certain Documents by Reference” on page 94.

			Westcorp	WFS Financial
		WFS	Unaudited	Unaudited
	Westcorp	Financial	Pro Forma	Pro Forma
	Historical	Historical	Consolidated	Equivalent(1)

At or For the Three Months Ended March 31, 2004:
Earnings per common share — diluted	$0.83	$1.63	$0.89	$0.99
Cash dividends declared per share	0.14		0.14	0.16
Book value per share(2)	23.71	22.39	26.34	29.24
At or For the Year Ended December 31, 2003:
Earnings per common share — diluted	$2.85	$3.95	$2.83	$3.14
Cash dividends declared per share	0.52		0.52	0.58
Book value per share(2)	23.00	20.76	25.74	28.57

(1)	The WFS equivalent data is based on an exchange ratio of 1.11 shares of Westcorp common stock for each share of WFS common stock exchanged in the merger.

(2)	Accumulated other comprehensive loss excluded from shareholders’ equity.

Comparative Market Value

      The following table sets forth the closing prices per share and aggregate market value of Westcorp common stock and WFS common stock on the New York Stock Exchange and the Nasdaq National Market, respectively, on May 21, 2004, the last full trading day prior to the announcement of the merger, and the equivalent price per share and equivalent market value of WFS common stock, based on the exchange ratio.

			WFS Financial
	Westcorp	WFS Financial	Common Stock
	Common Stock	Common Stock	Equivalent(1)

Closing price per share of common stock	$42.60	$45.68	$47.29
Market value of common stock(2)	2,207,783,510	1,874,477,384	1,940,543,684

(1)	The WFS equivalent data is based on an exchange ratio of 1.11 shares of Westcorp common stock for each share of WFS common stock exchanged in the merger.

(2)	Market value is based on 51,825,904 shares of Westcorp common stock outstanding and 41,034,969 shares of WFS common stock outstanding at April 30, 2004.

      The market prices of shares of Westcorp common stock and WFS common stock are subject to fluctuation. You are urged to obtain current market quotations. See “Risk Factors — Risks Related to the Merger — Because the number of shares of Westcorp common stock that you will receive in the merger is fixed, the value of such shares at the time you receive them could be less than their value at the time the merger becomes effective and subsequent to the merger.”

Comparative Per Share Market Price and Dividend Information

Westcorp

      Westcorp’s common stock is listed for trading on the New York Stock Exchange under the symbol “WES.” The table below sets forth, for the periods indicated, the high and low sale prices per share of Westcorp common stock on the New York Stock Exchange Composite Transactions Tape. For current price information, you should consult publicly available sources.

      Westcorp paid quarterly cash dividends which totaled, on an annual basis, $0.51, $0.47 and $0.43 per share for the years ended December 31, 2003, 2002 and 2001, respectively. On an aggregate basis, these dividends totaled approximately $21.6 million, $18.0 million, and $15.0 million, respectively. In addition, on April 26, 2004, the Westcorp board of directors declared a quarterly cash dividend of $0.14 per share to be paid on August 17, 2004 to shareholders of record as of August 3, 2004. For more information on Westcorp’s payment of dividends, see “Comparison of Rights of Holders of Westcorp Common Stock and WFS Common Stock — Dividend Policies.”

	Westcorp
	Common Stock

	High	Low

2001
First Quarter	$18.66	$14.68
Second Quarter	23.70	16.45
Third Quarter	23.41	16.00
Fourth Quarter	19.45	16.05
2002
First Quarter	22.55	15.70
Second Quarter	31.95	22.50
Third Quarter	31.41	18.10
Fourth Quarter	21.63	16.92

	Westcorp
	Common Stock

	High	Low

2003
First Quarter	23.25	18.30
Second Quarter	29.80	18.60
Third Quarter	36.86	27.30
Fourth Quarter	39.25	34.13
2004
First Quarter	44.72	35.07
Second Quarter	46.80	41.42
Third Quarter (through ● , 2004)	●	●

WFS

      WFS’ common stock is listed on the Nasdaq National Market under the symbol “WFSI”. The following table shows, for the periods indicated, the high and low sale prices per share of WFS common stock on the Nasdaq National Market. For current price information, you should consult publicly available sources. WFS did not pay any cash dividends during the periods presented. See “Comparison of Rights of Holders of Westcorp Common Stock and WFS Common Stock — Dividend Policies.”

	WFS
	Common Stock

	High	Low

2001
First Quarter	$21.29	$17.06
Second Quarter	30.14	15.55
Third Quarter	31.76	14.89
Fourth Quarter	26.83	15.63
2002
First Quarter	25.62	18.36
Second Quarter	31.77	23.95
Third Quarter	26.32	16.90
Fourth Quarter	21.25	16.26
2003
First Quarter	25.25	16.54
Second Quarter	33.99	18.90
Third Quarter	40.89	31.76
Fourth Quarter	45.40	36.79
2004
First Quarter	45.23	37.90
Second Quarter	50.89	40.03
Third Quarter (through ● , 2004)	●	●

Westcorp and WFS

      The following table sets forth the high and low sale prices per share of Westcorp and WFS common stock on April 23, 2004, the last full trading day before Westcorp and WFS entered into a confidentiality agreement concerning possible merger discussions, May 21, 2004, the last full trading day prior to the public announcement of the merger, and      ●     , 2004, the last full trading day that this information could be calculated prior to the date of this proxy statement/ prospectus:

	Westcorp		WFS
	Common Stock		Common Stock

	High	Low	High	Low

April 23, 2004	$44.64	$44.17	$45.00	$44.40
May 21, 2004	42.85	42.47	45.85	45.13
● , 2004	●	●	●	●

Recent Developments Relating to Westcorp

2004 Annual Shareholders Meeting

      At Westcorp’s annual shareholders meeting held on April 26, 2004, Judith M. Bardwick, James R. Dowlan, Duane A. Nelles and Ernest S. Rady, each of whom were standing for reelection to Westcorp’s board of directors, were reelected. In addition, at the annual meeting, Westcorp’s shareholders approved the Westcorp long term incentive plan, approved an amendment to Westcorp’s articles of incorporation and bylaws to declassify Westcorp’s board of directors, and ratified the appointment of Ernst & Young LLP as Westcorp’s independent auditors.

Quarterly Dividend

      On April 26, 2004, the Westcorp board of directors declared a quarterly cash dividend of $0.14 per share to be paid on August 17, 2004 to shareholders of record as of August 3, 2004.

Recent Developments Relating to WFS

2004 Annual Shareholders Meeting

      At WFS’ annual shareholders meeting held on April 26, 2004, Judith M. Bardwick, Duane A. Nelles, Ronald I. Simon, and Fredricka Taubitz, each of whom were standing for reelection to WFS’ board of directors, were reelected. In addition, at the annual meeting, WFS’ shareholders approved an amendment to WFS’ amended and restated articles of incorporation to declassify WFS’ board of directors and ratified the appointment of Ernst & Young LLP as WFS’ independent auditors.

Securitization Transaction

      On May 27, 2004, WFS completed the issuance of $1.5 billion of notes secured by contracts through a securitization transaction accounted for as a secured financing. The senior notes issued are credit enhanced through the issuance of subordinated notes.

Shareholder Litigation

      On May 24, 2004, shortly after Westcorp and WFS issued their joint press release announcing an agreement whereby Westcorp would acquire the outstanding 16% common stock interest of WFS in exchange for Westcorp stock, individual shareholders of WFS filed three separate purported class action complaints in the Orange County, California Superior Court against Westcorp, WFS, individual board members of Westcorp, and the individual WFS special committee members. A fourth purported class action complaint was filed several days later against the same defendants. All of the actions allege, among other things, that the defendants breached their respective fiduciary duties, and seek to enjoin or rescind the transaction and obtain an unspecified sum in damages and costs including attorneys’ fees and expenses. See “The Merger — Litigation Relating to the Merger.”

RISK FACTORS

      In deciding whether to vote to approve the merger agreement and the merger, pursuant to which you will acquire shares of Westcorp common stock for your WFS common stock, you should carefully read this proxy statement/ prospectus and the documents incorporated by reference into it. You should also consider the risk factors described below. Westcorp’s business, operating results and financial condition (including those of WFS, which comprise a substantial portion of Westcorp’s business) could be adversely affected by any of the following specific risks. The trading price of Westcorp’s common stock could decline due to any of these risks and other industry risks. In addition to the risks described below, Westcorp may encounter risks that are not currently known to management or that management currently deems immaterial, which may also impair the business operations and the value of Westcorp common stock.

      Because WFS comprised approximately 85% of Westcorp’s total revenues for the three months ended March 31, 2004, most of the significant risks of Westcorp’s business are those related to the automobile lending services business engaged in by WFS. These risks are therefore not new risks resulting from the merger and can be found in WFS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Commission on March 12, 2004, and incorporated by reference in this proxy statement/ prospectus. You should refer to “Item 7. Management’s Discussion and Analysis of Financial Condition — Business Risks” included in that filing and carefully consider the risks discussed therein. See “Additional Information and Incorporation of Certain Documents by Reference.”

Risks Related to the Merger

Because the number of shares of Westcorp common stock that you will receive in the merger is fixed, the value of such shares at the time you receive them could be less than their value at the time the merger becomes effective and subsequent to the merger.

      In the merger, each WFS shareholder, other than the Bank, will receive 1.11 shares of Westcorp common stock for each share of WFS common stock. This is a fixed exchange ratio. Although this represents a premium to WFS shareholders based on the closing price of WFS and Westcorp stock at the time of announcement of the merger, the merger does not provide for an adjustment in this ratio if there is a decrease in the market price of Westcorp common stock, relative to the market price for WFS common stock, between the date of this proxy statement/ prospectus and the date on which the merger is consummated. The market price of both Westcorp common stock and WFS common stock will likely be different on the date the merger is consummated than it is today due to ordinary trading fluctuations as well as changes in the business, operations or prospects of Westcorp and WFS, market reactions to the merger, issuances by Westcorp or WFS of equity or debt securities, general market and economic conditions and other factors.

      Upon consummation of the merger, holders of WFS common stock will become holders of Westcorp common stock. Although WFS comprised approximately 90% and 85% of Westcorp’s total revenues for the year ended December 31, 2003 and for the three months ended March 31, 2004, respectively, Westcorp owns businesses other than WFS, primarily the Bank. Accordingly, as a holder of Westcorp common stock, you will be subject to the risks and liabilities inherent in Westcorp’s other businesses, as well as the risks and liabilities inherent in WFS’ businesses, which will be merged into the Bank. Accordingly, although WFS contributes the substantial majority of Westcorp’s earnings, the trading price of Westcorp common stock could decline as a result of factors different from those affecting the trading price of WFS common stock, including the results, risks, liabilities and prospects of Westcorp’s businesses other than WFS. See “— Risks Related to Westcorp.”

Anticipated benefits of the merger may not be realized.

      The WFS and Westcorp board of directors each believe that conversion of the Bank from a federal savings bank to a California state commercial bank and the merger of WFS with and into the Bank will, among other things:

•	enable the Bank to more fully use its low cost deposits to fund its automobile contracts and commercial loan portfolios thereby giving the combined company greater flexibility in responding to market factors;

•	enable the combined company to simplify the corporate structure under which Westcorp and WFS operate;

•	eliminate certain expenses associated with WFS’ current status as a publicly held corporation; and

•	allow management’s focus to be directed at maintaining one, as opposed to two, public companies.

      These anticipated benefits are based on certain assumptions and the combined company may not realize the anticipated benefits of the merger to the extent or in the timeframe anticipated.

Anticipated financial benefits of the merger to WFS shareholders may not be realized.

      Holders of WFS common stock, other than the Bank, currently own approximately 16% of the outstanding shares of WFS common stock. After the merger such shareholders will own approximately 12% of the outstanding shares of Westcorp (which will own all of WFS’ business through the Bank). After the merger, the former WFS shareholders’ interest in the performance and prospects of WFS will be indirect and in proportion to their ownership interest in Westcorp. Depending on the performance of Westcorp and its non-WFS lines of business, such former WFS shareholders may not realize the same financial benefits in future appreciation in the value of the business currently being operated by WFS that they may have realized if the merger were not completed and they remained shareholders of WFS.

Westcorp’s operating results may suffer as a result of purchase accounting treatment.

      Westcorp will account for the merger using the purchase method of accounting under generally accepted accounting principles in the United States, referred to in this proxy statement/ prospectus as “GAAP.” Under the purchase method of accounting, Westcorp will record the market value of its common stock issued in connection with the merger and the amount of direct transaction costs as the cost of acquiring the business of WFS. Westcorp will allocate that cost to the individual assets acquired and liabilities assumed. As a result, purchase accounting treatment of the merger could adversely impact Westcorp’s income, which could have an adverse effect on the market value of Westcorp common stock following completion of the merger.

If the merger is not completed, Westcorp and WFS’ stock prices and future business and operations could be harmed.

      If the current market prices of Westcorp’s and WFS’ common stock reflect an assumption that the merger will be completed, the price of their respective securities may decline if the merger is not completed. In addition, Westcorp’s and WFS’ costs related to the merger, including legal, accounting and some of the fees of their financial advisors, must be paid even if the merger is not completed.

The completion of the merger is subject to the satisfaction of conditions.

      The obligations of Westcorp and WFS to complete the merger are subject to the satisfaction or waiver, where permissible, of certain conditions set forth in the merger agreement. Some of these conditions cannot be waived, including obtaining the requisite approval of the WFS shareholders and the WFS minority shareholders, and converting the Bank from a federal savings bank to a California state commercial bank. If the conditions to the merger are not satisfied or waived (to the extent any such conditions may be waived), the merger will not be completed. For more information regarding the conditions to the merger, see “The Merger Agreement — Conditions to the Merger.”

Some of the conditions to the merger may be waived by WFS without resoliciting shareholder approval for the merger.

      Some of the conditions to WFS’ obligations to consummate the merger as set forth in the merger agreement may be waived by WFS so long as the WFS special committee approves the waiver. If such conditions are waived, Westcorp and WFS will evaluate whether amendment of the proxy statement/prospectus and resolicitation of proxies is warranted. In the event that the board of directors of WFS or

Westcorp determines that resolicitation of shareholders is not warranted, WFS will have the discretion to complete the merger without seeking further shareholder approval.

Members of the management and the board of directors of WFS have interests in the merger that may present them with actual or potential conflicts of interest in connection with the merger.

      In considering whether to approve the merger agreement and the merger, WFS’ shareholders should recognize that some of the members of management and the board of directors of WFS have interests in the merger that differ from, or are in addition to, their interests as WFS shareholders. These interests include:

•	indemnification of officers and directors of WFS against certain liabilities;

•	employment agreements of certain officers of WFS; and

•	the assumption, and continued vesting, of WFS stock options.

      In addition, certain members of the WFS board of directors also serve as employees and directors of Westcorp and the Bank, including Ernest S. Rady, who serves as chairman of the board of both Westcorp and WFS and chief executive officer of Westcorp and the Bank, and who controls, directly or indirectly, approximately 54% of Westcorp common stock. For more information, see “The Merger — Interests of Certain WFS Directors and Executive Officers in the Merger;” see also “— Risks Related to Westcorp — The ownership of Westcorp’s common stock is concentrated, which may result in conflicts of interest and actions that are not in the best interests of Westcorp’s other shareholders.”

Risks Related to Westcorp

The ownership of Westcorp’s common stock is concentrated, which may result in conflicts of interest and actions that are not in the best interests of Westcorp’s other shareholders.

      Ernest S. Rady is the founder, chairman of the board of directors and chief executive officer of Westcorp. Mr. Rady is also the chairman of the board of directors and chief executive officer of the Bank and the chairman of the board of directors of WFS. Immediately after the completion of the merger, Mr. Rady will be the beneficial owner of approximately 47% of the outstanding shares of common stock of Westcorp and will be able to exercise significant control over Westcorp. Mr. Rady can elect all of Westcorp’s directors and effectively control the vote on all matters submitted to a vote of Westcorp, including mergers, sales of all or substantially all of Westcorp’s assets, “going private” transactions, conversions and other corporate restructurings or reorganizations. Because of the significant block of Westcorp common stock controlled by Mr. Rady, decisions may be made that, while in the best interest of Mr. Rady, may not be in the best interest of other stockholders.

Westcorp is a holding company with no operations of its own.

      The results of Westcorp’s operations and its financial condition are dependent upon the business activities of its two principal consolidated subsidiaries, the Bank and WFS (which, following the merger, will be a single combined consolidated subsidiary of Westcorp). In addition, Westcorp’s ability to fund its operations and pay dividends on its common stock is dependent upon the earnings from the businesses conducted by its subsidiaries. The subsidiaries (including the combined company resulting from WFS being merged with and into the Bank) are separate and distinct legal entities and have no obligation to provide Westcorp with funds for its payment obligations, whether by dividends, distributions, loans or other payments. Any distribution of funds to Westcorp from its subsidiaries is subject to statutory, regulatory or contractual restrictions, subsidiaries’ earnings and various other business considerations.

      A significant portion of Westcorp’s cash flow currently comes from its subsidiary, WFS. WFS is an 84% owned subsidiary of the Bank which, upon completion of the merger, will be merged into the Bank and will cease to exist as a separate legal entity. The Bank is subject to limitations upon its ability to pay dividends to Westcorp by the terms of the subordinated debentures that it has issued and the terms and restrictions of the California Banking Law. Westcorp is subject to limitations upon its ability to pay dividends to its shareholders by the California General Corporation Law and capital requirements imposed under the regulations of the Board of Governors of the Federal Reserve System. In addition, deficiencies in the automobile finance operations may impair the Bank’s ability to have funds available for dividend to Westcorp.

Westcorp has substantial debt that could limit Westcorp’s ability to declare and pay dividends and reduce the effectiveness of its operations.

      Through Westcorp’s subsidiaries, Westcorp has substantial debt and debt service requirements. At March 31, 2004, Westcorp’s total subordinated debentures, as a percentage of total capitalization, was 34%. Westcorp has called $150 million of its subordinated debentures for redemption on August 1, 2004. This substantial level of subordinated debentures may have important consequences, including:

•	limiting Westcorp’s ability to borrow additional amounts for origination of automobile contracts, capital expenditures and debt service requirements;

•	limiting Westcorp’s ability to use operating cash flows in other areas of its business;

•	increasing Westcorp’s vulnerability to general adverse economic conditions; and

•	limiting Westcorp’s ability to capitalize on business opportunities and to react to competitive pressures.

      Westcorp cannot assure you that it will generate sufficient cash flows from operations, or that it will be able to obtain sufficient funding for operations or to declare and pay dividends on its common stock. In addition, any future indebtedness would further increase Westcorp’s debt leverage and the associated risks.

The availability of Westcorp’s financing sources may depend on factors outside of its control.

      Westcorp depends on a significant amount of financing to operate its business. Westcorp’s business strategy utilizes diverse funding sources to fund its operations. These sources include raising both short-term and long-term deposits from the general public, commercial enterprises and institutions by offering a variety of accounts and rates through retail and commercial banking operations. In addition, Westcorp raises funds through the collection of principal and interest from loans, automobile asset-backed securities, commercial paper, advances from the Federal Home Loan Bank of San Francisco, repurchase agreements, subordinated debentures and equity offerings. The sources used vary depending on such factors as rates paid, maturities and the impact on capital.

      The availability of these financing sources may depend on factors outside of Westcorp’s control, including regulatory issues such as the capital requirements of Westcorp and the Bank, debt ratings, competition, the market for automobile asset-backed securities and Westcorp’s ability to receive financing from other financial institutions. If Westcorp is unable to raise the funds it requires at reasonable rates, it will either have to curtail its loan origination activities or incur the effects of increased costs of operation. Reducing loan origination activities could adversely affect Westcorp’s ability to remain a preferred source of financing for the dealers from whom Westcorp purchases automobile contracts. An increase in Westcorp’s costs of operations would have an adverse effect on its financial position, liquidity and results of operations by increasing Westcorp’s interest expense and reducing its interest income.

Westcorp expects its operating results to continue to fluctuate, which may adversely impact its business.

      Westcorp’s results of operations have fluctuated in the past and are expected to fluctuate in the future. Factors that could affect Westcorp’s quarterly earnings include:

•	interest rate spreads;

•	prepayment of assets;

•	the effectiveness of Westcorp’s hedging strategies;

•	credit losses, which historically tend to be higher in the first and fourth quarters of the year; and

•	operating costs.

Competition in the industry may adversely impact Westcorp’s ability to maintain its business at the current level of operations.

      The automobile finance business is highly competitive. Westcorp competes with captive automobile finance companies owned by major automobile manufacturers, banks, credit unions, savings associations and independent consumer finance companies. Many of these competitors have greater financial and marketing resources than Westcorp. Additionally, from time to time the captive finance companies provide financing on terms significantly more favorable to automobile purchasers than Westcorp can offer. For example, captive finance companies can offer special low or no interest loan programs as incentives to purchasers of selected models of automobiles manufactured by their respective parent manufacturers.

      Many of Westcorp’s competitors also have longstanding relationships with automobile dealers and may offer dealers or their customers other forms of financing, including dealer floor plan financing and leasing, which Westcorp currently does not provide. Providers of automobile financing have traditionally competed on the basis of interest rates charged, the quality of credit accepted, the flexibility of loan terms offered and the quality of service provided to dealers and customers. In seeking to establish WFS, and now the Bank, as one of the principal financing sources of the dealers Westcorp serves, Westcorp competes predominately on the basis of its high level of dealer service and strong dealer relationships and by offering flexible contract terms to automobile purchasers.

      Competition in the retail banking business comes primarily from commercial banks, credit unions, savings and loan associations, mutual funds and issuers of securities. Many of the nation’s largest savings and loan associations and other depository institutions have locations in Southern California. Westcorp competes for deposits primarily on the basis of interest rates paid and the quality of service provided to its customers.

Westcorp’s business is subject to litigation.

      Westcorp is subject to various putative class actions alleging claims under the Equal Credit Opportunity Act or similar state laws, including under the California Business and Professions Code and the California Unruh Civil Rights Act. Although Westcorp is vigorously defending these actions, management cannot assure you that the outcome of these proceedings will not have a material adverse effect upon Westcorp’s financial condition, results of operations and cash flows.

      In addition, on May 24, 2004, shortly after Westcorp and WFS issued their joint press release announcing an agreement whereby Westcorp would acquire the outstanding 16% common stock interest of WFS in exchange for Westcorp stock, individual shareholders of WFS filed three separate purported class action complaints in the Orange County, California Superior Court against Westcorp, WFS, individual board members of Westcorp, and the individual WFS special committee members. A fourth purported class action complaint was filed several days later against the same defendants. All of the actions allege, among other things, that the defendants breached their respective fiduciary duties, and seek to enjoin or rescind the transaction and obtain an unspecified sum in damages and costs including attorneys’ fees and expenses. See “The Merger — Litigation Relating to the Merger.”

Risks Related to Regulatory Factors

Regulatory guidance regarding subprime lending may affect the Bank’s, and following the completion of the merger Westcorp’s, capital requirements.

      The FDIC, along with other federal banking regulatory agencies, has adopted guidance pertaining to subprime lending programs. Pursuant to the guidance, lending programs which provide credit to borrowers whose credit histories reflect specified negative characteristics, such as recent bankruptcies or payment delinquencies, are deemed to be subprime lending programs for regulatory purposes. Many of the contracts that WFS currently originates, and which the Bank will originate following the completion of the merger, possess one or more of the factors identified in the guidance as indicative of a subprime loan for this purpose. Pursuant to the guidance, examiners may require that an institution with a lending program deemed to be subprime hold additional capital that ranges from one and one-half to three times the normal capital required for similar loans made to borrowers who are not deemed to be subprime borrowers.

      Because many of the automobile contracts the Bank will originate will possess one or more of the factors identified in the guidance as indicative of a subprime loan, the Bank and Westcorp will maintain capital levels higher than would otherwise be required by regulations. Maintaining higher capital levels may slow Westcorp’s growth and require Westcorp to raise additional capital or sell assets, all of which could negatively impact Westcorp’s earnings. Westcorp cannot predict to what extent the Bank and Westcorp may be required to hold additional capital.

Other regulatory requirements may affect Westcorp’s ability to do business.

      Westcorp’s operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations.

      Upon conversion of the Bank from a federal savings bank to a California state commercial bank, Westcorp and the Bank will be subject to regulation, supervision and regular examination by the California Commissioner of Financial Institutions, referred to in this proxy statement/ prospectus as the “California Commissioner,” the FDIC and the Federal Reserve Board. The regulations of these agencies will govern most aspects of Westcorp and the Bank’s business, including the making of periodic reports, its activities relating to dividends, investments, loans, borrowings, capital requirements, certain check-clearing activities, branching, mergers and acquisitions, reserves against deposits and numerous other areas. Supervision, legal action and examination by these agencies is generally intended to protect depositors, creditors, borrowers and the deposit insurance fund and generally is not intended for the protection of shareholders. These regulations and the applications of such regulations may be more restrictive than the comparable regulations and restrictions under which Westcorp, WFS and the Bank currently operate.

      In addition, federal law mandates frequent examinations of all banks, with the costs of examinations to be assessed against the bank. The federal banking regulatory agencies have substantial enforcement powers over the depository institutions that they regulate. If the Bank or Westcorp fail to comply with any of these provisions, they could be subject to significant civil and criminal penalties.

      In most states in which WFS purchases motor vehicle installment sale contracts and makes direct loans to consumers, a consumer credit regulatory agency regulates and enforces laws relating to consumer lenders and sales finance agencies. These rules and regulations generally provide for licensing of sales finance agencies, limitations on the amount, duration and charges, including interest rates, for various categories of loans, requirements as to the form and content of finance contracts and other documentation, and restrictions on collection practices and creditors’ rights.

      Prior to the Bank’s conversion, while WFS is an operating subsidiary of the Bank, licensing and certain other of the requirements discussed above are not applicable to WFS due to federal preemption. However, after the conversion, the Bank will no longer have the benefit of federal preemption with respect to many of these laws. In substantially all of those states that require licenses to conduct direct and indirect lending activities, a California FDIC-insured commercial bank is exempt from many of the licensing and certain other regulatory requirements. However, if there is no such exemption in any state in which the Bank is doing business, the Bank will have to comply with such licensing and other regulatory requirements in such state. The costs of such compliance are unknown at this time, although management does not believe that it will be material to the operations of the Bank.

In connection with the Bank’s charter conversion to a California state commercial bank, Westcorp could be subject to additional limitations in its ability to pay dividends.

      The Bank is a legal entity that is separate and distinct from Westcorp. Subject to the regulatory restrictions described below, future cash dividends by the Bank after its conversion from a federal savings bank to a California state commercial bank and the merger will depend upon the Bank’s assessment of future capital requirements, contractual restrictions and other factors. In addition to compliance with applicable

California law, the powers of the board of directors of the Bank to declare a cash dividend to Westcorp will be subject to the Federal Deposit Insurance Act, referred to in this proxy statement/ prospectus as the “FDIA.” Under the FDIA, bank regulators have authority to prohibit the Bank from engaging in business practices which are considered to be financially unsafe or unsound. It is possible, depending upon the financial condition of the Bank and other factors, that such regulators could assert that the payment of dividends or other payments might, under certain circumstances, be an unsafe or unsound practice, even if technically permissible. As such, the Bank could be restricted in its ability to pay dividends to Westcorp.

Delay in regulatory approvals could delay and possibly prevent the merger.

      The conversion and merger are subject to receipt of certain regulatory approvals and the filing of certain related regulatory notices. For example, the Bank’s conversion requires approval of the California Commissioner of Financial Institutions pursuant to Section 4944 of the California Financial Code and of the OTS, pursuant to the OTS Regulations. The conversion will result in Westcorp becoming a bank holding company and requires the prior approval of the Board of Governors of the Federal Reserve System pursuant to Section 3(a)(1) of the Bank Holding Company Act of 1956. In addition, the merger requires the approval of the FDIC, under the Bank Merger Act pursuant to 12 U.S.C. Section 1828(c).

      The required applications and notices were filed on May 27, 2004 with the California Department of Financial Institutions, FDIC and OTS and in draft form with the Board of Governors of the Federal Reserve System. The Board of Governors of the Federal Reserve System will begin processing the application in draft form and will permit the application to be converted to final form once the application is considered to be complete and there is a reasonable probability that the Department of Financial Institutions and OTS will approve the conversion. On July 1, 2004, the Bank received notice from the OTS that it has tentatively approved the Bank’s application regarding the conversion. After the FDIC and Board of Governors of the Federal Reserve System approvals are received, there will be a 15-day waiting period during which the Department of Justice can challenge the conversion and merger on the basis of a perceived anticompetitive impact. There is no assurance that the regulatory agencies will approve the conversion and merger, that the Department of Justice will not challenge the conversion and merger, or that any approval by the regulatory agencies will not contain conditions which are materially burdensome to Westcorp.

THE WFS SPECIAL MEETING

      This proxy statement/ prospectus is being furnished in connection with the solicitation of proxies from the holders of shares of WFS common stock by the WFS board of directors relating to the merger agreement and the merger. This proxy statement/ prospectus provides WFS shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the WFS special meeting. The shares of WFS common stock represented by proxies received, properly marked, dated, executed and not revoked will be voted at the WFS special meeting.

Date, Time and Place of WFS Special Meeting

      The WFS special meeting will be held at        ●       , Pacific Time, on        ●       , 2004 at the offices of WFS at 23 Pasteur, Irvine, California 92618.

Matters to be Considered

      At the WFS special meeting, WFS shareholders will consider and vote upon a proposal to approve the merger agreement and the merger.

Record Date, Shares Entitled to Vote and Vote Required

      Holders of record of WFS common stock are entitled to cast one vote for each share of WFS common stock held at the close of business on        ●       , 2004, the record date for the WFS special meeting. On that date,        ●       shares of WFS common stock were outstanding and entitled to vote, of which a total of        ●       shares, or        ●       % of the total outstanding shares of WFS were held by Westcorp and its subsidiaries and WFS directors and executive officers.

      Assuming a quorum is present, the vote of a majority of the voting power of the holders of the outstanding shares of WFS common stock is required to approve the merger agreement and merger. In addition, the merger is conditioned upon the approval of a majority of the outstanding shares of WFS common stock held by the WFS minority shareholders.

      Proxies in the accompanying form that are properly executed, duly returned to WFS and not revoked will be voted in accordance with the instructions therein. If no instruction is given with respect to the merger agreement and the merger, the proxy will be voted FOR the approval of the merger agreement and the merger.

Changing a Vote After a Proxy Card has been Sent

      A proxy may be revoked at any time before it is voted by delivering to WFS, Attn: Secretary, at the principal executive office of WFS indicated above under “References to Additional Information — WFS,” a written notice of revocation or a duly executed proxy bearing a later date than the proxy being revoked. In addition, a WFS shareholder may revoke his or her proxy by submitting a telephonic proxy at a later date, before the vote at the WFS special meeting, or by attending the WFS special meeting and voting in person.

Quorum

      A quorum must be present to transact business at the WFS special meeting. If a WFS shareholder submits a properly executed proxy card, even if that person abstains from voting, his or her shares will be counted for purposes of calculating whether a quorum is present at the WFS special meeting.

      A quorum at the WFS special meeting requires the presence, whether in person or by proxy, of a majority of the WFS common stock issued and outstanding as of the record date and entitled to vote at the WFS special meeting.

Effect of Abstentions and Broker Non-votes

      Both abstentions and “broker non-votes” (shares as to which a broker or nominee does not vote, or has indicated that it does not have discretionary authority to vote) will be counted in determining whether a quorum is present at the WFS special meeting. However, abstentions, “broker non-votes” and shares not in attendance and not voted at the WFS special meeting will have the same effect as a vote against the approval of the merger agreement and the merger. An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting.

Proxy Solicitation

      This proxy statement/ prospectus was mailed to all WFS shareholders of record on or about        ●       , 2004, and constitutes notice of the WFS special meeting in conformity with the requirements of California law. The cost of the solicitation of proxies from holders of WFS common stock and all related solicitation costs will be borne by Westcorp. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers or regular employees of WFS. No additional compensation will be paid to directors, officers or other regular employees for such services.

      It is very important that ALL WFS shareholders vote their shares. Therefore, please promptly complete and return the enclosed proxy card.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

      This proxy statement/ prospectus includes and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, referred to in this proxy statement/ prospectus as the “Securities Act,” as amended, and Section 21E of the Securities Exchange Act of 1934, referred to in this proxy statement/ prospectus as the “Exchange Act”, as amended. Forward-looking statements include statements regarding the companies’ expectations, hopes, beliefs or intentions regarding the future and analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also include statements regarding the future prospects, developments and business strategies of Westcorp and WFS. These statements are subject to uncertainties and factors relating to Westcorp’s and WFS’ respective operations and business environments, all of which are difficult to predict and many of which are beyond management’s control, and actual results may differ materially from those expressed in or implied by these forward-looking statements.

      Many of these forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and similar terms and phrases, including references to assumptions. These forward-looking statements speak only as of the date of this proxy statement/ prospectus, and in the case of documents incorporated by reference, as of the date of those documents.

      The following factors, in addition to those factors identified under “Risk Factors” set forth above, are among those that may cause actual results to differ materially from the forward-looking statements:

•	the possibility that the companies will be unable to fully realize the benefits they anticipate from the merger;

•	the possibility that the merger may not occur or that Westcorp and WFS may be required to modify some aspect of the merger or their businesses to obtain regulatory approvals;

•	the combined company’s continued ability to execute its business strategy;

•	changes in general economic and business conditions;

•	interest rate fluctuations, including hedging activities;

•	the combined company’s financial condition and liquidity, as well as future cash flows and earnings;

•	competition;

•	the combined company’s level of operating expenses;

•	the effect, interpretation or application of new or existing laws, regulations and court decisions;

•	the availability of sources of funding;

•	the level of chargeoffs on the automobile contracts that WFS originates;

•	significant litigation;

•	the occurrence of natural disasters such as fires, floods and other catastrophic events and natural disasters;

•	acts of war or terrorist activities; and

•	other economic, political and technological risks and uncertainties.

      Neither Westcorp nor WFS undertakes any obligation to update or release any revisions to any forward-looking statements or to report any events or circumstances after the date of this proxy statement/ prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE MERGER

      The discussion in this proxy statement/prospectus of the merger, including the issuance of shares of Westcorp common stock in connection with the merger, and the merger agreement is subject to, and is qualified in its entirety by reference to, the principal terms of the Agreement and Plan of Merger and Reorganization dated as of May 23, 2004, among Westcorp, Western Financial Bank and WFS, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference.

General

      Westcorp, the Bank (Westcorp’s direct wholly owned subsidiary), and WFS have entered into a merger agreement pursuant to which Westcorp will acquire the approximate 16% equity interest in WFS that it does not already own through a merger of WFS with and into the Bank. At the effective time of the merger, WFS will be merged into the Bank, and the shareholders of WFS, other than the Bank, will be entitled to receive 1.11 shares of Westcorp common stock for each share of WFS common stock they own, upon the terms and subject to adjustment as provided in the merger agreement and further described below under “The Merger Agreement — Consideration to be Received in the Merger.”

Background of the Merger

      In 1988, WFS was incorporated as a wholly owned consumer finance subsidiary of the Bank to provide non-prime automobile finance services, a market not serviced by the Bank’s automobile finance division.

      In 1995, the Bank transferred its automobile finance division to WFS. In connection with that restructuring, the Bank transferred to WFS all assets relating to its automobile finance division, including the contracts held on its balance sheet and all interests in the excess spread payable from outstanding securitization transactions. The Bank also transferred all of the outstanding stock of WFS Financial Auto Loans, Inc., also knows as WFAL, and WFAL2, the securitization entities, thereby making these companies subsidiaries of WFS. In 1995, WFS sold approximately 20% of its shares in a public offering. At June 30, 2004, the Bank owned approximately 84% of the common stock of WFS.

      On July 17, 2002, Westcorp announced a proposal, referred to in this proxy statement/prospectus as the “2002 Proposal,” authorized by a special committee of Westcorp’s independent directors, to combine Westcorp and WFS, whereby the WFS shareholders, other than the Bank, would have received, in exchange for their shares of WFS common stock, ..9204 shares of Westcorp common stock. In response to the 2002 Proposal, WFS formed a special committee consisting of the one WFS director who was not a director of Westcorp and the Bank. The WFS independent director special committee hired its own investment banker and outside legal counsel to advise the special committee in its evaluation of the 2002 Proposal. Discussions between the two special committees and their advisors ensued. However, the two special committees ultimately were unable to reach agreement on a mutually acceptable exchange ratio for the proposed transaction, and on September 26, 2002, Westcorp withdrew the 2002 Proposal and terminated discussions with the WFS independent director special committee.

      The Bank operates as a federal savings bank under the regulation of the OTS. As the Bank has continued to grow its automobile lending and commercial banking businesses, Bank management has from time to time considered options other than operating as a Federal savings bank under an OTS charter. In a series of discussions with representatives of the OTS in late 2003 and extending into the first quarter of 2004, representatives of the OTS increasingly encouraged the Bank to seek a charter that would better fit the Bank’s business model. In light of the concerns regarding the OTS’ potential responses if the Bank did not promptly take action consistent with the OTS recommendation, during the first quarter of 2004, the Bank and Westcorp considered a number of options, including a non-OTS federal bank charter, a California state commercial bank charter, an industrial loan charter for WFS and the possible sale of Westcorp through a merger or similar transaction. As part of the process of evaluating the merits of the various options, Bank management had discussions with federal and state regulators concerning Bank charter alternatives.

      During the month of March 2004, Westcorp and Bank management continued to research and evaluate the various options for Westcorp and the Bank and ultimately concluded that a California state commercial bank charter for the Bank was the most desirable of the viable options since this option would enable the Bank to more fully use its low cost deposits to fund its automobile contracts and commercial loan portfolios and would permit Westcorp and the Bank to continue to operate all of its existing businesses, including WFS. For more information, see “The Merger — Governmental and Regulatory Matters — The Charter Conversion.” Accordingly, on March 29, 2004, the Westcorp and Bank boards of directors authorized management to begin the preliminary work necessary for applying for a California state commercial bank charter for the Bank.

      At the March 29th Westcorp and Bank board meetings, management informed the directors that, if the Bank went forward and obtained a California state commercial bank charter, WFS would lose the federal exemption it enjoys under the OTS charter from state licensing requirements as a direct and indirect lender. However, management noted that a merger of WFS into the Bank at the time of conversion would avoid the burden on WFS of complying with substantially all of these state licensing requirements in the states in which WFS conducts business. Accordingly, the directors of Westcorp and the Bank unanimously determined that it would be desirable for Westcorp and the Bank to explore with WFS whether or not the companies could agree upon the terms of such a merger transaction in which the publicly-owned minority shares of WFS would be exchanged for Westcorp stock. The boards of Westcorp and the Bank established an independent special committee, consisting of Robert Barnum and Charles Scribner, neither of whom was or is a director or officer of WFS, to explore the merger opportunity with WFS and, in the event discussions were fruitful, to negotiate the terms of the transaction and all necessary agreements, including a merger agreement on behalf of Westcorp and the Bank. The Westcorp special committee selected Morrison & Foerster LLP as its special counsel and Credit Suisse First Boston LLC, which previously had been engaged by Westcorp when it had considered exploring a possible sale transaction in early 2004, as its financial advisor. For more information regarding the members of the Westcorp special committee, see “Interests of Certain Members of the Special Committees” on page 44.

      In response to the action taken by Westcorp and the Bank at their March 29, 2004 board meetings, the board of directors of WFS established the following day a WFS independent special committee consisting of Ronald Simon and Fredricka Taubitz, two independent directors of WFS who are not officers or directors of Westcorp or the Bank. The WFS board resolutions appointing the WFS special committee gave the WFS special committee the power to hire its own financial and legal advisors to assist the WFS special committee in evaluating and negotiating the terms of a potential transaction. In addition, the WFS board resolutions appointing the WFS special committee gave the WFS special committee the authority to discuss and negotiate with the Westcorp special committee, including responding to any proposal from the Westcorp special committee concerning the terms of a potential transaction, determining whether a proposed transaction with Westcorp and the Bank was in the best interests of WFS minority shareholders and negotiating a definitive agreement concerning the transaction.

      The WFS special committee interviewed three different nationally-recognized investment banks and ultimately selected Deutsche Bank as its financial advisor. In addition, the WFS special committee interviewed three nationally-recognized law firms and ultimately selected Skadden, Arps, Slate, Meagher & Flom LLP, referred to in this proxy statement/prospectus as “Skadden Arps,” as its special counsel.

      On April 21, 2004 and May 3, 2004, the Westcorp special committee met with its legal and financial advisors. At the May 3rd meeting, the Westcorp special committee considered certain business and financial information pertaining to WFS and a range of possible exchange ratios for a potential merger transaction between WFS and the Bank in which shareholders of WFS, other than the Bank, would receive Westcorp common stock. After discussion, the Westcorp special committee determined that an exchange ratio of 1.03 shares of Westcorp common stock for each share held by the WFS shareholders, other than the Bank, was an appropriate exchange ratio for the proposed merger transaction with WFS. The Westcorp special committee, together with its financial advisor, thereafter called representatives of Deutsche Bank and conveyed the Westcorp’s special committee’s proposed exchange ratio of 1.03.

      On April 27, 2004, the WFS special committee held an all-day meeting with its legal and financial advisors. The WFS special committee discussed its duties and obligations and how it envisioned moving forward in light of Westcorp’s expression of interest. As part of that discussion, the WFS special committee reviewed its independence, including those matters regarding WFS special committee members discussed below under the section titled “Interests of Certain Members of the Special Committees” on page 44, as well as the independence of its financial and legal advisors. The WFS special committee discussed the prior representation by its legal advisor of the underwriters for two common stock offerings by Westcorp. The WFS special committee also discussed its financial advisor’s role as manager of several asset-backed securitizations by WFS and the fact that its financial advisor had funded letters of credit and warehouse facilities for WFS from time to time. Finally, the WFS special committee discussed the fact that two of the bankers on its financial advisor’s team had in the past, while working at Credit Suisse First Boston, represented Westcorp in unrelated matters. The WFS special committee concluded that none of these prior engagements interfered with the ability of its legal and financial advisors to provide independent advice to the WFS special committee. The WFS special committee spent the balance of the day discussing background information about WFS, the Bank and Westcorp. Included as part of those discussions were presentations by the WFS special committee’s financial and legal advisors as well as various presentations from Westcorp’s and WFS’ management.

      On May 4, 2004, the WFS special committee again held an all-day meeting with its financial and legal advisors. At this meeting, the WFS special committee engaged in a lengthy discussion of valuation methodologies and the Westcorp special committee’s proposed 1.03 exchange ratio. The WFS special committee also received reports on diligence done to date by its legal and financial advisors. Following the presentations and a discussion, the WFS special committee determined that the 1.03 exchange ratio was inadequate and authorized Deutsche Bank to communicate the WFS special committee’s view that 1.18 was a more appropriate exchange ratio. The WFS special committee also authorized Deutsche Bank to discuss the assumptions and methodologies underlying the 1.18 exchange ratio with the Westcorp special committee’s financial advisor. The WFS special committee then instructed its financial and legal advisors to continue their diligence activities and report back to the WFS special committee.

      On May 5, 2004, the Westcorp special committee held a telephone conference call meeting with its legal and financial advisors. The Credit Suisse First Boston representatives informed the Westcorp special committee that it had been advised by Deutsche Bank that the WFS special committee believed that a 1.03 exchange ratio was inadequate and that an exchange ratio of 1.18 was more appropriate. The Credit Suisse First Boston representatives also conveyed to the Westcorp special committee the WFS special committee’s valuation perspectives as communicated to them by Deutsche Bank.

      On May 5 and May 6, 2004, representatives of both Credit Suisse First Boston and Deutsche Bank conducted additional financial due diligence discussions with WFS and Westcorp management.

      On May 6 and May 7, 2004, the Westcorp special committee had telephone conference call meetings with its legal and financial advisors. At this meeting, the Westcorp special committee discussed the principal differences in the valuation assumptions made by the two special committees. The Westcorp special committee then authorized Credit Suisse First Boston to communicate a revised proposed exchange ratio of 1.05 to Deutsche Bank, which proposed exchange ratio was conveyed to Deutsche Bank on the evening of May 7, 2004.

      On May 7, 2004, the WFS special committee had telephone conference call meetings with its legal and financial advisors. During one of these meetings, the Deutsche Bank representatives informed the WFS special committee of the Westcorp special committee’s proposed 1.05 exchange ratio. In addition, the Deutsche Bank representatives explained to the WFS special committee that it believed that the most meaningful valuation methodologies were its dividend discount analysis and “sum of the parts” analysis. Following this discussion, the WFS special committee instructed the Deutsche Bank representatives to collect additional information from Westcorp and WFS so that the WFS special committee could better understand the bases for the differences in valuation between the parties and be in a better position to determine how to proceed with respect to the negotiations with the Westcorp special committee regarding the exchange ratio.

      On May 10, 2004, representatives of Credit Suisse First Boston and Deutsche Bank held a joint due diligence session with members of Westcorp and WFS management. Credit Suisse First Boston and Deutsche Bank requested management to follow up on a number of items affecting valuation, and management committed to provide both special committee’s financial advisors with the requested information as soon as it could be prepared and assembled.

      Also, on May 10, the WFS special committee had a telephone conference call meeting with its legal and financial advisors. The Deutsche Bank representatives summarized what they had learned during the joint diligence session held earlier in the day that they and Credit Suisse First Boston held with members of management of Westcorp and WFS.

      On May 17, 2004, the WFS special committee had a telephone conference call meeting with its legal and financial advisors. During this meeting, the Deutsche Bank representatives reviewed for the WFS special committee a detailed interim report that had been distributed to the WFS special committee prior to the meeting. The purpose of the interim report was for Deutsche Bank to provide the WFS special committee with a summary of the results of the diligence work conducted by Deutsche Bank since the May 4, 2004 WFS special committee meeting and for Deutsche Bank to present a refined valuation analysis that took into account revised projections and data provided to Deutsche Bank and Credit Suisse First Boston by management of Westcorp and WFS. Following the presentation and questions and answers, the WFS special committee and its financial and legal advisors discussed the possible next steps. Based on the revised financial analyses performed by Deutsche Bank, the WFS special committee decided to reject the Westcorp special committee’s proposed exchange ratio of 1.05 and authorized Deutsche Bank to communicate to Credit Suisse First Boston (on behalf of the Westcorp special committee) a proposed exchange ratio of 1.14.

      On May 18, 2004, the Westcorp special committee held a telephone conference call meeting with its legal and financial advisors. The Credit Suisse First Boston representatives reported on their recent discussions with Deutsche Bank and the additional information that had been provided to Credit Suisse First Boston after its joint due diligence session with Westcorp and WFS’ management. After discussion, the Westcorp special committee authorized Credit Suisse First Boston to communicate a new proposed exchange ratio of 1.075 to Deutsche Bank (on behalf of the WFS special committee). The Westcorp special committee also authorized its legal counsel to forward to legal counsel for the WFS special committee the form of draft merger agreement that the Westcorp special committee had reviewed and approved.

      On May 18, 2004 and May 19, 2004, the WFS special committee held telephone conference call meetings with its legal and financial advisors. During these meetings, Deutsche Bank representatives reported to the WFS special committee that the Westcorp special committee had proposed an exchange ratio of 1.075. During these meetings, Deutsche Bank representatives also reported the results of some additional financial analyses it had performed. During the May 19th meeting, following a discussion, the WFS special committee decided to reject the Westcorp special committee’s proposed exchange ratio of 1.075 and authorized Deutsche Bank to communicate to Credit Suisse First Boston (on behalf of the Westcorp special committee) a proposed exchange ratio of 1.125.

      On May 20, 2004, the Westcorp special committee held a telephone conference call with its legal and financial advisors. The Credit Suisse First Boston representatives communicated that Deutsche Bank had informed them that the WFS special committee believed the 1.075 revised exchange ratio proposed by the Westcorp special committee was still too low and that the WFS special committee had proposed an exchange ratio of 1.125. The Westcorp special committee decided to request a joint meeting of the two special committees, which was subsequently scheduled for the next day.

      During the evening of May 20, 2004 and the morning of May 21, 2004, the WFS special committee had telephone conference call meetings with its legal and financial advisors to discuss additional diligence that had been performed by the legal and financial advisors during the previous couple of days and to discuss the strategy for the scheduled joint call on May 21, 2004 between the WFS special committee and the Westcorp special committee and their respective legal and financial advisors.

      On May 21, 2004, the Westcorp special committee and the WFS special committee, together with their legal and financial advisors, had a joint conference call to discuss, among other things, the valuation approach each side had taken in arriving at its proposed exchange ratio for the transaction. A brief recess was requested to allow each special committee to have a separate call with its advisors. When the call resumed, the Westcorp special committee offered an exchange ratio for the proposed merger of 1.10 shares of Westcorp common stock for each share of WFS common stock held by shareholders of WFS, other than the Bank. The Westcorp special committee characterized its proposal as its last and final offer.

      The WFS special committee asked for a recess in order to consider the new offer of the Westcorp special committee. After private discussions by the WFS special committee with its legal and financial advisors, the joint call resumed. The WFS special committee expressed its view that it would be desirable for the call to continue with just the members of the two special committees participating. Thereafter, the WFS special committee and the Westcorp special committee continued their negotiations and, ultimately, the two special committees agreed upon an exchange ratio for the merger of WFS into the Bank that would provide for WFS shareholders, other than the Bank, to receive 1.11 shares of Westcorp common stock for each share of WFS common stock held by them.

      On May 22 and May 23, 2004, the terms of the proposed merger agreement were finalized in negotiations between the legal advisors to the two special committees. On the afternoon of May 23rd, the Westcorp special committee held a telephonic meeting with its legal and financial advisors, at which meeting the Westcorp special committee reviewed financial aspects of the proposed merger and the material terms and conditions of the final merger agreement that had been negotiated with counsel for the WFS special committee. The Westcorp special committee approved the merger agreement and resolved to recommend the merger and the merger agreement for adoption by the full Westcorp board of directors.

      On the evening of May 23, 2004, the Westcorp and Bank boards held special telephonic meetings. At the meetings, the directors were updated as to the negotiations that had been conducted to date, the financial aspects of the proposed merger and the material terms and conditions of the proposed merger agreement. The Westcorp special committee recommended that the merger and the merger agreement be approved by the full board of directors of Westcorp. Based on the recommendation of the Westcorp special committee, the members of board of directors of Westcorp and the Bank unanimously approved the merger and the merger agreement. The Westcorp and Bank boards also gave their final approval for the conversion of the Bank from a federal savings charter to a California state commercial bank.

      On the afternoon of May 23, 2004, the WFS special committee had a telephone conference call meeting with its legal and financial advisors to review the final terms of the proposed merger of WFS into the Bank and to consider approval of the proposed transaction. At the meeting, representatives of Deutsche Bank presented to the special committee a detailed written presentation that had been distributed to the WFS special committee prior to the meeting. Representatives of Deutsche Bank summarized the terms of the proposed transaction and walked the WFS special committee through each of the valuation methodologies performed by Deutsche Bank and the implied exchange ratio yielded by each. Representatives of Deutsche Bank also summarized the benefits and considerations of the proposed transaction and the offers and counter-offers made by the Westcorp special committee and the WFS special committee. Representatives of Deutsche Bank delivered its oral opinion to the WFS special committee, subsequently confirmed in writing as of the same date, to the effect that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio of 1.11 was fair from a financial point of view to the WFS minority shareholders. Skadden Arps, special counsel to the WFS special committee, then summarized the terms and conditions of the proposed merger agreement to effect the proposed transaction. Skadden Arps then reviewed with the WFS special committee the proposed resolutions to approve the merger and the merger agreement. Upon motion duly made, the special committee approved the merger agreement and resolved to recommend that the merger and the merger agreement be approved by the full WFS board of directors.

      On the evening of May 23, 2004, the WFS board of directors held a special telephonic meeting to review the final terms of the proposed merger and to consider approval of the proposed transaction. At this meeting, the WFS special committee reviewed and discussed with the other WFS directors the analysis, process and negotiations that the WFS special committee conducted with the Westcorp special committee. The WFS board of directors was informed that the WFS special committee negotiated a merger agreement with the Westcorp special committee, and the WFS board of directors was informed that the WFS special committee approved the merger agreement. Representatives of Deutsche Bank discussed and reviewed a transaction summary and valuation analysis that they performed on behalf of the WFS special committee, and delivered its oral opinion to the WFS board of directors, subsequently confirmed in writing as of the same date, to the effect that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio of 1.11 was fair from a financial point of view to the WFS minority shareholders. In addition, Skadden Arps discussed and reviewed the terms and conditions of the proposed merger agreement with the WFS board of directors. The WFS special committee recommended that the merger and the corresponding merger agreement be approved by the full WFS board of directors. Based on this recommendation and the independent evaluation by the WFS board of directors, the WFS board of directors approved the merger agreement and the merger.

WFS’ Considerations Relating to the Merger

      After careful consideration, including a thorough review of the merger proposal with the special committee’s financial and legal advisors, the WFS special committee and, upon the recommendation of the WFS special committee and the independent evaluation by the WFS board of directors, the WFS board of directors have determined that the merger proposal is fair to the WFS minority shareholders.

      In reaching its conclusion that the merger agreement and the merger is fair to the WFS minority shareholders, the WFS special committee and the WFS board of directors considered numerous factors in consultation with the WFS special committee’s legal and financial advisors, including but not limited to the following:

1. The belief of the WFS special committee and the WFS board of directors, after taking into account the current and historical financial condition, results of operations, competitive position, business prospects and strategic objectives of each of WFS and Westcorp, including the potential risks involved in achieving those prospects and other objectives, that the 1.11 exchange ratio fairly reflects the long-term value inherent in WFS as a standalone company.

2. The numerous meetings of the WFS special committee since its formation in April 2004, at which it discussed with its legal and financial advisors Westcorp’s various exchange ratio offers and the WFS special committee’s counter offers in response thereto and, in particular, the WFS special committee’s discussions with Deutsche Bank at the meetings of the WFS special committee held on May 4, 2004, May 7, 2004, May 17, 2004, May 18, 2004, May 19, 2004 and May 21, 2004 to review the exchange ratios proposed by Westcorp and the counter proposals made by the WFS special committee. On May 23, 2004, Deutsche Bank delivered the opinion that is more fully described under the heading “The Merger — Opinion of Deutsche Bank Securities Inc., Financial Advisor to the WFS Special Committee.”

3. Receiving Westcorp shares provides an opportunity for the holders of WFS common stock, other than Westcorp and its affiliates, to participate in any future growth of WFS’ business indirectly through their ownership of Westcorp common stock and such participation will be in proportion to such holder’s holdings of Westcorp common stock relative to the other outstanding shares of Westcorp common stock. Receiving Westcorp shares also provides the holders of WFS common stock, other than the Bank, with the opportunity to participate in any future growth of the businesses of Westcorp other than those associated with WFS.

4. Shares of Westcorp common stock, which trade on the New York Stock Exchange and have a significantly higher average daily trading volume than shares of WFS common stock, are more liquid than shares of WFS common stock.

5. The expectation that the merger would qualify as a reorganization for U.S. federal income tax purposes.

6. The combination of WFS and Westcorp would:

•	reduce or eliminate real and perceived complexities of a two public company structure;

•	eliminate duplicative public company expenses; and

•	improve access to capital (because the combined company would be larger and better capitalized and would have a larger public float),

making the combined company more attractive to potential investors or other third parties interested in acquiring an equity interest in one combined publicly traded entity as opposed to two operating Westcorp and WFS businesses.

7. In the event of a sale of Westcorp at a premium to a third party, the combination of WFS and Westcorp would allow the former shareholders of WFS to participate in that premium because they would now be Westcorp shareholders. If the merger is not completed, WFS shareholders would not receive a premium in the event of a sale of only Westcorp at a premium.

8. Upon the Bank’s proposed conversion to a California state commercial bank, the combination of WFS and Westcorp would alleviate the need for WFS to seek separate state regulatory licenses in substantially all of those states that require licenses to conduct direct and indirect lending activities.

9. The merger would further align the interests of holders of WFS and Westcorp common stock.

10. WFS shareholders are likely to receive the benefit of earning a dividend on their investment (because Westcorp, unlike WFS, has historically paid a quarterly dividend on its common stock).

11. The merger is conditioned upon the approval of a majority of the outstanding shares of the WFS minority shareholders.

      The foregoing discussion of the information and factors considered by the WFS special committee and the WFS board of directors is not intended to be exhaustive but addresses all of the material information and factors considered by the WFS special committee and the WFS board of directors in their consideration of the merger. In view of the variety of factors and the amount of information considered, the WFS special committee and the WFS board of directors did not find it practicable to provide specific assessments of, quantify or otherwise assign any relative weights to, the specific factors considered in determining to recommend that holders of WFS common stock vote in favor of the merger agreement and the merger. Such determination was made after consideration of all the factors taken as a whole. In addition, individual members of the WFS special committee and the WFS board of directors may have given differing weights to different factors. Throughout its deliberations, the WFS special committee received the advice of Deutsche Bank and Skadden Arps, who were retained to advise the WFS special committee in connection with the merger proposal.

      In deciding whether or not to vote in favor of the merger agreement and the merger, you should consider the factors set forth under “Risk Factors” beginning on page 20 and the other factors set forth in this proxy statement/prospectus. While the WFS special committee and the WFS board of directors believe the merger agreement and the merger should be attractive to you as a holder of WFS common stock, you should also consider the following matters.

•	As a shareholder of Westcorp, your interest in the performance and prospects of WFS would only be indirect and in proportion to your share ownership in Westcorp. You might not realize the same financial benefits of future appreciation in the value of WFS, if any, that you might realize if the merger were not completed and you remained a WFS shareholder.

•	As a shareholder of Westcorp, your investment will be exposed to risk and events that you would otherwise not be exposed to if you remained a shareholder of WFS.

•	The merger of WFS into the Bank eliminates the possibility of WFS trading at a premium multiple if automobile finance companies ever receive premium valuations in the future.

•	The merger of WFS into the Bank reduces the flexibility to spin-off the WFS business to Westcorp shareholders at a later date.

•	The holders of WFS common stock, other than the Bank, currently own approximately 16% of the outstanding shares of WFS common stock, but following the merger of WFS into the Bank, such holders’ ownership percentage will be diluted to approximately 12% of the outstanding shares of Westcorp (which will own 100% of the stock of the combined company resulting from the merger of WFS with and into the Bank).

      In addition to the foregoing, we are aware that on May 24, 2004, shortly after Westcorp and WFS’ joint press release announcing an agreement whereby Westcorp would acquire the outstanding 16% common stock interest of WFS in exchange for Westcorp stock, individual shareholders of WFS filed three separate purported class action complaints in the Orange County, California Superior Court against Westcorp, WFS, individual board members of Westcorp, and the individual WFS special committee members. A fourth purported class action complaint was filed several days later against the same defendants. All of the actions allege, among other things, that the defendants breached their respective fiduciary duties, and seek to enjoin or rescind the transaction and obtain an unspecified sum in damages and costs including attorneys’ fees and expenses. See “The Merger — Litigation Relating to the Merger.”

Recommendation of the WFS Special Committee and Board of Directors

      The WFS board of directors created the WFS special committee, which consists of two WFS independent directors who are not directors or officers of Westcorp or the Bank, to act solely on behalf of the WFS shareholders, other than Westcorp and its affiliates, for the purpose of evaluating, negotiating and determining whether to recommend the merger agreement and the merger. See “The Merger — Background of the Merger.”

      On May 23, 2004, the WFS special committee determined that the 1.11 exchange ratio was fair and unanimously recommended that the board of WFS approve the merger agreement and the merger and recommend to its shareholders that they vote in favor of the merger agreement and the merger. Based on the recommendation of the WFS special committee and the independent evaluation of the WFS board of directors, the WFS board of directors approved the merger agreement and the merger and recommended that WFS’ shareholders vote in favor of the merger agreement and the merger.

Opinion of Deutsche Bank Securities Inc., Financial Advisor to the WFS Special Committee

      Deutsche Bank has acted as financial advisor to the WFS special committee in connection with the merger. On May 23, 2004, Deutsche Bank delivered its oral opinion to the WFS special committee and the WFS board of directors, subsequently confirmed in writing as of the same date, to the effect that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio was fair, from a financial point of view, to the WFS minority shareholders.

      The full text of Deutsche Bank’s written opinion, dated May 23, 2004, which discusses, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. WFS’ shareholders are urged to read this opinion in its entirety. The following summary of the Deutsche Bank opinion is qualified in its entirety by reference to the full text of the opinion.

      In connection with Deutsche Bank’s role as financial advisor to the WFS special committee, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning WFS and Westcorp and certain internal analyses and other information furnished to it by WFS and by Westcorp. Deutsche Bank has also held discussions with members of the senior managements of WFS and Westcorp regarding the businesses and prospects of their respective companies and the joint prospects of a fully combined company. In addition, Deutsche Bank has

•	reviewed the reported prices and trading activity for WFS common stock and Westcorp common stock,

•	compared certain financial and stock market information for WFS and Westcorp with similar information for certain companies which it deemed comparable to WFS and/or Westcorp and whose securities are publicly traded,

•	reviewed the financial terms of certain recent business combinations, which it deemed comparable in whole or in part,

•	reviewed the terms of the merger agreement, and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

      In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning WFS, the Bank or Westcorp, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of WFS, the Bank or Westcorp. With respect to the financial information, forecasts and projections made available to Deutsche Bank and used in its analysis, Deutsche Bank assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of WFS or Westcorp, as the case may be, as to the matters covered thereby. Deutsche Bank’s written opinion expressed no view as to the reasonableness of those forecasts and projections or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of its opinion. In rendering its opinion, Deutsche Bank was not asked or authorized by WFS, the board of directors of WFS or the WFS special committee to solicit, and Deutsche Bank did not solicit, interest from any party with respect to the acquisition of all or any portion of WFS or any of its assets, nor did Deutsche Bank negotiate with any such party in connection with any such transaction. For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis:

•	the representations and warranties of Westcorp, WFS and the Bank contained in the merger agreement are true and correct,

•	Westcorp, WFS and the Bank will each perform all of the covenants and agreements to be performed by it under the merger agreement, and all conditions to the obligations of each of Westcorp, WFS and the Bank to consummate the merger will be satisfied without any waiver or modification thereof, and

•	all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and, in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which any of WFS, the Bank or Westcorp is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on WFS, the Bank or Westcorp or materially reduce the contemplated benefits of the merger to WFS.

Deutsche Bank’s Financial Analysis

      Set forth below is a summary of the material financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the WFS special committee at its meeting on May 23, 2004.

      Dividend Discount Analysis. Deutsche Bank performed a dividend discount analysis for Westcorp and WFS. Deutsche Bank calculated the equity values for Westcorp and WFS as the sum of the net present values of

•	the estimated dividends that each company will generate for the years 2004 through 2008, after it meets a target tier II capital ratio of 12.75%, and

•	the terminal value of each company at the end of such period.

      The estimated dividends were based on the financial projections for Westcorp and WFS for the years 2004 through 2008 prepared by the management of Westcorp and WFS, respectively. The projections provided by WFS management assume that (i) WFS will be regulated under a California state commercial banking charter, and (ii) there are no whole loan sales between WFS and Westcorp. The terminal values for Westcorp and WFS were calculated based on projected net incomes for 2009 and a range of multiples of net income ranging from 10.0 to 12.0. Deutsche Bank used a discount rate for Westcorp of 10.5% and for WFS of 11.7%. Deutsche Bank used these discount rates based on its judgment of the estimated cost of equity for Westcorp and WFS and used the net income multiples based on its review of the trading characteristics of Westcorp and WFS and certain companies which Deutsche Bank deemed comparable to Westcorp and/or WFS.

      Deutsche Bank observed that the dividend discount analysis yielded exchange ratios ranging from 1.050 to 1.100 and compared that range of ratios to the merger exchange ratio of 1.110.

      “Sum of the Parts” Approach. Deutsche Bank valued Westcorp using a “sum of the parts” approach and compared the implied Westcorp valuation to the current trading value of WFS. The “sum of the parts” approach as applied to Westcorp required Deutsche Bank to calculate the implied value of Westcorp as the total of Westcorp’s share of WFS’ trading value (84% of WFS’ market capitalization) plus or minus the fair market value of each of Westcorp’s assets and liabilities (other than WFS’ assets and liabilities). These assets included the two businesses to which WFS shareholders do not currently have exposure by virtue of their ownership of WFS common shares: the equity invested by Westcorp in auto loan securitizations and the bank deposits of the Bank.

      Deutsche Bank then determined a range of implied exchange ratios based on this sum of the parts approach by dividing the WFS price per share as reported on May 21, 2004 by the implied value per share of Westcorp. Deutsche Bank observed that this analysis yielded exchange ratios ranging from 1.025 to 1.125 and compared that range of ratios to the merger exchange ratio of 1.110.

      Relative Contribution Analysis. Deutsche Bank compared the relative contributions of Westcorp and WFS to selected components of the pro forma income statement and balance sheet of the combined company. In this analysis, the contribution of Westcorp represented the contribution of the sum of Westcorp and WFS less the approximately 16% of WFS not owned by Westcorp, and the contribution of WFS represented the approximately 16% of WFS not owned by Westcorp. The financial data used in this analysis was provided by (a) with respect to Westcorp, the Form 10-Q for the quarter ended March 31, 2004 and financial projections prepared by Westcorp’s management, and (b) with respect to WFS, the Form 10-Q for the quarter ended March 31, 2004 and financial projections prepared by WFS’ management. The financial projections were adjusted for loans payable by WFS to Westcorp and the net income estimates were based on the assumptions that (i) there will be no whole loan sales between WFS and Westcorp, (ii) WFS will be regulated under a California state commercial banking charter, and (iii) WFS will issue $200 million under a rights offering on April 1, 2004.

      This analysis demonstrated that on a pro forma combined basis (i) as of March 31, 2004, Westcorp and WFS would account for (a) 90.98% and 9.02%, respectively, of the combined company’s pro forma total assets, and (b) 88.95% and 11.05%, respectively, of the combined company’s pro forma book value, (ii) as of May 21, 2004, Westcorp and WFS would account for 88.10% and 11.90%, respectively, of the combined company’s pro forma market capitalization, (iii) for the year ended December 31, 2004, Westcorp and WFS would account for 87.46% and 12.54%, respectively, of the combined company’s projected pro forma net income, and (iv) for the year ended December 31, 2005, Westcorp and WFS would account for 87.58% and 12.42%, respectively, of the combined company’s projected pro forma net income.

      Deutsche Bank observed that the relative contribution analysis yielded exchange ratios ranging from 0.775 to 1.150 and compared that range of ratios to the merger exchange ratio of 1.110.

      “At Market” Combination Analysis. Deutsche Bank determined the implied exchange ratio based on the actual average closing share prices of Westcorp common stock and WFS common stock for the 7 day, 30 day, 60 day, 90 day 1 year, 2 year, 3 year and 5 year periods prior to May 21, 2004. Deutsche Bank observed that the “at market” combination analysis yielded exchange ratios ranging from 1.000 to 1.150 and compared that range of ratios to the merger exchange ratio of 1.110.

      Premia Analysis. Deutsche Bank identified 12 transactions announced since January 1, 1990 in which the buyer controlled more than 50% of the target’s outstanding shares, where the target’s market value was greater than 50% of the acquirer market value and which it deemed comparable to the merger in whole or in part. We refer to these 12 transactions as the selected transactions. For each of the selected transactions, Deutsche Bank reviewed the premium to the acquired company’s per share market price one day prior to the announcement of the transaction, seven days prior to the announcement of the transaction and one month prior to the announcement of the transaction, in each case represented by the acquisition price in the transaction. The following table summarizes the results of this review.

	1 day prior	7 days prior	One month prior

Median premium paid:	8.8%	16.6%	15.6%

Deutsche Bank observed that the premia analysis yielded implied exchange ratios ranging from 1.125 to 1.250 and compared that range of implied exchange ratios to the merger exchange ratio of 1.110.

      General. The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the WFS special committee, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

      In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the WFS special committee and the WFS board of directors as to the fairness to the WFS minority shareholders of the exchange ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by WFS’ and Westcorp’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of WFS, Westcorp, or their respective advisors. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of WFS or Westcorp or their respective advisors, none of WFS, Westcorp, Deutsche Bank nor any other person assumes responsibility if future results or actual values are different from these forecasts or assumptions.

      The terms of the transaction were determined through negotiations between WFS and Westcorp and were approved by the board of directors of WFS upon the recommendation of the WFS special committee. Although Deutsche Bank provided advice to WFS during the course of these negotiations, the decision to enter into the transaction was solely that of the board of directors of WFS. As described above, the opinion and presentation of Deutsche Bank to the WFS special committee and to the board of directors of WFS were only one of a number of factors taken into consideration by the WFS special committee and to the board of directors of WFS in making its determination to recommend the transaction. Deutsche Bank’s opinion was provided to the board of directors of WFS and the WFS special committee to assist them in connection with their consideration of the transaction and does not constitute a recommendation to any shareholder as to how to vote or take any other action with respect to the transaction.

      Deutsche Bank’s opinion does not in any manner address the prices at which shares of WFS or Westcorp common stock will trade after the announcement or consummation of the transaction. Deutsche Bank assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof.

      WFS selected Deutsche Bank as financial advisor in connection with the transaction based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. WFS has retained Deutsche Bank pursuant to a letter agreement dated April 26, 2004 which we refer to as the engagement letter. Deutsche Bank will be paid a fee for its services as financial advisor to the WFS special committee in connection with the transaction, a substantial portion of which is contingent upon consummation of the transaction. Deutsche Bank received a fee of $500,000 for its delivery of the fairness opinion. If the merger closes, the total fee will consist of (i) $1.0 million, plus (ii) an amount equal to 0.667% of the total amount of consideration received by the WFS minority shareholders in connection with the merger that exceeds the total amount of consideration which would be received by the WFS minority shareholders if the exchange ratio were 1.0, minus (iii) the amount of any payments of the fee for the delivery of the fairness opinion. The total amount of consideration received by the WFS minority shareholders will be computed based on the weighted average price of Westcorp common stock over the five consecutive trading days up to and including the second trading day immediately preceding the date of the closing of the merger. As of July 13, 2004, this fee would be approximately $1.2 million.

      Deutsche Bank is an affiliate of Deutsche Bank AG, which together with its affiliates we refer to as the DB Group. Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. One or more members of the DB Group has, from time to time, served as manager for securitization transactions and funded letters of credit with WFS for which it has received compensation. During the past two years, such compensation totaled approximately $1.9 million. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Westcorp, WFS and their affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Interests of Certain WFS Directors and Executive Officers in the Merger

      In considering the recommendation of the WFS board of directors to approve the merger agreement and the merger, WFS shareholders should consider that some of WFS’ directors and executive officers have interests in the merger that differ from, or are in addition to, their interests as WFS shareholders. The WFS board of directors, including the WFS special committee, were aware of these interests and considered them, among other matters, in approving the merger and adopting the merger agreement. These interests are summarized below.

Capital Structure; Significant Share Ownership and Stock Options

      Westcorp owns 100% of the Bank. The Bank, in turn, owns approximately 84%, or 34,481,698 shares, of WFS common stock. Ernest S. Rady, chairman of the board of directors and chief executive officer of Westcorp and the Bank, is chairman of the board of directors of WFS and owns, directly and indirectly through a group of affiliated companies and trusts that are owned or controlled by him, or jointly with his wife, approximately 54%, or 27,911,260 shares, of Westcorp common stock. The dispositive and voting power of each of the Rady affiliated trusts and companies is exercised independent of each other, except to the extent that Mr. Rady and his wife may be trustees, shareholders, officers and directors of the various entities and in that respect are able to control the disposition and voting of the shares owned by each such entity.

      Mr. Rady also owns, directly or indirectly through affiliated entities, 55,174 shares of WFS common stock (including stock options in WFS exercisable within 60 days of June 25, 2004), which is less than 1% of WFS’ outstanding common stock. In addition, Mr. Rady’s total beneficial ownership in Westcorp’s common stock will be approximately 47.2% of the outstanding shares immediately after the completion of the merger.

      Pursuant to the terms of the merger agreement, each outstanding option to purchase shares of WFS common stock, referred to in this proxy statement/ prospectus as a “WFS stock option,” granted under the WFS’ Amended and Restated 1996 Stock Option Plan, referred to in this proxy statement/ prospectus as the “WFS stock option plan,” whether or not exercisable, will be assumed by Westcorp. In the event that a holder of a WFS stock option is immediately prior to the merger employed by or a director of WFS but ceases to be an employee or director of the Westcorp or the Bank immediately following the merger, each WFS stock option that is assumed by Westcorp shall continue to vest and be exercisable in accordance with the terms of the original WFS stock option without regard to whether the holder thereof after the merger is an employee or director of WFS or any of its affiliated companies or subsidiaries.

      Each WFS stock option that Westcorp assumes pursuant to the merger agreement will continue to have, and be subject to, the same terms and conditions set forth in the WFS stock option plan immediately prior to the effective time of the merger, subject to certain exceptions regarding the number of shares underlying, and the exercise price of, such options. See “The Merger Agreement — WFS Stock Options.”

      As of June 25, 2004, the directors and executive officers of WFS beneficially owned 109,772 shares of WFS common stock, including stock options to purchase shares of WFS common stock, exercisable within 60 days of June 25, 2004, collectively representing approximately .27% of the outstanding shares of WFS common stock. In addition, as of June 25, 2004, those WFS directors and executive officers that are directors and executive officers of Westcorp owned 28,505,295 shares of Westcorp common stock, including stock options to purchase shares of Westcorp common stock, exercisable within 60 days of June 25, 2004, collectively representing approximately 54.8% of the outstanding shares of Westcorp common stock. See “Beneficial Ownership of WFS Common Stock” and “Beneficial Ownership of Westcorp Common Stock.”

Relationship of Directors and Executive Officers of WFS with Westcorp and the Bank

      The following summarizes certain recent relationships that members of the WFS board of directors and executive officers of WFS have with Westcorp and the Bank.

          WFS Board of Directors

•	Judith M. Bardwick, Ph.D., has been a director of WFS since 2001 and a director of Westcorp and the Bank since 1994.

•	James R. Dowlan has been a director of WFS since 1995 and a director of Westcorp since 2001.

•	Duane A. Nelles has been a director of WFS since 1995 and a director of Westcorp and the Bank since February 2003.

•	Ernest S. Rady has served as chairman of the board and chief executive officer of Westcorp since 1973 and has served as chairman of the board of the Bank since 1982 and chief executive officer of the Bank from 1994 to 1996 and from 1998 to present. He has been chairman of the board of WFS since 1995 and a director since 1988.

•	Thomas A. Wolfe has been a director of WFS and Westcorp since February 2002 and has served as president of Westcorp since February 2002, having previously served as senior vice president since March 1999. Mr. Wolfe has served as president of the Bank since May 2002 and as vice chairman and director since March 2002. In February 2002, Mr. Wolfe was elected chief executive officer of WFS, having previously served as president and chief operating officer since March 1999.

          WFS Executive Officers

•	Lee A. Whatcott, has served as the chief financial officer of WFS, Westcorp and the Bank since 1995. In addition, Mr. Whatcott has served as senior executive vice president of WFS and the Bank since 1999 and as executive vice president of Westcorp since 1999. He also has served as the chief operating officer of WFS, Westcorp and the Bank since 2002.

•	Richard G. Banes currently serves as Westcorp’s vice president and director of audit services. Since December 2003, Mr. Banes has served as executive vice president and director of audit services of the Bank and WFS.

•	Guy Du Bose has served as senior vice president, general counsel and secretary of WFS and the Bank and as vice president, general counsel and secretary for Westcorp, all since 1999.

•	Robert Galea has served as executive vice president and chief marketing officer for WFS and the Bank since December 2003. From 2002 to December 2003, Mr. Galea was senior vice president and chief marketing officer for WFS and the Bank. Mr. Galea manages all marketing efforts for WFS and the Bank.

•	Karen Marchak has served as executive vice president and director of human performance for WFS and the Bank since December 2003. From 2002 to December 2003, she was senior vice president and director of human performance for WFS and the Bank.

•	Dawn M. Martin has served as executive vice president and chief information officer of WFS and the Bank, and as senior vice president and chief information officer of Westcorp, all since 1999.

•	Cathy J. Mungon has served as executive vice president and director of project office for WFS and the Bank since December 2003. From 2002 to December 2003, she was senior vice President and director of project office. From 1999 to 2002, she was senior vice president and director of operations for WFS.

•	Mark Olson has served as controller of WFS, Westcorp and the Bank since 1995 and as senior vice president of WFS and the Bank since 1997.

•	J. Keith Palmer has served as treasurer of WFS, Westcorp and the Bank since 1995, vice president of Westcorp since 1996 and as senior vice president of WFS and the Bank since 1997.

•	David W. Prescher has served as executive vice president and national production manager for WFS since 2002 and vice president of the Bank since 2003.

•	Ronald Terry has served as senior vice president and chief credit officer of WFS since 2000.

Section 16

      Prior to the effective time of the merger, Westcorp and WFS will take all steps reasonably necessary to cause any acquisition of shares of Westcorp common stock, including assumed options or other dispositions of WFS common stock, in connection with the merger by any holder of shares of Westcorp common stock who is, or at the effective time of the merger will become, subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to Westcorp to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Indemnification

      The merger agreement provides that, after the effective time of the merger, the Bank will, to the fullest extent permitted by law, indemnify and hold harmless the current or former directors and officers of WFS for acts or omissions by such directors and officers occurring prior to the effective time of the merger. In addition, the Bank has agreed to use its best efforts to maintain in effect for a period of six years from and after the effective time of the merger, directors’ and officers’ liability insurance covering those persons who are currently covered by WFS’ directors’ and officers’ liability insurance policy on terms comparable to such existing insurance coverage. However, the Bank will not be required to expend more than an amount per year equal to

250% of current annual premiums paid by WFS for such insurance. For a complete description of the indemnification rights of WFS’ directors and officers after the effective time of the merger, see “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance.”

      In addition, in establishing the WFS special committee, the WFS board of directors agreed, to the fullest extent permitted by applicable California law, to indemnify each member of the WFS special committee who was or is a party or is threatened to be made a party to any action based in whole or in part on the fact that such person was a member of the WFS special committee.

Interests of Certain Members of the Special Committees

Westcorp Special Committee

      In appointing members to the Westcorp special committee, Westcorp and the Bank’s Corporate Governance, Nominating and Audit Committees were aware of, and had previously evaluated, Mr. Scribner’s position as a director of Insurance Company of the West, an insurance company controlled directly and indirectly by Ernest S. Rady, WFS’ chairman of the board, and the Bank’s and Westcorp’s chairman of the board and chief executive officer. In addition, Westcorp and the Bank’s Corporate Governance, Nominating and Audit Committees were aware of, and had previously evaluated, the fact that Mr. Scribner is a passive investor in an investment fund managed by American Assets Investment Management, LLC, a management company controlled directly and indirectly by Ernest S. and Harry Rady. Mr. Scribner’s investment represents less than 1% of the total fund value and Mr. Scribner has no ability to control the investment of any fund assets.

      In evaluating Mr. Scribner’s independence, Westcorp and the Bank’s Corporate Governance, Nominating and Audit Committees previously determined that the matters discussed above were not material and that Mr. Scribner met the criteria for independence established by the New York Stock Exchange and the Commission. In addition, Westcorp and Bank’s board of directors determined that the matters discussed above were not material for purposes of Mr. Scribner’s appointment to the Westcorp special committee.

WFS Special Committee

      In appointing members to the WFS special committee, WFS’ Corporate Governance, Nominating and Audit Committees were aware of, and had previously evaluated, the fact that Fredricka Taubitz has been a member of the board of directors of Insurance Company of the West, an insurance company controlled directly and indirectly by Ernest S. Rady, WFS’ chairman of the board, and the Bank’s and Westcorp’s chairman of the board and chief executive officer, for approximately two and one half years. In addition, for a period of approximately 5 years beginning in 1976, Ms. Taubitz was an audit partner at Coopers & Lybrand, responsible for auditing the financial statements of Insurance Company of the West and its parent, Western Insurance Holdings, Inc.

      WFS’ Corporate Governance, Nominating and Audit Committees were also aware of, and had previously evaluated, the fact that Ronald Simon has known Ernest S. Rady for approximately 33 years and has, from time to time, served as an outside director in real estate partnerships in which Mr. Rady is an investor. Mr. Simon receives an annual fee of approximately $350 for each partnership on which he serves as a director. Mr. Simon has not had any other financial interest in any of the partnerships. In addition, Mr. Simon is a passive investor in an investment fund managed by American Assets Investment Management, LLC, a management company controlled directly and indirectly by Ernest S. and Harry Rady. Mr. Simon’s investment in the fund represents less than 1% of the total fund value.

      In evaluating Ms. Taubitz and Mr. Simon’s independence, WFS’ Corporate Governance, Nominating and Audit Committees previously determined that the matters discussed above were not material and that each of Ms. Taubitz and Mr. Simon met the criteria for independence established by Nasdaq and the Commission. In addition, WFS’ board of directors determined that the matters discussed above were not material for purposes of Ms. Taubitz and Mr. Simon’s appointment to the WFS special committee.

Relationships among WFS, Westcorp and the Bank

      WFS and Westcorp believe that the transactions described below are on terms no less favorable than could be obtained from unaffiliated parties. The following transactions were approved by WFS’ board of directors and the boards of directors of each of the Bank and Westcorp, including their respective independent directors.

Intercompany Borrowings

      WFS has various borrowing arrangements with the Bank, including long-term, unsecured debt and lines of credit designed to provide financing for WFS and its subsidiaries. These borrowings are the only source of liquidity that WFS currently utilizes outside of the asset-backed securities market. These borrowing arrangements, on an unconsolidated basis, provide the Bank with what it believes to be a market rate of return.

      WFS borrowed $125 million from the Bank under the terms of a $125 million note executed in 1995. The $125 million note provided for principal payments of $25 million per year, commencing on April 30, 1999 and continuing through its final maturity, April 30, 2003. Interest payments on the $125 million note were due quarterly, in arrears, calculated at the rate of 7.25% per annum. The $125 million note was paid off in the third quarter of 2001. There was no outstanding balance on the $125 million note at March 31, 2004 and December 31, 2003 and 2002. Interest expense on this note totaled $0.5 million for the year ended December 31, 2001.

      WFS borrowed $150 million from the Bank under the terms of a $150 million note, as amended. This note matures on August 1, 2007, although the Bank has the option to require payment in part or in full at any time prior to that date. Interest payments on the $150 million note are due quarterly in arrears, calculated at the rate of 8.875% per annum. Pursuant to the terms of this note, WFS may not incur any other indebtedness that is senior to the obligations evidenced by this note except for (i) indebtedness under the $125 million note, (ii) indebtedness collateralized or secured under the $1.8 billion line of credit discussed below and (iii) indebtedness for similar types of warehouse lines of credit. WFS made principal payments on this note totaling $7.2 million and $42 million during the years ended December 31, 2003 and 2002, respectively. WFS made no payments on this Note during the three months ended March 31, 2004. There was $101 million outstanding on this note at both March 31, 2004 and December 31, 2003 compared with $108 million at December 31, 2002. Interest expense on this note totaled $2.2 million and $2.4 million for the three months ended March 31, 2004 and 2003, respectively, and $9.1 million, $12.4 million and $10.1 million for the years ended December 31, 2003, 2002 and 2001, respectively.

      Additionally, WFS borrowed $300 million from the Bank under the terms of a $300 million note in May 2002. This note matures on May 15, 2012. Interest payments on the $300 million note are due semi-annually, in arrears, calculated at the rate of 10.25% per annum. Pursuant to the terms of this note, WFS may not incur any other indebtedness that is senior to the obligations evidenced by this note except for (i) indebtedness under the $150 million note, (ii) indebtedness collateralized or secured under the $1.8 billion line of credit and (iii) indebtedness for similar types of warehouse lines of credit. There was $300 million outstanding on this note at March 31, 2004 and December 31, 2003 and 2002. Interest expense on this note totaled $7.7 million for both the three months ended March 31, 2004 and 2003, and $30.8 million and $20.3 million for the years ended December 31, 2003 and 2002, respectively.

      WFS has a line of credit extended by the Bank permitting WFS to draw up to $1.8 billion as needed to be used in its operations. WFS does not pay a commitment fee for this line of credit. The line of credit terminates on December 31, 2004, although WFS may extend the term for additional periods of up to 60 months. There was no amount outstanding at March 31, 2004 and December 31, 2003 and 2002. The average amount outstanding on the line was $22.9 million during the three months ended March 31, 2004, compared with $14.7 million and $50.5 million during 2003 and 2002, respectively. The $1.8 billion line of credit carries an interest rate based on the one-month London Interbank Offered Rate, referred to in this proxy statement/ prospectus as “LIBOR,” and an interest spread of 125 basis points when unsecured and 90 basis points when secured. The Bank has the right under this line of credit to refuse to permit additional amounts to be drawn if, in the Bank’s discretion, the amount sought to be drawn will not be used to finance the purchase of automobile contracts or other working capital requirements.

      Some of WFS’ subsidiaries have entered into lines of credit with the Bank. These lines permit WFS’ subsidiaries to draw up to a total of $330 million to fund activities related to WFS’ securitizations. Of the total $330 million, $10 million terminates on December 1, 2006 and $320 million terminates on January 1, 2010, although the terms may be extended by these subsidiaries for additional periods of up to 60 months. At March 31, 2004, the amount outstanding on these lines of credit totaled $15.2 million compared with $21.8 million and $62.0 million at December 31, 2003 and 2002, respectively. These lines of credit with the Bank held by WFS’ subsidiaries carry an interest rate based on one-month LIBOR and an interest spread of 112.5 basis points when unsecured and 62.5 basis points when secured.

      Interest on the amounts outstanding under the lines of credit is paid monthly, in arrears, and is calculated on the daily average amount outstanding that month. Interest expense for these lines of credit totaled $0.1 million and $0.3 million for the three months ended March 31, 2004 and 2003, respectively, and $1.0 million, $3.0 million and $8.9 million for the years ended December 31, 2003, 2002 and 2001, respectively. The weighted average interest rates for the lines of credit for the three months ended March 31, 2004 and 2003 were 2.11% and 2.46%, respectively, compared with 2.28%, 2.74% and 4.43% for the years ended December 31, 2003, 2002 and 2001, respectively. At March 31, 2004, the weighted average interest rate was 2.22% compared with 2.28% and 2.55% at December 31, 2003 and 2002, respectively.

Short-Term Investment

      WFS invests its excess cash at the Bank under an investment agreement. Prior to January 1, 2002, the Bank paid WFS an interest rate on this excess cash equal to the federal composite commercial paper rate. On January 1, 2002, the agreement was amended to revise the interest rate to the one-month LIBOR. The weighted average interest rate was 1.12% and 1.37% for the three months ended March 31, 2004 and 2003, respectively, compared with 1.23%, 1.77% and 3.80% for the years ended December 31, 2003, 2002 and 2001, respectively. WFS held $666 million, $764 million and $688 million excess cash with the Bank under the investment agreement at March 31, 2004 and December 31, 2003 and 2002, respectively. The average investment for the three months ended March 31, 2004 and 2003 was $660 million and $680 million, respectively, compared with $660 million, $561 million and $127 million during 2003, 2002 and 2001 respectively. Interest income earned by WFS under this agreement totaled $1.8 million and $2.3 million for the three months ended March 31, 2004 and 2003 respectively, and $8.2 million, $10.2 million and $4.9 million for the years ended December 31, 2003, 2002 and 2001, respectively. The interest rate was 1.10% at March 31, 2004 compared with 1.17% at December 31, 2003.

Reinvestment Contracts

      Pursuant to a series of agreements to which WFS, the Bank and WFS’ subsidiary, WFAL2, among others, are parties, WFS has access to the cash flows of certain outstanding securitizations, including the cash held in the spread accounts for these securitizations. WFS is permitted to use that cash as it determines, including to originate contracts.

      In certain securitizations, the Bank and WFAL2 have entered into a reinvestment contract that is deemed to be an eligible investment under the relevant securitization agreements. The securitization agreements require that all cash flows of the relevant trust and the associated spread accounts be invested in the applicable reinvestment contract. A limited portion of the invested funds may be used by WFAL2 and the balance may be used by the Bank. The Bank makes its portion available to WFS pursuant to the terms of the WFS Reinvestment Contract. Under the WFS Reinvestment Contract, WFS receives access to all of the cash available to the Bank under each trust reinvestment contract and is obligated to repay to the Bank an amount equal to the cash so used when needed by the Bank to meet its obligations under the individual trust reinvestment contracts. With the portion of the cash available to it under the individual trust reinvestment contracts, WFAL2 purchases contracts from WFS pursuant to the terms of the sale and servicing agreement.

      In accordance with these agreements, the Bank and WFAL2 pledge property owned by each of them for the benefit of the trustee of each trust and the surety. WFS paid the Bank a fee equal to 12.5 basis points of the amount of collateral pledged by the Bank as consideration for the pledge of collateral and for WFS’ access to cash under the WFS Reinvestment Contract in 2003. Effective January 1, 2004, this fee was increased to 55 basis points. WFS paid the Bank $1.2 million and $0.3 million for the three months ended March 31, 2004 and 2003, respectively, and $1.2 million, $1.2 million and $1.1 million for the years ended December 31, 2003, 2002 and 2001, respectively, for this purpose. As WFAL2 directly utilizes the cash made available to it to purchase contracts for its own account from WFS, no additional consideration from WFS is required to support WFAL2’s pledge of its property under the agreement with FSA. While WFS is under no obligation to repurchase contracts from WFAL2, to the extent WFAL2 needs to sell any such contracts to fund its repayment obligations under the trust reinvestment contracts, it is anticipated that WFS would prefer to purchase those contracts than for WFAL2 to sell those contracts to a third party. The WFS Reinvestment Contract, by its terms, is to remain in effect so long as any of the trust reinvestment contracts are an eligible investment for its related securitization. There was $710 million, $789 million and $944 million outstanding on the trust reinvestment contracts at March 31, 2004 and December 31, 2003 and 2002, respectively.

Whole Loan Sales

      WFS sold $1.5 billion of contracts to Westcorp in whole loan sales for the three months ended March 31, 2004, and $1.7 billion and $1.4 billion of contracts for the years ended December 31, 2003 and 2001, respectively. WFS sold no contracts to Westcorp for the three months ended March 31, 2003 and during the year ended December 31, 2002. In these transactions, WFS received cash for the amount of the principal outstanding on the contracts plus a premium of $48.5 million for the three months ended March 31, 2004 compared with $49.7 million and $44.3 million for the years ended December 31, 2003 and 2001, respectively. These premiums were recorded as a cash gain on sale, net of the write-off of outstanding dealer participation balances and the effect of hedging activities. These contracts were subsequently securitized by Westcorp and continue to be managed by WFS under the terms of the transactions.

Tax Sharing Agreement

      WFS and its subsidiaries are parties to an amended tax sharing agreement with Westcorp, the Bank and other subsidiaries of Westcorp, pursuant to which a consolidated federal tax return is filed for all of the parties to the agreement. Under this agreement, the tax due by the group is allocated to each member based upon the relative percentage of each member’s taxable income to that of all members. Each member pays Westcorp its estimated share of tax liability when otherwise due, but in no event may the amount paid exceed the amount of tax that would have been due if a member were to file a separate return. A similar process is used with respect to state income taxes for those states that permit the filing of a consolidated or combined return. Tax liabilities to states that require the filing of separate tax returns for each company are paid by each company. The term of the amended tax sharing agreement commenced on the first day of the consolidated return year beginning January 1, 2002 and continues in effect until the parties to the tax sharing agreement agree in writing to terminate it.

Management Agreements

      WFS has entered into certain management agreements with the Bank and Westcorp pursuant to which WFS pays an allocated portion of certain costs and expenses incurred by the Bank and Westcorp with respect to services or facilities of the Bank and Westcorp used by WFS or its subsidiaries, including its principal office facilities, its field offices, and overhead and associate benefits pertaining to Bank and Westcorp associates who also provide services to WFS or its subsidiaries. Additionally, as part of these management agreements, the Bank and Westcorp have agreed to reimburse WFS for similar costs incurred. Net amounts paid to WFS by the Bank, Westcorp and their affiliates under these agreements were $3.2 million and $1.9 million for the three months ended March 31, 2004 and 2003, respectively, and $4.1 million, $6.4 million and $5.9 million for the years ended December 31, 2003, 2002 and 2001, respectively. The management agreements may be terminated by any party upon five days prior written notice without cause, or immediately in the event of the other party’s breach of any covenant, obligation, or duty contained in the applicable management agreement or for violation of law, ordinance, statute, rule or regulation governing either party to the applicable management agreement.

      Except as set forth in this proxy statement/ prospectus or included in the disclosure incorporated herein by reference, neither Westcorp nor, to the best of Westcorp’s knowledge, any of its directors, executive officers or other affiliates had any transactions with WFS or any of its directors, executive officers or other affiliates that would require disclosure under the rules and regulations of the Commission applicable to this proxy statement/ prospectus. In addition, except as set forth in this proxy statement/ prospectus or included in the disclosure incorporated herein by reference, neither WFS, nor, to the best of WFS’ knowledge, any of its directors, executive officers or other affiliates had any transactions with Westcorp or any of its directors, executive officers or other affiliates that would require disclosure under the rules and regulations of the Commission applicable to this proxy statement/ prospectus. As of the date of this proxy statement/ prospectus, Westcorp owned through the Bank 34,447,722 shares, or approximately 84% of the outstanding shares of WFS common stock.

Governmental and Regulatory Matters

The Charter Conversion

      The Bank’s current charter is a federal savings bank charter. The federal savings bank charter has various advantages and disadvantages. As the Bank has continued to grow its automobile lending and commercial banking businesses, the Bank has from time to time considered other charter options. In recent discussions with its regulators, the Bank has been encouraged by the OTS to seek a charter that would better fit the Bank’s business model. In light of the concerns regarding the OTS’ potential responses if the Bank did not take action consistent with the OTS recommendation, the Bank and Westcorp considered a number of options and ultimately decided to seek a California state commercial bank charter for the Bank.

      The Bank has decided that it would be in its best interest to have a bank charter that does not have certain restrictions that apply to the federal savings bank charter so that the Bank can more fully use its low cost deposits to fund its automobile contracts and commercial loan portfolios. Because WFS’ assets are currently consolidated with those of the Bank, WFS is subject to certain regulatory requirements limiting the amount of automobile installment contracts, referred to in this proxy statement/ prospectus as “automobile contracts,” that the Bank, indirectly through WFS, can hold. To meet these prescribed regulatory limits, WFS’ regularly securitizes its automobile contracts, thereby removing those automobile contracts from the Bank’s consolidated assets for regulatory purposes. The Bank anticipates that as a California state commercial bank, automobile contracts will be able to constitute a substantially larger percentage of its assets for regulatory purposes, subject to its continued compliance with applicable safety and soundness and capital requirements. Prior to securitization, WFS, through advances from the Bank, is able to utilize low cost deposit funds to finance its acquisition of automobile contracts. When WFS securitizes its automobile contracts, the notes issued upon securitization carry interest rates generally based on LIBOR rates for equivalent term securities, which rates are typically well in excess of the Bank’s average cost of deposits. However, as a result of the merger and the conversion of the Bank’s charter to a California state commercial bank, there will be no fixed statutory limit on the amount of automobile contracts that can be held, or the length of time such assets are held, on the Bank’s balance sheet. This will enable the Bank to enter the capital markets when it is most efficient, and give the Bank greater flexibility in determining whether to securitize its automobile contracts, or utilize its low cost deposits, to fund the automobile contracts on a long term basis. It is anticipated that holding automobile contracts funded with low cost deposits in greater amounts and for longer periods of time than is currently possible will directly reduce the overall cost of funding the Bank’s operations.

      The Bank’s management and its board of directors, as well as the board of directors of Westcorp and WFS, have evaluated and concluded that a California state commercial bank charter provides the best option to meet the needs of the Bank and its nationwide lending operations through WFS.

      With the approval of the Department of Financial Institutions and OTS, the conversion will be completed in accordance with California law. As amended in 1995, Section 4941(b) of the California Financial Code

permits a federal savings bank to convert directly to a California state commercial bank. The steps involved in a conversion include, among others, adopting a “plan of conversion” in accordance with California and federal law and obtaining the approval of the Department of Financial Institutions. In addition, Federal Reserve Board approval is required for Westcorp and other holding companies to be registered as a holding company under the Federal Bank Holding Company Act.

      As part of the conversion process, the Bank will be incorporated as a California corporation, licensed as a California state commercial bank and will succeed to all the rights and property of, and will become subject to all debts and obligations of, its former existence as a federal savings bank.

      Following the conversion of the Bank’s charter, the Bank will be regulated, supervised and examined by both the California Commission and the FDIC. In addition, Westcorp will be a bank holding company regulated, supervised and examined by the Federal Reserve Board. For more information, see the discussion below under “— Federal and State Banking Regulations.”

Federal and State Banking Regulations

      Federal law mandates frequent examinations of all banks, with the costs of examinations to be assessed against the bank. After the conversion, the Bank’s primary federal regulator will be the FDIC. The federal banking regulatory agencies have substantial enforcement powers over the depository institutions that they regulate. Civil and criminal penalties may be imposed on such institutions and persons associated with those institutions for violations of laws or regulation.

      As a California state commercial bank whose accounts are insured by the FDIC up to a maximum of $100,000 per depositor, the Bank will be subject to regulation, supervision and regular examination by the California Commissioner and the FDIC, and must comply with certain regulations of the Federal Reserve Board. The regulations of these agencies will govern most aspects of the Bank’s business, including the making of periodic reports, its activities relating to dividends, investments, loans, borrowings, capital requirements, certain check-clearing activities, branching, mergers and acquisitions, reserves against deposits and numerous other areas. Supervision, legal action and examination by these agencies is generally intended to protect depositors, creditors, borrowers and the deposit insurance fund and generally is not intended for the protection of shareholders.

      The activities of the Bank will also be regulated by state law. State law, for example, regulates certain loans to any officer of the Bank, directly or indirectly, or to any related corporation in which such officer is a shareholder, director, officer or employee. Subject to certain limitations, California law permits California state commercial banks to invest in the stock and equity securities of other corporations, to engage directly in, or invest directly in subsidiaries which conduct, real estate related activities (including property management and real estate appraisal), and to participate in management consulting and data processing services for third parties. The Federal Deposit Insurance Corporation Improvement Act of 1991, referred to in this proxy statement/ prospectus as “FDICIA,” limits the powers, including investment authority, of state banks to those activities that are either permitted to national banks, or activities that the FDIC finds do not pose a significant risk to the deposit insurance fund. In November 1998, the FDIC announced it would make it easier for well-run state banks to engage in real estate and securities underwriting, if permitted by state law. State banks are now required to file notice of intention to engage in such activities.

      FDICIA places limits on brokered deposits and extends the limits to any bank that is not “well capitalized” or has been notified that it is in “troubled condition.” A well-capitalized institution (which generally includes an institution that is considered well capitalized for purposes of the prompt corrective action regulations discussed below) may still accept brokered deposits without restriction, unless it has been informed by its appropriate Federal regulatory agency that it is in “troubled condition.” All other insured depository institutions are prohibited from accepting brokered deposits unless a waiver is obtained from the FDIC. If a waiver is obtained, the interest paid on deposits may not exceed the rate paid for deposits in the bank’s normal market area, or the national rate as determined in the FDIC’s regulation.

Capital Adequacy Requirements

      After conversion of the Bank to a California state commercial bank, Westcorp will be subject to the capital adequacy regulations of the Federal Reserve Board, and the Bank will be subject to the capital adequacy regulations of the FDIC. Those regulations incorporate both risk-based and leverage capital requirements. Each of the federal regulators has established risk-based and leverage capital guidelines for banks or bank holding companies it regulates, which set total capital requirements and define capital in terms of “core capital elements,” or Tier 1 capital; and “supplemental capital elements,” or Tier 2 capital. Tier 1 capital is generally defined as the sum of the core capital elements less goodwill and certain other deductions, notably the unrealized net gains or losses (after tax adjustments) on certain financial instruments carried at fair market value. The following items are defined as core capital elements:

•	common shareholders’ equity;

•	qualifying noncumulative perpetual preferred stock and related surplus; and

•	minority interests in the equity accounts of consolidated subsidiaries.

      Supplementary capital elements include:

•	allowance for loan and lease losses (but not more than 1.25% of an institution’s risk-weighted assets);

•	perpetual preferred stock and related surplus not qualifying as core capital;

•	hybrid capital instruments, perpetual debt and mandatory convertible debt instruments; and

•	term subordinated debt and intermediate-term preferred stock and related surplus.

The maximum amount of supplemental capital elements which qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill.

      The minimum required ratio of qualifying total capital to total risk-weighted assets, or the total risk-based capital ratio, is 8.0%, at least one-half of which must be in the form of Tier 1 capital, and the minimum required ratio of Tier 1 capital to total risk-weighted assets, or the Tier 1 risk-based capital ratio, is 4.0%. Risk-based capital ratios are calculated to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets, and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under the risk-based capital guidelines, the nominal dollar amounts of assets and credit-equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans. As of March 31, 2004, the Bank’s total risk-based capital ratio was 16.74%, and its Tier 1 risk-based capital ratio was 11.28%.

      The following table presents certain capital ratios for the Bank and Westcorp:

		Tier 1
	Tangible	Risk-Based	Risk-Based
	Capital	Capital	Capital

December 31, 2001
Bank capital ratio	7.29%	8.49%	11.86%
Westcorp capital ratio(1)	6.78%	7.79%	10.75%

December 31, 2002
Bank capital ratio	6.43%	7.67%	13.38%
Westcorp capital ratio(1)	6.63%	7.97%	13.28%

December 31, 2003
Bank capital ratio	7.06%	9.20%	14.17%
Westcorp capital ratio(1)	9.08%	11.31%	15.61%

		Tier 1
	Tangible	Risk-Based	Risk-Based
	Capital	Capital	Capital

March 31, 2004
Bank capital ratio	8.39%	11.28%	16.74%
Westcorp capital ratio(1)	9.30%	11.61%	15.87%

March 31, 2004 — Pro Forma(2)
Bank capital ratio	8.45%	11.35%	16.78%
Westcorp capital ratio	9.35%	11.65%	15.90%

(1)	Westcorp, as a Savings and Loan Association Holding Company, was not required by law or regulation to meet or exceed any capital ratios, although the OTS had the authority to impose requirements if it believed Westcorp, as a holding company, was inadequately capitalized to support the Bank. Westcorp will be subject to capital ratios as a bank holding company.

(2)	The March 31, 2004 pro forma capital ratios assume the merger was completed on March 31, 2004.

      The risk-based capital requirements also take into account concentrations of credit (i.e., relatively large proportions of loans involving one borrower, industry, location, collateral or loan type) and the risks of “non-traditional” activities (those that have not customarily been part of the banking business). The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards, and authorize the regulators to review an institution’s management of such risks in assessing an institution’s capital adequacy. For more information, see “Risk Factors — Risks Related to Regulatory Factors — Regulatory guidance regarding subprime lending may affect the Bank’s capital requirements.” In addition, the Federal Reserve Board and the FDIC may require Westcorp and the Bank to maintain higher levels of capital than is required by the OTS.

      The risk-based capital regulations also include exposure to interest rate risk as a factor that the regulators will consider in evaluating a bank’s capital adequacy. Interest rate risk is the exposure of a bank’s current and future earnings and equity capital arising from adverse movements in interest rates. While interest rate risk is inherent in a bank’s role as financial intermediary, it introduces volatility to bank earnings and to the economic value of the institution.

      The FDIC and the Federal Reserve Board also require the maintenance of a leverage capital ratio designed to supplement the risk-based capital guidelines. Banks and bank holding companies that have received the highest rating of the five categories used by regulators to rate banks and are not anticipating or experiencing any significant growth must maintain a ratio of Tier 1 capital (net of all intangibles) to adjusted total assets of at least 3%. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum, for a minimum of 4% to 5%. Pursuant to federal regulations, banks must maintain capital levels commensurate with the level of risk to which they are exposed, including the volume and severity of problem loans, and federal regulators may, however, set higher capital requirements when a bank’s particular circumstances warrant. As of March 31, 2004, the Bank’s leverage capital ratio was 8.39%.

Prompt Corrective Action Provisions

      Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured financial institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The federal banking agencies have by regulation defined the following five capital categories:

•	“well capitalized” (total risk-based capital ratio of 10%; Tier 1 risk-based capital ratio of 6%; and leverage capital ratio of 5%);

•	“adequately capitalized” (total risk-based capital ratio of 8%; Tier 1 risk-based capital ratio of 4%; and leverage capital ratio of 4%) (or 3% if the institution receives the highest rating from its primary regulator);

•	“undercapitalized” (total risk-based capital ratio of less than 8%; Tier 1 risk-based capital ratio of less than 4%; or leverage capital ratio of less than 4%) (or 3% if the institution receives the highest rating from its primary regulator);

•	“significantly undercapitalized” (total risk-based capital ratio of less than 6%; Tier 1 risk-based capital ratio of less than 3%; or leverage capital ratio less than 3%); and

•	“critically undercapitalized” (tangible equity to total assets less than 2%). A bank may be treated as though it were in the next lower capital category if after notice and the opportunity for a hearing, the appropriate federal agency finds an unsafe or unsound condition or practice so warrants, but no bank may be treated as “critically undercapitalized” unless its actual capital ratio warrants such treatment.

      At each successively lower capital category, an insured bank is subject to increased restrictions on its operations. For example, a bank is generally prohibited from paying management fees to any controlling persons or from making capital distributions if to do so would make the bank “undercapitalized.” Asset growth and branching restrictions apply to undercapitalized banks, which are required to submit written capital restoration plans meeting specified requirements (including a guarantee by the parent holding company, if any).

      “Significantly undercapitalized” banks are subject to broad regulatory authority, including among other things, capital directives, forced mergers, restrictions on the rates of interest they may pay on deposits, restrictions on asset growth and activities, and prohibitions on paying certain bonuses without FDIC approval. Even more severe restrictions apply to critically undercapitalized banks. Most importantly, except under limited circumstances, not later than 90 days after an insured bank becomes critically undercapitalized, the appropriate federal banking agency is required to appoint a conservator or receiver for it.

      In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the issuance of cease and desist orders, termination of insurance of deposits (in the case of a bank), the imposition of civil money penalties, the issuance of directives to increase capital, formal and informal agreements, or removal and prohibition orders against “institution-affiliated” parties.

      The Bank currently meets all capital requirements to which it is subject and satisfies the requirements of a “well capitalized” institution. For more information, see Westcorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Commission on March 12, 2004, and incorporated by reference into this proxy statement/prospectus.

Safety and Soundness Standards

      The federal banking agencies have also adopted guidelines establishing safety and soundness standards for all insured depository institutions. Those guidelines relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan and institute enforcement proceedings if an acceptable compliance plan is not submitted.

Premiums for Deposit Insurance

      The FDIC regulations also implement a risk-based premium system, whereby insured depository institutions are required to pay insurance premiums depending on their risk classification. After the conversion, the Bank will continue to be insured by the Savings Association Insurance Fund. Such banks are categorized into one of three capital categories (well capitalized, adequately capitalized, and undercapitalized) and one of three supervisory categories based on federal regulatory evaluations. The three supervisory categories are: financially sound with only a few minor weaknesses (Group A); demonstrates weaknesses that could result in significant deterioration (Group B); and poses a substantial probability of loss (Group C). The capital ratios used by the FDIC to define well capitalized, adequately capitalized and undercapitalized are the same in the FDIC’s prompt corrective action regulations. The current Savings Association Insurance Fund adjusted assessment rates (expressed as cents per $100 of deposits) are summarized as follows:

	Group A	Group B	Group C

Well capitalized	0	3	17
Adequately capitalized	3	10	24
Undercapitalized	10	24	27

      In addition, banks must pay a fluctuating amount towards the retirement of the Financing Corporation bonds issued in the 1980s to assist in the recovery of the savings and loan industry.

Dividends

      Holders of Westcorp common stock are entitled to receive dividends as and when declared by Westcorp’s board of directors out of funds legally available therefor, pursuant to applicable California law.

      California corporations such as Westcorp may make distributions to their shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution. In the event sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if, after giving effect to the distribution, the corporation’s assets equal at least 125% of its liabilities and certain other conditions are met. Since the 125% ratio translates into a minimum capital ratio of 25%, most bank holding companies, including Westcorp based on its current capital ratios, are unable to meet this last test and so must have sufficient retained earnings to fund the proposed distribution. Based on Westcorp’s current capital condition, Westcorp does not anticipate that this will affect its payment of dividends in accordance with historic practices.

      The Federal Reserve Board has advised bank holding companies that it believes that payment of cash dividends in excess of current earnings from operations is inappropriate and may be cause for supervisory action. As a result of this policy, banks and their holding companies may find it difficult to pay dividends out of retained earnings from historical periods prior to the most recent fiscal year or to take advantage of earnings generated by extraordinary items such as sales of buildings or other large assets in order to generate profits to enable payment of future dividends. Further, the Federal Reserve Board’s position that holding companies are expected to provide a source of managerial and financial strength to their subsidiary banks potentially restricts a bank holding company’s ability to pay dividends.

      The Bank is a legal entity that is separate and distinct from Westcorp. Subject to the regulatory restrictions described below, future cash dividends by the Bank after the conversion and merger will depend upon the Bank’s assessment of future capital requirements, contractual restrictions and other factors.

      The powers of the board of directors of the Bank to declare a cash dividend to Westcorp will be subject to California law, which restricts the amount available for cash dividends to the lesser of the retained earnings or the respective bank’s net income for its last three fiscal years (less any distributions to shareholders made during such period). Where the above test is not met, cash dividends may still be paid, with the prior approval of the California Commissioner in an amount not exceeding the greatest of (1) retained earnings of the bank; (2) the net income of the bank for its last fiscal year; or (3) the net income of the bank for its current fiscal year. Based on the Bank’s current capital condition, Westcorp does not anticipate that this will affect the Bank’s payment of dividends in accordance with historic practices.

      Under the FDIA, bank regulators also have authority to prohibit a bank from engaging in business practices which are considered to be unsafe or unsound. It is possible, depending upon the financial condition of the Bank and other factors, that such regulators could assert that the payment of dividends or other payments might, under certain circumstances, be an unsafe or unsound practice, even if technically permissible.

Community Reinvestment Act

      The Bank will continue to be subject to certain requirements and reporting obligations involving activities in connection with the Community Reinvestment Act, referred to in this proxy statement/prospectus as the “CRA.” The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. The CRA further requires the agencies to take into account a financial institution’s record of meeting its community credit needs when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations. In measuring a bank’s compliance with its CRA obligations, the regulators utilize a performance-based evaluation system which bases CRA ratings on the bank’s actual lending service and investment performance, rather than on the extent to which the institution conducts needs assessments, documents community outreach activities or complies with other procedural requirements. In connection with its assessment of CRA performance, the FDIC assigns a rating of “outstanding,” “satisfactory,” “needs to improve” or “substantial noncompliance.” The Bank’s most recent rating was “satisfactory.”

Other Consumer Protection Laws and Regulations

      Examination and enforcement have become intense, and banks have been advised to monitor carefully compliance with various consumer protection laws and their implementing regulations. In addition to the other laws and regulations discussed herein, the Bank is subject to certain consumer and public interest laws and regulations that are designed to protect customers in transactions with banks and certain other financial services companies. While the list set forth below is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and the Right to Financial Privacy Act. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits, making loans, collecting loans and providing other services. The Bank must comply with the applicable provisions of these laws and regulations as part of its ongoing customer relations. Failure to comply with these laws and regulations can subject the Bank to various penalties, including but not limited to enforcement actions, injunctions, fines or criminal penalties, punitive damages to consumers and the loss of certain contractual rights.

Financial Modernization Act

      The Gramm-Leach-Bliley Financial Modernization Act, referred to in this proxy statement/prospectus as the “Financial Modernization Act,” became effective March 11, 2000. It repealed two provisions of the Glass-Steagall Act: Section 20, which restricted the affiliation of Federal Reserve Member Banks with firms “engaged principally” in specified securities activities; and Section 32, which restricted officer, director, or employee interlocks between a member bank and any company or person “primarily engaged” in specified securities activities. In addition, it also contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a financial holding company. “Financial activities” is broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

      Generally, the Financial Modernization Act: repeals historical restrictions on, and eliminates many federal and state law barriers to, affiliations among banks, securities firms, insurance companies, and other financial service providers; provides a uniform framework for the functional regulation of the activities of banks, savings institutions, and their holding companies; broadens the activities that may be conducted by national banks, banking subsidiaries of bank holding companies, and their financial subsidiaries; provides an enhanced framework for protecting the privacy of consumer information; adopts a number of provisions related to the capitalization, membership, corporate governance, and other measures designed to modernize the Federal Home Loan Bank system; modifies the laws governing the implementation of the CRA; and addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

      The Financial Modernization Act required that designated federal regulatory agencies, including the FDIC, the Federal Reserve Board, the Comptroller of the Currency and the Securities and Exchange Commission, publish regulations to implement certain provisions of the Act. These agencies have cooperated in the release of rules that establish minimum requirements to be followed by financial institutions for protecting the privacy of financial information provided by consumers. The agencies’ rules, which establish privacy standards to be followed by state banks such as the Bank, require a financial institution to (i) provide notice to customers about its privacy policies and practices, (ii) describe the conditions under which the institution may disclose nonpublic personal information about consumers to nonaffiliated third parties, and (iii) provide a method for consumers to prevent the financial institution from disclosing that information to nonaffiliated third parties by “opting out” of that disclosure.

      The Financial Modernization Act also includes a new section of the FDIA governing subsidiaries of state banks that engage in “activities as principal that would only be permissible” for a national bank to conduct in a financial subsidiary. It expressly preserves the ability of a state bank to retain all existing subsidiaries. Because California permits commercial banks chartered by the state to engage in any activity permissible for national banks, the Bank will be permitted to form subsidiaries to engage in the activities authorized by the Financial Modernization Act to the same extent as a national bank. In order to form a financial subsidiary, a bank must be well-capitalized and would be subject to the same capital deduction, risk management and affiliate transaction rules as applicable to national banks.

Regulation W

      On December 12, 2002, the Federal Reserve adopted Regulation W, the rule that comprehensively implements Sections 23A and 23B of the Federal Reserve Act. The rule became effective April 1, 2003. Sections 23A and 23B and Regulation W limit the risks to a bank from transactions between the bank and its affiliates and limit the ability of a bank to transfer to its affiliates the benefits arising from the bank’s access to insured deposits, the payment system and the discount window and other benefits of the Federal Reserve System. The statute and rule impose quantitative and qualitative limits on the ability of a bank to extend credit to, or engage in certain other transactions with, an affiliate (and a nonaffiliate if an affiliate benefits from the transaction). The Bank and WFS are currently subject to substantially similar regulations restricting transactions with affiliates. However, certain transactions that generally do not expose a bank to undue risk or abuse the safety net are exempted from coverage under Regulation W. Historically, a subsidiary of a bank was not considered an affiliate for purposes of Sections 23A and 23B, since their activities were limited to activities permissible for the bank itself. The Financial Modernization Act authorized “financial subsidiaries” that may engage in activities not permissible for a bank. These financial subsidiaries are now considered affiliates. Certain transactions between a financial subsidiary and another affiliate of a bank are also covered by Sections 23A and 23B under Regulation W.

      Regulation W has an exemption that would permit a banking organization to engage more expeditiously in internal reorganization transactions involving a bank’s purchase of assets from an affiliate (subject to a number of conditions).

      The final rule contains new valuation rules for a bank’s investments in, and acquisitions of, affiliates. The Federal Reserve Board expects examiners and other supervisory staff to review intercompany transactions closely for compliance with the statutes and Regulation W and to resolve any violations or potential violations quickly.

Source of Strength Doctrine

      According to Federal Reserve Board policy and regulation, bank holding companies are required to act as a source of financial and managerial strength for each subsidiary bank and to commit resources to support each such subsidiary. Any failure by Westcorp to do so, could subject Westcorp to administrative sanctions by the Federal Reserve Board.

Other Pending and Proposed Legislation

      Other legislative and regulatory initiatives which could affect Westcorp, the Bank and the banking industry in general are pending, and additional initiatives may be proposed or introduced, before the U.S. Congress, the California legislature and other governmental bodies in the future. Such proposals, if enacted, may further alter the structure, regulation and competitive relationship among financial institutions, and may subject Westcorp and the Bank to increased regulation, disclosure and reporting requirements following the merger. In addition, the various banking regulatory agencies often adopt new rules and regulations to implement and enforce existing legislation. It cannot be predicted whether, or in what form, any such legislation or regulations may be enacted or the extent to which the business of Westcorp or the Bank would be affected thereby.

Bank Regulatory Approvals

      The conversion and merger are subject to receipt of certain regulatory approvals and the filing of certain related regulatory notices, including the following:

      The conversion requires approval of the California Commissioner pursuant to Section 4944 of the California Financial Code and of the OTS pursuant to the OTS Regulations. The conversion will result in Westcorp becoming a bank holding company and requires the prior approval of the Board of Governors of the Federal Reserve System pursuant to Section 3(a)(1) of the Bank Holding Company Act of 1956. The merger requires the approval of the FDIC under the Bank Merger Act pursuant to 12 U.S.C. Section 1828(c).

      The required applications and notices were filed on May 27, 2004 in final form with the California Department of Financial Institutions, FDIC and OTS and in draft form with the Board of Governors of the Federal Reserve System. The Board of Governors of the Federal Reserve System will begin processing the application in draft form and will permit the application to be converted to final form once the application is considered to be complete and there is a reasonable probability that the California Department of Financial Institutions and OTS will approve the conversion. On July 1, 2004, the Bank received notice from the OTS that it has tentatively approved the Bank’s application regarding the conversion. After the FDIC and Board of Governors of the Federal Reserve System approvals are received, there will be a 15-day waiting period during which the Department of Justice can challenge the conversion and merger on the basis of a perceived anticompetitive impact. There is no assurance that the regulatory agencies will approve the conversion and merger, that the Department of Justice will not challenge the conversion and merger, or that any approval by the regulatory agencies will not contain conditions which are materially burdensome to Westcorp.

Litigation Relating to the Merger

      On May 24, 2004, shortly after Westcorp and WFS issued their joint press release announcing an agreement whereby Westcorp would acquire the outstanding 16% common stock interest of WFS in exchange for Westcorp stock, individual shareholders of WFS filed three separate purported class action complaints in the Orange County, California Superior Court against Westcorp, WFS, individual board members of Westcorp, and the individual WFS special committee members. A fourth purported class action complaint was filed several days later against the same defendants. All of the actions allege that the defendants breached their respective fiduciary duties and practiced self-dealing in agreeing to the terms of the proposed “going private” transaction. The plaintiffs contend, among other things, that the exchange ratio of 1.11 is not adequate. The actions further allege that defendants failed to make proper public disclosures concerning the transaction. Each of the actions seeks a declaration that it may be maintained as a class action, and seeks to enjoin or rescind the transaction and obtain an unspecified sum in damages and costs, including attorneys’ fees and expenses.

      On June 24, 2004, pursuant to a stipulated court order, a consolidated complaint was filed by the plaintiffs in the first three actions (David Osher, Ronald Young, and Bamboo Partners). Subsequently, the plaintiff in the fourth action, Alaska Hotel & Restaurant employees Pension Trust Fund, referred to in this proxy statement/ prospectus as “Alaska,” filed a motion seeking to vacate the Court’s prior order establishing lead counsel and to file a new and different consolidated complaint. The hearing on Alaska’s motion is scheduled for July 16, 2004. The court has further ordered that the defendants will not be required to file their responsive pleadings until a date to be determined after the July 16, 2004 hearing. Limited discovery has been authorized prior to July 16, 2004.

      We intend to defend these actions vigorously.

      This description of these actions is qualified in its entirety by reference to the allegations in the related consolidated complaint, which we have filed as an exhibit to the registration statement of which this proxy statement/ prospectus is a part, and which we incorporate herein by reference.

Material U.S. Federal Income Tax Consequences of the Merger

      The following is a discussion of certain U.S. federal income tax consequences of the merger to WFS shareholders who exchange their shares of WFS common stock for shares of Westcorp common stock in the merger. This discussion addresses only WFS shareholders who are U.S. Holders (as defined below) and hold WFS common stock as a capital asset. It does not address all of the U.S. federal income tax consequences that may be relevant to a particular WFS shareholder in light of that shareholder’s individual circumstances or to a WFS shareholder who is subject to special rules, including, without limitation:

•	a financial institution or insurance company;

•	a tax-exempt organization;

•	a shareholder who is not a U.S. Holder;

•	a mutual fund;

•	a pass-through entity or an investor in such an entity;

•	a trader in securities that elects mark-to-market accounting;

•	a dealer or broker in securities or foreign currencies;

•	a shareholder who holds WFS common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction;

•	a shareholder who acquired his or her shares of WFS common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	a person who has a functional currency other than the U.S. dollar; and

•	a person who exercises dissenters’ rights.

      The following discussion is based on the Code, applicable U.S. Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/ prospectus and all of which are subject to change, possibly with retroactive effect. This discussion is not binding on the Internal Revenue Service, which is referred to in this proxy statement/prospectus as the “IRS,” and there can be no assurance that the IRS (or a court, if challenged by the IRS) will agree with the conclusions stated herein. In addition, this discussion does not address any state, local or foreign tax consequences of the merger. WFS shareholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws.

      “U.S. Holder” refers to a beneficial holder of common stock that is (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (x) that is subject to the supervision of a court within the United States and the control of one or more U.S. persons as described in section 7701(a)(30) of the Code or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of that partnership. If a U.S. Holder is a partner of a partnership holding that common stock, the holder is urged to consult its tax advisor regarding the tax consequences of the merger.

      It is a condition to the completion of the merger that Westcorp receive a written opinion from special counsel to the Westcorp special committee, Morrison & Foerster LLP, and that WFS receive a written opinion from special counsel to the WFS special committee, Skadden, Arps, Slate, Meagher & Flom LLP, in each case dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Westcorp nor WFS intends to waive this closing condition. In the event that either Westcorp or WFS waives receipt of such opinion from such counsel, however, WFS will resolicit the approval of its shareholders after providing appropriate disclosure. The opinions will rely on certain assumptions as well as representations and covenants made by Westcorp and WFS. If any of those assumptions, representations or covenants are inaccurate, counsel may not be able to render the required opinions and the tax consequences of the merger could differ from those discussed here. An opinion of counsel is not binding on the IRS or any court, nor does it preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the U.S. federal income tax consequences of the merger.

      Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes:

•	a WFS shareholder whose shares of WFS common stock are exchanged in the merger for shares of Westcorp common stock will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of Westcorp common stock;

•	a WFS shareholder’s aggregate tax basis in shares of Westcorp common stock received in the merger (including any fractional share interests deemed to be received and converted to cash) will equal the aggregate tax basis of the WFS common stock surrendered in the merger; and

•	a WFS shareholder’s holding period for shares of Westcorp common stock received in the merger will include the holding period for the shares of WFS common stock surrendered in the merger.

Cash in Lieu of Fractional Shares

      To the extent that a WFS shareholder receives cash in lieu of a fractional share of Westcorp common stock, the shareholder will be deemed to have received that fractional share in the merger and then to have received such cash in exchange for that fractional share. The shareholder will generally recognize capital gain or loss equal to the difference between the cash received and the portion of the shareholder’s tax basis in the shares of WFS common stock surrendered allocable to that fractional share. This capital gain or loss will generally be long-term capital gain or loss if the WFS shareholder’s holding period for its shares of WFS common stock exceeds one year at the effective time of the merger.

Backup Withholding and Information Reporting

      Non-corporate U.S. Holders of WFS common stock may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional share interest in Westcorp. These

U.S. Holders will not be subject to backup withholding, however, if they furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the Form W-9 or successor form included in the letter of transmittal to be delivered to the holders following the completion of the merger or are otherwise exempt from backup withholding.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that holder’s U.S. federal income tax liability, provided the required information or appropriate claim for refund is furnished to the IRS.

      U.S. Holders receiving Westcorp common stock as a result of the merger generally will be required to retain records pertaining to the merger and generally will be required to file with their U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Dissenters’ Rights of WFS Shareholders

      The rights of WFS shareholders who dissent in connection with the merger are governed by specific legal provisions contained in Chapter 13 (Sections 1300-1312) of the California Corporations Code, the text of which is attached as Annex C hereto. The description of dissenters’ rights contained in this proxy statement/ prospectus is qualified in its entirety by reference to those sections of the California Corporations Code. Failure to follow the steps required by chapter 13 of the California Corporations Code for perfecting dissenters’ rights may result in the loss of such rights.

      If the merger is completed, certain of the WFS shareholders, who object to the merger agreement and the merger and who have fully complied with all applicable provisions of Chapter 13 of the California Corporations Code, may have the right to require WFS to purchase the shares of WFS common stock held by them for cash at the fair market value of those shares on the day before the terms of the merger were first announced, excluding any appreciation or depreciation because of the merger. Persons who are beneficial owners of shares of WFS common stock but whose shares are held by another person, such as a broker or nominee, should instruct the record holder to follow the procedures outlined below if such persons wish to dissent with respect to any or all of their shares. Subject to the provisions of the California Corporations Code, any shareholder who has exercised dissenters’ rights will not have the right at law or in equity to attack the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the merger agreement and the merger had been legally voted in favor of the merger agreement and the merger. In addition, if a shareholder initiates any action to attack the validity of the merger, the shareholder thereafter shall have no right to demand payment for his or her shares as a dissenting shareholder.

      Shares of WFS common stock must be purchased by WFS upon demand from a dissenting shareholder if all applicable requirements are complied with, but only if (a) demands for payment are filed with respect to 5% or more of the outstanding shares of such WFS common stock entitled to vote, or (b) the shares are subject to a restriction on transfer imposed by WFS or by any law or regulation. It is a condition to the closing of the merger that not more than 5% of the outstanding WFS shares entitled to vote are dissenting shares. If more than 5% are dissenting shares, the merger will not be consummated and Westcorp will not make any cash payments to such dissenting shares, unless Westcorp waives that condition.

      WFS is not aware of any restriction on transfer of any of the shares of WFS common stock except restrictions that may be imposed upon shareholders who are deemed to be “affiliates” of WFS as that term is defined in Rule 144 promulgated under the Securities Act. Those shareholders who believe there is some such restriction affecting their shares should consult with their own legal counsel as to the nature and extent of any dissenters’ rights they may have.

      For a WFS shareholder to exercise the right to have WFS purchase his or her shares of WFS common stock, the procedure to be followed under Chapter 13 of the California Corporations Code include the following requirements:

(i) The shareholder of record must have voted the shares against approval of the merger agreement and the merger. It is not sufficient to abstain from voting. However, the shareholder may abstain as to part of his or her shares or vote part of those shares for the merger agreement and the merger without losing the right to have purchased those shares which were voted against the merger agreement and the merger.

(ii) Any such shareholder who voted against approval of the merger agreement and the merger, and who wishes to have purchased his or her shares that were voted against the merger agreement and the merger, must make a written demand to have WFS purchase those shares for cash at their fair market value. The demand must include the information specified below and must be received by WFS or its transfer agent not later than the date of the WFS special meeting.

      Within ten days after the approval of the merger by WFS shareholders, the respective holders of shares of WFS common stock who voted against the merger agreement and the merger and made a timely demand for purchase (and who are entitled to require WFS to purchase their shares because either (i) holders of 5% or more of the outstanding shares filed demands on or before the date of the WFS special meeting, or (ii) the shares are restricted as to transfer) must be notified by WFS of the approval and WFS must offer all of those shareholders a cash price for their shares that WFS considers to be the fair market value of the shares on the day before the terms of the merger were first announced, excluding any appreciation or depreciation because of the proposed merger. The notice also must contain a brief description of the procedures to be followed under Chapter 13 of the California Corporations Code in order for a shareholder to exercise the right to have WFS purchase his or her shares, including the 30-day time period for submitting certificates representing shares as to which dissenters’ rights are being exercised, and attach a copy of the relevant provisions of the California Corporations Code.

Demand for Purchase

      Merely voting or delivering a proxy directing a vote against the approval of the merger agreement and the merger does not constitute a demand for purchase. A written demand is essential.

      In all cases, the written demand that the dissenting shareholder must deliver to WFS must:

(i) be made by the person who was the shareholder of record, including a transferee of record, on the WFS record date set for voting on the merger agreement and the merger (or his or her daily authorized representative) and not by someone who is merely a beneficial owner of the shares;

(ii) state the number and class of dissenting shares; and

(iii) include a demand that WFS purchase the shares at what the shareholder claims to be the fair market value of such shares on the date before the terms of the merger were first announced, excluding any appreciation or depreciation because of the proposed merger. It is WFS’ position that this day is May 21, 2004. A shareholder may take the position in the written demand that a different date is applicable. The shareholder’s statement of fair market value constitutes an offer by such dissenting shareholder to sell the shares to WFS at such price.

      In addition, it is recommended that the following conditions be complied with to ensure that the written demand is properly executed and delivered:

(i) The written demand should be sent by registered or certified mail, return receipt requested.

(ii) The written demand should be signed by the shareholder of record (or his or her duly authorized representative) exactly as his or her name appears on the stock certificates evidencing the shares.

(iii) A written demand for the purchase of shares owned jointly by more than one person should identify and be signed by all such holders.

(iv) Any person signing a written demand for purchase in any representative capacity (such as attorney-in-fact, executor, administrator, trustee or guardian) should indicate his or her title and, if WFS so requests, furnish written proof of this or her capacity and authority to sign the demand.

      A shareholder may not withdraw a written demand for payment without the consent of WFS. Under the terms of the California Corporations Code, a demand by a shareholder is not effective for any purchase unless it is received by WFS (or any transfer agent thereof).

Other Requirements

      Within 30 days after the date on which the notice of the approval of the merger is mailed by WFS to its shareholders, the shareholder certificates representing any shares which any shareholder demands in writing be purchased must be submitted to WFS at its principal office, or at the office of any transfer agent thereof, to be stamped with a statement that the shares are dissenting shares. Upon subsequent transfer of these shares, the new certificates will be similarly stamped, together with the name of the original dissenting shareholder.

      If WFS and a dissenting shareholder agree that the shares held by such shareholder are eligible for dissenters’ rights and agree upon the price of such shares, the dissenting shareholder is entitled to receive from WFS the agreed price with interest thereon at the legal rate on judgments from the date of such agreement. Any agreement fixing the fair market value of dissenting shares as between WFS and the holders thereof must be filed with the Secretary of WFS at the address set forth at the end of this section. Subject to certain provisions of Section 1306 and Chapter 5 of the California Corporations Code, payment of the fair market value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or within 30 days after the statutory or contractual conditions to the merger are satisfied, whichever is later. Cash dividends declared and paid by WFS upon the dissenting shares after the date of approval of the merger by its shareholders and prior to payment for the shares will be credited against the total amount to be paid by WFS.

      If WFS and a dissenting shareholder fail to agree on either the fair market value of the shares or on the eligibility of the shares to be purchased, then either the shareholder or WFS may file a complaint for judicial resolution of the dispute in the superior court of the proper county. The complaint must be filed within six months after the date on which the respective notice of approval of the merger is mailed to the shareholders. If a complaint is not filed within such six month period, the shares will lose their status as dissenting shares. Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in such an action. If the eligibility of the shares is at issue, the court will first decide this issue. If the fair market value of the shares is in dispute, the court will determine, or shall appoint one or more impartial appraisers to assist in its determination of, the fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the fair market value is determined to exceed 125% of the price offered to the shareholder, WFS will be required to pay such costs.

      Any demands, notices, certificates or other documents required to be delivered to WFS may be sent to the Secretary, Western Financial Inc, 23 Pasteur, Irvine, California 92618.

Plans for WFS After the Merger

      After the effective time of the merger, Westcorp anticipates that WFS will continue its current operations as part of the Bank. In addition, after the effective time of the merger, the directors and officers of the Bank immediately prior to the effective time of the merger will continue to be the directors and officers of the surviving corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Accounting Treatment

      Westcorp will account for the merger under the purchase method of accounting for business combinations under GAAP, which means that the minority interest portion of assets and liabilities of WFS will be recorded, as of the completion of the merger, at their fair values and added to those of Westcorp on a consolidated basis with the excess recorded as goodwill.

Deregistration of WFS Common Stock

      Upon consummation of the merger, shares of WFS common stock will be deregistered under the Exchange Act.

Listing of Westcorp Common Stock

      Westcorp common stock is currently listed on the New York Stock Exchange under the symbol “WES.” Westcorp has agreed in the merger agreement to use all reasonable efforts to cause the shares of Westcorp common stock to be issued in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the closing date of the merger. Listing of these shares of Westcorp common stock on the New York Stock Exchange, subject to official notice of issuance, is a condition to closing the merger.

Restrictions on Sales of Westcorp Common Stock by Affiliates of Westcorp and WFS

      The shares of Westcorp common stock to be issued in connection with the merger, when registered under the Securities Act, will be freely transferable under the Securities Act, except for shares of Westcorp common stock issued to any person who is deemed to be an affiliate of WFS at the time of the WFS special meeting or an affiliate of Westcorp after the completion of the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either WFS at the time of the WFS special meeting or Westcorp after the completion of the merger. You will be notified if you are such an affiliate. Affiliates may not sell their shares of Westcorp common stock except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act;

•	in accordance with Rule 144 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

Westcorp’s registration statement on Form S-4, of which this proxy statement/ prospectus forms a part, does not cover the resale of shares of Westcorp common stock to be received in the merger by the affiliates of WFS prior to the merger and by the affiliates of Westcorp after the completion of the merger.

Affiliate Agreements with WFS Shareholders

      In connection with the execution and delivery of the merger agreement, Westcorp entered into affiliate agreements with certain executive officers and directors of WFS. Each of the affiliate agreements has the exact same terms and conditions except for the names of the parties to the agreements. Pursuant to the terms of the affiliate agreements, Westcorp will be entitled to place appropriate legends on the certificates evidencing applicable resale restrictions with respect to any Westcorp common stock to be received by the signatories to the affiliate agreements in connection with the merger. Further, the signatories to the affiliate agreements also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of Westcorp common stock to be received by them in the merger.

THE MERGER AGREEMENT

      The following description of the material provisions of the merger agreement is qualified by reference to the text of the Agreement and Plan of Merger and Reorganization dated as of May 23, 2004, among Westcorp, the Bank and WFS, a copy of which is attached as Annex A and is incorporated by reference in this proxy statement/ prospectus. All WFS shareholders are encouraged to read the Agreement and Plan of Merger and Reorganization in its entirety for a more complete description of the terms and conditions to the merger.

The Merger

      At the effective time of the merger, WFS will be merged with and into the Bank, a direct wholly owned subsidiary of Westcorp. The Bank will continue as the surviving corporation, which is referred to in this proxy statement/ prospectus as the “surviving corporation.”

Closing and Effective Time of the Merger

      The closing of the merger will take place as promptly as practicable and in no event later than the third business day following the satisfaction or, if permissible, waiver of the conditions described below under “Conditions to the Merger,” unless each of the parties agree in writing to another time.

      The merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of California or other appropriate governmental entity as may be necessary to effect the merger, or at a later time agreed to by the parties in writing and specified in the certificate of merger.

Articles of Incorporation and Bylaws

      At the effective time of the merger, the articles of incorporation of the Bank, as in effect immediately prior to the effective time, will become the articles of incorporation of the surviving corporation, and the bylaws of the Bank, as in effect immediately prior to the effective time, will become the bylaws of the surviving corporation until thereafter amended as provided by law, and in the case of the bylaws, the articles of incorporation of the surviving corporation and such bylaws.

Directors and Officers of the Surviving Corporation

      At the effective time of the merger, the directors of the Bank immediately prior to the effective time will become the directors of the surviving corporation, and the officers of the Bank immediately prior to the effective time will become the officers of the surviving corporation, and, in each case shall hold office in accordance with the articles of incorporation and bylaws of the surviving corporation until the earlier of their respective resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Consideration to be Received in the Merger

General

      The merger agreement provides that at the effective time of the merger, each issued and outstanding share of WFS common stock, except for shares of WFS common stock held by the Bank immediately prior to the effective time of the merger and shares of WFS common stock held by dissenting shareholders (subject to Chapter 13 of the California Corporations Code), will be converted into the right to receive 1.11 shares of common stock, par value $1.00 per share, of Westcorp, which is referred to in this proxy statement/ prospectus as the “merger consideration.” If, between the date of the merger agreement and the effective time of the merger, the outstanding shares of Westcorp are changed into a different number of shares or a different class of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or exchange of shares or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the exchange ratio with respect to the merger consideration.

Dissenters’ Shares

      Shareholders who hold shares of WFS common stock immediately prior to the effective time of the merger who do not vote in favor of the merger or consent to the merger in writing and who have demanded properly in writing appraisal for such outstanding shares of WFS common stock in accordance with the applicable provisions of California law, which are referred to in this proxy statement/ prospectus as “dissenting shares,” shall not be converted into or represent the right to receive the merger consideration at the effective time of the merger. Such shareholders shall be entitled to receive payment of the appraised value of such shares of WFS common stock held by them in the event the merger is consummated, except that all dissenting shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under applicable provisions of California law shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the effective time of the merger, the right to receive the merger consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares.

      Pursuant to the terms of the merger agreement, WFS shall give Westcorp:

•	prompt notice of any demands for appraisal received by WFS, withdrawals of such demands, and any other instruments served pursuant to applicable California law and received by WFS; and

•	the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under applicable California law. WFS shall not, except with the prior written consent of Westcorp, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Cancellation of Shares

      Each share of WFS common stock that is owned by WFS or by the Bank immediately prior to the effective time of the merger will be automatically canceled, and no consideration will be delivered in exchange for any those shares.

Procedures for Exchange of Certificates; Fractional Shares

      Westcorp has retained Mellon Investor Services as the exchange agent for the merger to handle the exchange of shares of WFS common stock for the merger consideration, including the payment of cash for fractional shares. To effect the exchange of shares of WFS common stock, the exchange agent will take the following actions:

WFS Common Stock — General

      As soon as reasonably practicable after the effective time of the merger, Westcorp shall cause the exchange agent to mail to each record holder of shares of WFS common stock, a letter of transmittal and instructions for surrendering the certificates representing shares of WFS common stock for the merger consideration, together with any dividends or distributions with respect thereto, and any cash in lieu of fractional shares. Upon surrender of certificates representing shares of WFS common stock for cancellation, together with an executed letter of transmittal, to the exchange agent, the holder of those certificates will be entitled to receive the appropriate merger consideration that such holder has the right to receive, together with any dividends or distributions with respect thereto, and any cash in lieu of fractional shares.

Fractional Shares

      Westcorp will not issue fractional shares of Westcorp common stock in the merger. Instead, each holder of shares of WFS common stock who would otherwise be entitled to receive fractional shares of Westcorp common stock in the merger will be entitled to an amount of cash, without interest, equal to the product of the amount of the fractional share interest in a share of WFS common stock to which that shareholder is entitled by an amount equal to the average of the closing sale prices for a share of Westcorp common stock on the New York Stock Exchange, as reported in The Wall Street Journal, for each of the five trading days immediately preceding the effective time of the merger.

Dividends and Distributions

      Westcorp will not pay any dividends or other distributions in respect of Westcorp common stock issuable in exchange for shares of WFS common stock in the merger until the holder is entitled to receive, in exchange for certificates representing shares of WFS common stock, the merger consideration represented by those certificates. After the holder of certificates representing shares of WFS common stock becomes entitled to receive the merger consideration, the holder of the new certificates representing whole shares of Westcorp common stock issued in exchange for the certificates representing shares of WFS common stock will be paid, at the time of exchange, without interest:

•	the amount of any cash payable in lieu of a fractional share of Westcorp common stock to which the holder is entitled;

•	the amount of dividends or other distributions with a record date after the effective time of the merger theretofore paid with respect to such whole shares of Westcorp common stock; and

•	at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger but prior to the time of the exchange and a payment date subsequent to the time of the exchange payable with respect to those whole shares of Westcorp common stock.

      After the six-month anniversary of the effective time of the merger, any holder of certificates representing shares of WFS common stock will look to Westcorp for payment of such holder’s claim for the merger consideration, any cash in lieu of fractional shares of Westcorp common stock and any dividends or other distributions with respect to Westcorp common stock to which such holder is entitled, in each case, without any interest.

      Any portion of the merger consideration, cash in lieu of fractional shares and any dividends or other distributions with respect to Westcorp common stock remaining unclaimed by holders of shares of WFS common stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of Westcorp free and clear of any claims or interest of any person previously entitled thereto.

WFS Stock Options

      At the effective time of the merger, each outstanding WFS stock option granted under the WFS stock option plan whether or not exercisable, will be assumed by Westcorp. In the event that a holder of a WFS stock option is immediately prior to the merger employed by or a director of WFS but ceases to be an employee or director of Westcorp or the Bank immediately following the merger, each WFS stock option that is assumed by Westcorp shall continue to vest and be exercisable in accordance with the terms of the original WFS stock option without regard to whether the holder thereof after the merger is an employee or director of WFS or any of its affiliated companies or subsidiaries.

      Each WFS stock option that Westcorp assumes pursuant to the merger agreement will continue to have, and be subject to, the same terms and conditions set forth in the WFS stock option plan immediately prior to the effective time of the merger, except that:

•	each WFS stock option that is assumed by Westcorp will be exercisable (or will become exercisable in accordance with its terms) for the number of shares of Westcorp common stock equal to the number of shares of WFS common stock that could have been purchased under such assumed option multiplied by the exchange ratio (rounded up or down to the nearest whole number of Westcorp common stock, with one-half (.5) of a share of Westcorp common stock or greater being rounded up); and

•	the exercise price per share of Westcorp common stock issuable upon exercise of such assumed option will be equal to the per-share option exercise price specified in such assumed option divided by the exchange ratio (rounded up or down to the nearest whole cent, with one-half (.5) of a cent being rounded up).

      After the effective time of the merger, Westcorp will issue to each holder of a WFS stock option that Westcorp assumes, a notice describing the foregoing assumption of such options by Westcorp. Westcorp shall reserve sufficient shares of its common stock for issuance upon exercise of the WFS stock options that it assumes pursuant to the terms of the merger agreement; provided, however, that, with respect to those WFS stock options that are incentive stock options, rounding of the number of shares of Westcorp common stock and rounding of the exercise price per share of Westcorp common stock shall be adjusted to preserve incentive stock option treatment of such assumed incentive stock options.

      At or prior to the effective time of the merger, Westcorp will file with the Commission a registration statement with respect to the shares of Westcorp common stock subject to any assumed options and will use its best efforts to maintain effectiveness of the registration statement for so long as assumed options remain outstanding.

      Prior to the effective time of the merger, Westcorp and WFS will take all steps reasonably necessary to cause any acquisition of shares of Westcorp common stock, including assumed options or other dispositions of WFS common stock, in connection with the merger by any holder of shares of Westcorp common stock who is, or at the effective time of the merger will become, subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to Westcorp, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Representations and Warranties

      The merger agreement contains a number of customary representations and warranties made by Westcorp, the Bank and WFS with respect to themselves and their respective subsidiaries.

      WFS makes representations and warranties to Westcorp and the Bank regarding:

•	power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the WFS board of directors’ determination, upon the recommendation of the WFS special committee, that the consummation of the merger is fair to and in the best interests of WFS and its shareholders (other than Westcorp and the Bank);

•	the WFS board of directors’ approval, upon the recommendation of the WFS special committee, of the merger agreement and the merger and recommendation that WFS’ shareholders (other than Westcorp and the Bank) approve the merger agreement and the merger;

•	the absence of any material adverse effect as it relates to WFS;

•	brokers fees and expenses; and

•	the opinion of WFS’ financial advisor.

      Westcorp and the Bank each make representations and warranties to WFS regarding:

•	organization and qualification;

•	articles of incorporation and bylaws;

•	capitalization of Westcorp;

•	capitalization of the Bank;

•	power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the determination of the board of directors of each of Westcorp and the Bank that the merger agreement and the merger are fair to and in the best interests of such entity and its respective shareholders;

•	the approval of the board of directors of each of Westcorp and the Bank of the merger agreement and the merger;

•	the absence of conflicts, required filings and consents;

•	Commission documents, financial statements and undisclosed liabilities;

•	the absence of any material adverse effect as it relates to Westcorp;

•	absence of litigation;

•	absence of any conflict, default or violation of applicable laws or material agreements;

•	tax matters; and

•	brokers fees and expenses.

      None of the representations and warranties in the merger agreement will survive the effective time of the merger.

Material Adverse Effect

      Many of the representations and warranties made by Westcorp, the Bank and WFS are qualified by a material adverse effect threshold. For purposes of the merger agreement, a material adverse effect means, with respect to Westcorp, referred to in this proxy statement/ prospectus as a “Westcorp material adverse effect,” and with respect to WFS, referred to in this proxy statement/ prospectus as a “WFS material adverse effect,” any effect which (i) is materially adverse to the business, results of operations or condition (financial or other) of Westcorp and its subsidiaries taken as a whole, or WFS and its subsidiaries taken as a whole, as the case may be, other than any such effect to the extent attributable to or resulting from:

•	any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities;

•	any change in GAAP, regulatory accounting principles or interpretations thereof, in each case which affects banks or their holding companies generally;

•	any change that arises out of the merger agreement (including the announcement thereof) or in compliance with the terms and conditions thereof;

•	events, conditions or trends in economic, business or financial conditions affecting banks or their holding companies generally;

•	changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; or

•	any change in the stock price or trading volume of Westcorp or WFS, as the case may be;

or (ii) materially impairs the ability of (a) Westcorp, the Bank or Westcorp’s other subsidiaries, or (b) WFS and its subsidiaries, as the case may be, to consummate the transactions contemplated by the merger agreement.

Covenants — Conduct of Businesses Pending the Merger

      The merger agreement provides for covenants relating to the conduct of business of Westcorp and the Bank. Between the date of the merger agreement and the effective time of the merger, unless otherwise contemplated in the merger agreement, or consented to in writing by WFS and except as would not reasonably be expected to have a Westcorp material adverse effect, Westcorp and the Bank will:

•	operate their business in the usual and ordinary course consistent with past practices;

•	use best efforts to preserve substantially intact their business organizations, maintain their rights and franchises, retain the services of their respective principal officers and key employees and maintain their relationships with their respective principal customers, suppliers and other persons with which they or their respective subsidiaries have significant business relations; and

•	use best efforts to maintain and keep their properties and assets in as good repair and condition as at present, ordinary wear and tear excepted.

      Westcorp and the Bank have also agreed to give prompt notice to WFS, and WFS has agreed to give prompt notice to Westcorp and the Bank, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause:

•	any representation or warranty contained in the merger agreement made by such party to be untrue or inaccurate in any material respect; or

•	any material covenant, condition or agreement of such party contained in the merger agreement not to be complied with or satisfied;

and (ii) any material failure of Westcorp, the Bank or WFS, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.

Covenants — Additional Agreements

WFS Shareholders’ Meeting

      WFS has agreed, in accordance with applicable law and WFS’ articles of incorporation and bylaws, (i) to duly call, give notice of, convene and hold the WFS special meeting as promptly as practicable for the purpose of considering and taking action on the merger agreement, and (ii) subject to the terms of the merger agreement and the fiduciary duties of WFS’ board of directors and the WFS special committee, to:

•	include in the proxy statement/ prospectus, and not subsequently withdraw or modify, the unanimous recommendation of the WFS special committee and the recommendation of the WFS board of directors that WFS shareholders approve the merger agreement and the merger; and

•	use its best efforts to obtain such approval.

      At the WFS shareholders’ meeting, Westcorp and the Bank shall cause all shares of WFS common stock then owned by them and their subsidiaries to be voted in favor of the approval the merger agreement and the merger.

     Proxy Statement/Prospectus

      Westcorp and WFS have agreed to cooperate in preparing and to cause to be filed with the Commission, a proxy statement to solicit proxies from WFS shareholders in favor of the approval of the merger and the adoption of the merger agreement. In addition, Westcorp has agreed to prepare and file with the Commission a registration statement on Form S-4 (which will include the proxy statement and a prospectus for the shares of Westcorp common stock to be issued in connection with the merger), in connection with the registration under the Securities Act of the shares of Westcorp common stock to be issued to the shareholders of WFS pursuant to the merger. Each of Westcorp and WFS shall use its best efforts to cause the proxy statement/ prospectus to become effective as promptly as practicable, and prior to the effective date of the proxy statement/ prospectus, Westcorp shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Westcorp common stock pursuant to the merger agreement.

      Each of Westcorp, the Bank and WFS shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the proxy statement/ prospectus. As promptly as practicable after the proxy statement/ prospectus is declared effective, WFS shall mail the proxy statement to its shareholders.

      Each of Westcorp, the Bank and WFS has agreed that information supplied by such party for inclusion in the proxy statement/ prospectus shall not, at

•	the time the proxy statement/ prospectus is declared effective,

•	the time the proxy statement is first mailed to WFS shareholders, and

•	the effective time of the merger,

contain any untrue statement of a material fact in or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the effective time of the merger, any event or circumstance relating to (a) WFS or any of its subsidiaries, or their respective officers or directors, or (b) Westcorp or the Bank or any of their respective subsidiaries, or their respective officers or directors, should be discovered by WFS, Westcorp or the Bank, as the case may be, which, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the proxy statement/ prospectus, WFS or Westcorp, as the case may be, shall promptly inform the other parties thereof. All documents that WFS or Westcorp, as the case may be, is responsible for filing with the Commission in connection with the merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Access to Information; Confidentiality

      During the period prior to the effective time of the merger, each of Westcorp, the Bank and WFS will afford to each other party and its representatives reasonable access during normal business hours to all of their respective books and records. During that period, each party will promptly provide to such other requesting party such information concerning its business, properties, contracts, assets, liabilities and personnel as such other party or its representatives may reasonably request. The information will be held in confidence to the extent required by the provisions of the confidentiality agreement entered into by and among the parties.

Directors’ and Officers’ Indemnification and Insurance

      From and after the effective time of the merger, the surviving corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director and officer of WFS, collectively referred to in this proxy statement/ prospectus as the “indemnified parties”, against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the effective time of the merger), based on the fact that such person is or was a director or officer of WFS or any of its subsidiaries and arising out of or pertaining to any action or omission occurring at or before the effective time of the merger (and shall pay any expenses in advance of the final disposition of such action or proceeding to each indemnified party to the fullest extent permitted under applicable law, upon receipt from the indemnified party to whom expenses are advanced of an undertaking to repay such advances if required under California law and permitted under applicable federal law). In the event of any such claim, action, suit, proceeding or investigation:

•	the surviving corporation shall pay the reasonable fees and expenses of counsel selected by the indemnified parties, which counsel shall be reasonably satisfactory to the surviving corporation, promptly after statements therefor are received; and

•	the surviving corporation shall cooperate in the defense of any such matter;

provided, however, that the surviving corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that the surviving corporation shall not be obligated pursuant to this provision to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all indemnified parties in any single action except to the extent, as determined by counsel to the indemnified parties, that two (2) or more of such indemnified parties shall have conflicting interests in the outcome of such action, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the indemnified parties at the expense of the surviving corporation.

      In addition, the surviving corporation shall use its best efforts to maintain in effect for a period of six (6) years from and after the effective time of the merger, directors’ and officers’ liability insurance covering those persons who are currently covered by WFS’ directors’ and officers’ liability insurance policy on terms comparable to such existing insurance coverage; provided, however, that in no event shall the surviving corporation be required to expend more than an amount per year equal to 250% of current annual premiums paid by WFS for such insurance.

Tax Treatment

      Westcorp, the Bank and WFS intend that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and the parties shall use their best efforts to cause the merger to so qualify. None of Westcorp, the Bank, WFS or any of their respective affiliates will directly or indirectly take any action, or fail to take any action, at any time which action or failure to act would prevent:

(i) the merger from qualifying as a reorganization under Section 368(a) of the Code;

(ii) such parties from providing representations required by the merger agreement; or

(iii) certain tax opinions as required by the merger agreement from being provided.

      Westcorp, the Bank and WFS have agreed to report the merger as a reorganization within the meaning of Section 368(a) of the Code. Following the merger, Westcorp, the Bank and WFS will comply with the record-keeping and information filing requirements of U.S. Treasury Regulations Section 1.368-3. For a full description of the tax consequences of the merger for WFS shareholders, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

Further Action; Consents; Filings.

      Each of Westcorp, the Bank and WFS has agreed to use its best efforts to:

•	take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary or advisable under applicable law or otherwise to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as practicable;

•	obtain from governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by it or any of its subsidiaries in connection with the authorization, execution and delivery of the merger agreement and the consummation of the merger; and

•	make all necessary filings, and thereafter make any other required submissions, with respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement that are required under the Exchange Act and the Securities Act and any other applicable federal or state securities laws, and any other applicable law, and cooperate with each other party in connection with the making of all such filings, including by providing copies of all such documents to the relevant other party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

Public Announcements

      Westcorp and WFS will consult with each other before issuing any press release or other public statements with respect to the merger and the other transactions contemplated by the merger agreement and will not issue any such press release or make any public statement prior to consultation with the other, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Stock Exchange Listing

      Westcorp will use all reasonable efforts to cause the shares of Westcorp common stock to be issued in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the closing date of the merger.

Best Efforts and Further Assurances

      Subject to the terms and conditions of the merger agreement, each of the parties to the merger agreement shall use its best efforts to effect the transactions contemplated thereby and to fulfill and cause to be fulfilled the conditions to the merger under the merger agreement. Subject to the terms and conditions hereof, each party, at the reasonable request of another party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the merger agreement and the transactions contemplated thereby.

Conditions to the Merger

      The obligation of each party to effect the merger is subject to the satisfaction or waiver (where permissible) on or before the closing date of the merger of the following conditions:

•	the Form S-4, of which this proxy statement/ prospectus is a part, will have become effective under the Securities Act and will not be the subject of any stop order or proceeding seeking a stop order, and Westcorp will have received all state securities or “blue sky” authorizations necessary to issue Westcorp common stock pursuant to the merger agreement;

•	approval of the merger agreement and the merger by (i) the requisite affirmative vote of the shareholders of WFS in accordance with California law and WFS’ articles of incorporation, and (ii) a majority of the outstanding shares of WFS common stock entitled to vote thereon (excluding shares of WFS common stock held by Westcorp or its affiliates) (which conditions set forth in (i) and (ii) may not be waived by any of the parties to the merger agreement);

•	no governmental entity shall have enacted, issued, promulgated, enforced or entered any law, executive order or award (whether temporary, preliminary or permanent), referred to in this proxy statement/ prospectus as an “order,” that is then in effect and has the effect of making the merger illegal or otherwise prohibiting consummation of the merger; provided, however, that each of the parties to the merger agreement shall use its best efforts to cause any such order to be vacated or lifted;

•	the shares of Westcorp common stock issuable to WFS shareholders pursuant to the merger agreement will have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

•	the Bank shall have converted from a federal savings bank into a California state commercial bank (which condition may not be waived by any of the parties to the merger agreement).

      The obligation of each of Westcorp and the Bank to effect the merger is also subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•	since March 31, 2004, there shall not have been any change or effect which, individually or in the aggregate with other changes or effects, constitutes a WFS material adverse effect;

•	each of the representations and warranties of WFS in the merger agreement will be true and correct as of the effective time of the merger as though made at the effective time of the merger, except that the representations and warranties that address matters only as of a particular date will be true and correct as of such date, and Westcorp will have received a certificate signed on behalf of WFS by an officer of WFS to that effect;

•	WFS will have performed or complied in all material respects all obligations under the merger agreement at or prior to the effective time of the merger, and Westcorp will have received a certificate signed on behalf of WFS by an officer of WFS to that effect;

•	WFS will have obtained all consents, waivers and approvals from any governmental entity required in connection with the consummation of the merger and any required post-approval waiting periods shall have expired or been terminated as of the effective time of the merger;

•	Westcorp will have received an opinion from Morrison & Foerster LLP, in form and substance reasonably satisfactory to Westcorp, dated as of the effective time of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the effective time of the merger, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•	an aggregate of no more than five percent (5%) of the outstanding shares of WFS common stock entitled to vote to approve the merger and adopt the merger agreement shall be dissenting shares.

      The obligation of WFS to effect the merger is also subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•	each of the representations and warranties of Westcorp and the Bank in the merger agreement will be true and correct as of the effective time of the merger as though made at the effective time of the merger, except that the representations and warranties that address matters only as of a particular date will be true and correct as of such date, and WFS will have received a certificate signed on behalf of Westcorp by an officer of Westcorp to that effect;

•	Westcorp and the Bank will have performed or complied in all material respects all obligations under the merger agreement at or prior to the effective time of the merger, and WFS will have received a certificate signed on behalf of Westcorp by an officer of Westcorp to that effect;

•	Westcorp will have obtained all consents, waivers and approvals from any governmental entity required in connection with the consummation of the merger and any required post-approval waiting periods shall have expired or been terminated as of the effective time of the merger; and

•	WFS will have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to WFS, dated as of the effective time of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the effective time of the merger, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Termination

      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, notwithstanding any requisite approval and adoption of the merger agreement and the merger by the shareholders of WFS, as follows:

•	by mutual written consent duly authorized by the boards of directors of each of Westcorp, the Bank and WFS, if such termination is also approved by the WFS special committee;

•	by Westcorp, the Bank or WFS:

•	if the effective time of the merger shall not have occurred on or before February 28, 2005; provided, however, that the right to terminate the merger agreement pursuant to this provision is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the effective time to occur by such time; or

•	if any governmental entity shall have enacted, issued, promulgated, enforced or entered any order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the merger and such order or other action shall have become final and nonappealable;

•	by Westcorp:

•	if the WFS special committee or the board of directors of WFS withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Westcorp or the Bank or shall have resolved to do any of the foregoing; or

•	upon a breach of any representation, warranty, covenant or agreement on the part of WFS set forth in the merger agreement, or if any representation or warranty of WFS shall have become untrue, in either case such that certain specified conditions to Westcorp and the Bank’s obligation to consummate the merger, as set forth in the merger agreement, would not be satisfied, referred to in this proxy statement/ prospectus as a “terminating WFS breach;” provided that, if, in the reasonable opinion of Westcorp, such terminating WFS breach is curable by WFS through the exercise of its reasonable efforts and for as long as WFS continues to exercise such reasonable efforts, Westcorp may not terminate the merger agreement pursuant to this provision during such period and for fifteen (15) days thereafter; provided, further, that if such terminating WFS breach was due in part to the breach by Westcorp, as set forth in the merger agreement, then Westcorp may not terminate the merger agreement pursuant to this provision;

•	by WFS:

•	upon a breach of any representation, warranty, covenant or agreement on the part of Westcorp or the Bank set forth in the merger agreement, or if any representation or warranty of Westcorp or the Bank shall have become untrue, in either case such that certain specified conditions to WFS’ obligation to consummate the merger, as set forth in the merger agreement, would not be satisfied, referred to in this proxy statement/ prospectus as a “terminating Westcorp breach;” provided that, if, in the reasonable opinion of WFS, such terminating Westcorp breach is curable by Westcorp or the Bank, as applicable, through the exercise of reasonable efforts and for as long as Westcorp or the Bank (as the case may be) continues to exercise such reasonable efforts, WFS may not terminate the merger agreement pursuant to this provision during such period and for fifteen (15) days thereafter.

      The right of Westcorp, the Bank or WFS to terminate the merger agreement pursuant to the foregoing provisions shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party to the merger agreement, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of the merger agreement.

Effect of Termination

      Except as otherwise provided by the terms of the merger agreement, in the event of termination of the merger agreement, the merger agreement shall forthwith become void, there shall be no liability under the merger agreement on the part of Westcorp, the Bank or WFS or any of their respective officers or directors, and all rights and obligations of each party thereto shall cease; provided, however, that nothing in the merger agreement shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

Amendment

      The merger agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors at any time prior to the effective time of the merger; provided, however, that, after the approval and adoption of the merger agreement and the merger by the shareholders of WFS, no amendment may be made which would alter or change the amount or kind of consideration into which each share of WFS common stock shall be converted upon consummation of the merger or which otherwise cannot be made subsequent to such shareholder approval under California law; and provided further, that all amendments must also be approved by the WFS special committee. The merger agreement may not be amended except by an instrument in writing signed by the parties.

Waiver

      At any time prior to the effective time of the merger, each of Westcorp and WFS may:

•	extend the time for the performance of any obligation or other act of the other party;

•	waive any inaccuracy in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant thereto; and

•	waive compliance with any agreement of the other party or condition to its own obligations contained in the merger agreement;

provided, however, that, if WFS seeks to make such extension or waiver as provided above, it must first obtain the approval of the WFS special committee; and provided, further, that notwithstanding this provision, the conditions set forth in the merger agreement regarding the effectiveness of the Form S-4 registration statement, of which this proxy/ statement prospectus is a part, and the conversion of the Bank from a federal savings bank into a California state commercial bank may not be waived by any of the parties to the merger agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Expenses

      All “expenses” incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by Westcorp, whether or not the merger or any other transaction is consummated. “Expenses” as used in the foregoing sentence shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement, the preparation, printing, filing and mailing of the Form S-4 registration statement, of which this proxy/ statement prospectus is a part, the solicitation of shareholder approvals and all other matters related to the closing of the merger and the other transactions contemplated by the merger agreement.

UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL INFORMATION

      The following unaudited pro forma consolidated financial information is presented to give you a better picture of what the results of operations and financial position of Westcorp might have been had the offer and the merger been completed at an earlier date. The unaudited pro forma consolidated statements of income for the year ended December 31, 2003 and the three months ended March 31, 2004 assume the merger was completed on January 1, 2003. The unaudited pro forma consolidated statements of financial condition at March 31, 2004 assume the merger was completed on March 31, 2004.

      The unaudited pro forma consolidated financial information is based on the respective audited and unaudited consolidated financial statements and the notes thereto of Westcorp and WFS after giving effect to the assumed acquisition of the minority interest of WFS using the purchase method of accounting and the assumptions and adjustments described below. The estimated purchase price was allocated to the minority interest portion of the estimated fair market value of the WFS assets to be acquired and liabilities to be assumed based on the WFS consolidated balance sheet at March 31, 2004. The estimated purchase price allocation is based on management’s preliminary analysis and estimates.

      The pro forma adjustments were based upon available information and upon certain assumptions as described in the notes to the unaudited pro forma consolidated financial information that Westcorp’s management believes are reasonable under the circumstances. The pro forma adjustments are based on the information available at the date of this proxy statement/ prospectus and are subject to change based on completion of the merger and final purchase price allocation, and such changes may be material.

      The unaudited pro forma consolidated financial information and accompanying notes should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto of Westcorp included in its Annual Report on Form 10-K for the year ended December 31, 2003, and its quarterly report on Form 10-Q for the three months ended March 31, 2004, which are incorporated by reference in this proxy statement/ prospectus, and the separate historical consolidated financial statements and accompanying notes thereto of WFS included in its Annual Report on Form 10-K for the year ended December 31, 2003, and its quarterly report on Form 10-Q for the three months ended March 31, 2004, which are incorporated by reference in this proxy statement/ prospectus.

WESTCORP AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	At March 31, 2004

		Pro Forma
	Historical	Adjustments		Pro Forma

	(Dollars in thousands, except share amounts)
ASSETS
Cash	$40,734	$(2,500	)(1)	$38,234
Interest bearing deposits with other financial institutions	14,718			14,718
Other short-term investments	153,000			153,000

Cash and due from banks	208,452	(2,500)		205,952
Restricted cash	339,881			339,881
Investment securities available for sale	141,638			141,638
Mortgage-backed securities available for sale	2,686,505			2,686,505
Loans receivable	11,369,266	56,723	(2)	11,425,989
Allowance for credit losses	(303,062)			(303,062)

Loans receivable, net	11,066,204	56,723		11,122,927
Premises and equipment, net	81,146			81,146
Interest receivable	76,623			76,623
Other	144,935	(7,933	)(3)	137,002
Goodwill		168,770	(4)	168,770

TOTAL ASSETS	$14,745,384	$215,060		$14,960,444

LIABILITIES
Deposits	$2,025,539			$2,025,539
Notes payable on automobile secured financing	10,248,497	$36,890	(5)	10,285,387
Federal Home Loan Bank advances	572,613			572,613
Subordinated debentures	393,217			393,217
Other	205,475			205,475

TOTAL LIABILITIES	13,445,341	36,890		13,482,231
Minority Interests	142,865	(142,865	)(6)
SHAREHOLDERS’ EQUITY
Common stock	51,799	7,312	(7)	59,111
Paid-in capital	711,933	317,829	(8)	1,030,264
		2,202	(9)
		(1,700	)(10)
Retained earnings	464,169			464,169
Accumulated other comprehensive loss, net of tax	(70,723)	(4,608	)(11)	(75,331)

TOTAL SHAREHOLDERS’ EQUITY	1,157,178	321,035		1,478,213

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,745,384	$215,060		$14,960,444

See accompanying “Notes to Unaudited Pro Forma Consolidated

Financial Information” beginning on page 79.

WESTCORP AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended March 31, 2004

		Pro Forma
	Historical	Adjustments		Pro Forma

	(Dollars in thousands, except per share amounts)
Interest income:
Loans, including fees	$286,300	$(5,068	)(12)	$281,232
Mortgage-backed securities	24,688			24,688
Investment securities	1,058			1,058
Other	1,613			1,613

TOTAL INTEREST INCOME	313,659	(5,068)		308,591
Interest expense:
Deposits	13,307			13,307
Notes payable on automobile secured financing	94,218	(3,496	)(13)	90,722
Other	11,894			11,894

TOTAL INTEREST EXPENSE	119,419	(3,496)		115,923

NET INTEREST INCOME	194,240	(1,572)		192,668
Provision for credit losses	62,294			62,294

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	131,946	(1,572)		130,374
Noninterest income:
Automobile lending	25,748			25,748
Mortgage banking	235			235
Insurance income	1,824			1,824
Other	883			883

TOTAL NONINTEREST INCOME	28,690			28,690
Noninterest expenses:
Salaries and associate benefits	42,084			42,084
Credit and collections	8,592			8,592
Data processing	4,179			4,179
Occupancy	3,877			3,877
Telephone	1,161			1,161
Other	11,324			11,324

TOTAL NONINTEREST EXPENSES	71,217			71,217

INCOME BEFORE INCOME TAX	89,419	(1,572)		87,847
Income tax	35,313	(621	)(14)	34,692

INCOME BEFORE MINORITY INTEREST	54,106	(951)		53,155
Minority interest in earnings of subsidiaries	10,741	(10,741	)(15)

NET INCOME	$43,365	$9,790		$53,155

Earnings per common share:
Basic	$0.84			$0.90

Diluted	$0.83			$0.89

Weighted average number of common shares outstanding:
Basic	51,737,663	7,295,265	(16)	59,032,928

Diluted	52,493,432	7,346,312	(16)	59,839,744

See accompanying “Notes to Unaudited Pro Forma Consolidated

Financial Information” beginning on page 79.

WESTCORP AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

	For the Year Ended December 31, 2003

		Pro Forma
	Historical	Adjustments		Pro Forma

	(Dollars in thousands, except per share amounts)
Interest income:
Loans, including fees	$1,153,768	$(32,324	)(12)	$1,121,444
Mortgage-backed securities	83,663			83,663
Investment securities	3,057			3,057
Other	4,529			4,529

TOTAL INTEREST INCOME	1,245,017	(32,324)		1,212,693
Interest expense:
Deposits	64,634			64,634
Notes payable on automobile secured financing	416,577	(22,294	)(13)	394,283
Other	50,225			50,225

TOTAL INTEREST EXPENSE	531,436	(22,294)		509,142

NET INTEREST INCOME	713,581	(10,030)		703,551
Provision for credit losses	294,006			294,006

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	419,575	(10,030)		409,545
Noninterest income:
Automobile lending	90,511			90,511
Mortgage banking	1,335			1,335
Insurance income	8,680			8,680
Other	9,631			9,631

TOTAL NONINTEREST INCOME	110,157			110,157
Noninterest expenses:
Salaries and associate benefits	163,436			163,436
Credit and collections	35,977			35,977
Data processing	17,751			17,751
Occupancy	15,678			15,678
Telephone	4,818			4,818
Other	44,128			44,128

TOTAL NONINTEREST EXPENSES	281,788			281,788

INCOME BEFORE INCOME TAX	247,944	(10,030)		237,914
Income tax	98,275	(3,975	)(14)	94,300

INCOME BEFORE MINORITY INTEREST	149,669	(6,055)		143,614
Minority interest in earnings of subsidiaries	26,064	(26,064	)(15)

NET INCOME	$123,605	$20,009		$143,614

Earnings per common share:
Basic	$2.88			$2.86

Diluted	$2.85			$2.83

Weighted average number of common shares outstanding:
Basic	42,867,262	7,295,265	(16)	50,162,527

Diluted	43,397,211	7,346,312	(16)	50,743,523

See accompanying “Notes to Unaudited Pro Forma Consolidated

Financial Information” beginning on page 79.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL INFORMATION

Note 1.	Basis of Presentation

      The pro forma information presented is not necessarily indicative of the results of operations or the financial position that would have resulted had the merger been completed at the beginning of the period indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the company. It is anticipated that the merger will be completed in the fourth quarter of 2004.

      Under accounting principles generally accepted in the United States of America, the merger will be accounted for using the purchase method of accounting and, as such, the minority interest portion of the assets and liabilities of WFS will be recorded at their estimated fair values. The allocation of the total purchase cost reflected in the unaudited pro forma consolidated financial information is preliminary. The actual purchase accounting adjustments to reflect the fair values of the assets acquired and liabilities assumed will be based upon analyses that are currently in process. A preliminary allocation of the purchase cost has been made to major categories of assets and liabilities in the accompanying unaudited pro forma consolidated financial information based on our estimates. Accordingly, the adjustments that have been included in the unaudited pro forma consolidated financial information may change based upon the final allocation of the total purchase cost of the acquisition of the minority interest of WFS. The actual allocation of the purchase cost and the resulting effect on income may differ from the unaudited pro forma amounts included in this document. However, based on current information, management does not expect the final allocation of the purchase price to differ materially from that used in the accompanying financial statements.

      The unaudited pro forma consolidated statements of income for the year ended December 31, 2003 and for the three months ended March 31, 2004 give effect to the merger as if it was completed on January 1, 2003. The unaudited pro forma consolidated balance sheet assumes the merger was completed on March 31, 2004.

      Estimated fair values for the assets and liabilities of WFS were obtained as follows:

•	Cash and due from banks. The carrying amount approximates fair value.

•	Restricted cash. The carrying amount approximates fair value.

•	Loans receivable, net. The fair values for automobile loans are estimated by discounting scheduled cash flows using interest rates currently being offered for loans with similar terms. A prepayment assumption is used as an estimate of the portion of loans subject to prepayment. The allowance for credit losses is deemed to be a reasonable estimate of the probable losses in the portfolio.

•	Premises and equipment, net. The carrying amount approximates current replacement cost for facilities.

•	Interest receivable. The carrying amount approximates fair value.

•	Other assets. The carrying amount approximates fair value.

•	Interest rate swaps and Euro-dollar futures contract. The fair value of derivatives is estimated by obtaining market quotes from brokers or internally valuing when market quotes are not readily available.

•	Notes payable on automobile secured financing. The fair value of the notes are estimated by using discounted cash flow analyses based on the incremental borrowing rates for similar types of borrowing arrangements.

•	Amounts held on behalf of trustee. The carrying amount approximates fair value.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL INFORMATION — (Continued)

Note 2.	Calculation and Preliminary Allocation of Purchase Price

      The preliminary allocation of the cost to acquire WFS is described in the table below:

At March 31, 2004

(Dollars in thousands,
except per share
amounts)
Purchase Price
WFS common stock outstanding to be exchanged for Westcorp common stock	6,587,247
Exchange ratio	1.11
Total Westcorp common stock to be issued	7,311,844
Purchase price of Westcorp common stock per share (based on closing price on March 31, 2004)	$44.07

$322,233
Add: Fair value of Westcorp stock options issued	2,202
Less: Cost associated with issuing Westcorp common stock	1,700

Total consideration	322,735
Expenses associated with the acquisition	800

Total Purchase Price	323,535
Net Assets Acquired
WFS minority interest	142,865
Estimated adjustments to reflect assets acquired at fair value:
Automobile loans receivable	56,723
Reduction of deferred tax asset	(7,933)
Estimated amount allocated to liabilities assumed at fair value:
Notes payable on automobile secured financing	(36,890)

Net assets acquired	154,765

Goodwill Resulting from Merger	$168,770

Note 3.	Pro Forma Adjustments

      The pro forma adjustments included in the unaudited pro forma financial information are as follows:

(1) Cash outlays for costs associated with the acquisition.

(2) Fair value adjustments for automobile loans receivable.

(3) Deferred tax adjustment related to fair value adjustments of WFS’ assets and liabilities.

(4) Excess paid over net assets acquired.

(5) Fair value adjustments for notes payable on automobile secured financing.

(6) To eliminate minority interest ownership in WFS’ historical shareholders’ equity.

(7) To record the issuance of 7,311,844 shares of Westcorp common stock to minority interest holders in WFS.

(8) To record the paid in capital related to the issuance of 7,311,844 shares of Westcorp common stock to minority interest holders in WFS.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL INFORMATION — (Continued)

(9) Adjustment recognized due to exchanging 53,678 WFS options with a weighted average exercise price of $7.11 into 59,583 Westcorp stock options.

(10) Adjustment for costs associated with issuing Westcorp’s common stock.

(11) Adjustment to recognize minority interest ownership in WFS’ historical accumulated other comprehensive loss, net of tax.

(12) Amortization of the fair value adjustment to loans receivable on an effective yield basis over four years for the periods presented.

(13) Amortization of the fair value adjustment to notes payable on automobile secured financing on an effective yield basis over four years for the periods presented.

(14) Adjustment to record the tax effect of the pro forma adjustments using Westcorp’s effective tax rate for the periods presented.

(15) Represents minority interest in earnings of WFS for the periods presented.

(16) Represents the adjustment for the conversion of WFS’ historical weighted average common stock outstanding at January 1, 2003 for the periods presented using an exchange ratio of 1.11 to 1.

Note 4.	Earnings Per Share

      Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding over the period presented. Diluted earnings per common share is calculated using the same method as basic earnings per common share, but reflects potential dilution of common stock equivalents. Pro forma basic and diluted weighted average number of common stock outstanding utilized for the calculation of earnings per share for the periods presented were calculated using Westcorp’s historical basic and diluted weighted average common stock outstanding adjusted for the conversion of WFS’ common stock outstanding for the periods presented using an exchange ratio of 1.11 to 1.

BENEFICIAL OWNERSHIP OF WESTCORP COMMON STOCK

      The following table sets forth, as of June 25, 2004, beneficial ownership information of Westcorp’s common stock by (i) each person who is a beneficial owner of more than 5% of the outstanding shares of the Westcorp common stock, (ii) each Westcorp director, (iii) each Westcorp named executive officer(1), and (iv) all officers and directors of Westcorp as a group. Westcorp knows of no person, other than the person set forth below, who owns more than 5% of the outstanding shares of Westcorp common stock.

      Percentage ownership is calculated based upon 51,829,029 shares of Westcorp common stock outstanding as of June 25, 2004. Shares of common stock, which are subject to options currently exercisable or exercisable within 60 days after June 25, 2004, are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Commission and generally includes voting or investment power with respect to the securities. Unless indicated below, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for each director and executive officer listed below is c/o Westcorp, 23 Pasteur, Irvine, California 92618.

	Number of Shares		Percentage of Shares
Name	Beneficially Owned	Nature	Beneficially Owned

Judith M. Bardwick	11,213	Vested Options	*
Robert T. Barnum	25,510	Direct	*
	8,083	Vested Options

	33,593

James R. Dowlan	3,962	Direct	*
	2,500	Vested Options

	6,462

Dawn M. Martin	1,500	Direct	*
	30,834	Vested Options
	2,805	ESOP and 401(k)

	35,139

Duane A. Nelles	3,272	Direct	*
	10,333	Vested Options

	13,605

David W. Prescher	38,109	Vested Options	*
	11,818	ESOP and 401(k)

	49,927

Harry M. Rady	1,609	Indirect	*
Ernest S. Rady	27,666,195	Indirect
	181,752	Vested Options
	73,313	ESOP and 401(k)

	27,921,260		53.68	%(2)

Charles E. Scribner	183,353	Direct	*
	10,333	Vested Options

	193,686

	Number of Shares		Percentage of Shares
Name	Beneficially Owned	Nature	Beneficially Owned

Lee A. Whatcott	11,211	Direct	*
	82,606	Vested Options
	13,921	ESOP and 401(k)

	107,738

Thomas A. Wolfe	14,096	Direct	*
	82,917	Vested Options
	4,487	ESOP and 401(k)

	101,500

Directors and executive officers as a group (23 persons)	28,704,090		55.19%

*	Beneficial ownership does not exceed 1%

(1)	A “named executive officer” for this purpose is Westcorp’s chief executive officer, the four most highly compensated executive officers other than the chief executive officer and up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not an executive officer at the end of the year. An “executive officer” includes any of Westcorp’s vice presidents in charge of a principal business unit, division or function or any other officer who performs a policy making function for Westcorp.

(2)	Consists of shareholdings of an affiliated group. The various entities are owned directly and indirectly through a series of affiliated companies that are owned or controlled by Ernest S. Rady.

BENEFICIAL OWNERSHIP OF WFS COMMON STOCK

      The following table sets forth, as of June 25, 2004, beneficial ownership information of WFS’ common stock by (i) each person who is a beneficial owner of more than 5% of the outstanding shares of the WFS common stock, (ii) each WFS director, (iii) each WFS named executive officer(1), and (iv) all officers and directors of WFS as a group. WFS knows of no person in this group who owns more than 5% of the outstanding shares of WFS common stock.

      Percentage ownership is calculated based upon 41,036,503 shares of WFS common stock outstanding as of June 25, 2004. Shares of common stock, which are subject to options currently exercisable or exercisable within 60 days after June 25, 2004, are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Commission and generally includes voting or investment power with respect to the securities. Unless indicated below, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for each director and executive officer listed below is c/o WFS, 23 Pasteur, Irvine, California 92618.

      As of June 25, 2004, the Bank owned approximately 84% of the WFS common stock and Westcorp owned 100% of the common stock of the Bank.

	Number of Shares		Percentage of Shares
Name	Beneficially Owned	Nature	Beneficially Owned

Judith M. Bardwick	0		*
James R. Dowlan	1,175	Direct	*
Dawn M. Martin	0		*
Duane A. Nelles	7,927	Direct	*
	7,123	Vested Options

	15,050

David W. Prescher	0		*
Ernest S. Rady	33,976	Indirect(2)	*
	21,198	Vested Options

	55,174

Ronald I. Simon	2,000	Direct(3)	*
Fredricka Taubitz	0		*
Lee A. Whatcott	3,055	Direct	*
	5,870	Vested Options

	8,925

Thomas A. Wolfe	9,481	Direct	*
	11,467	Vested Options

	20,948

Directors and executive officers as a group (23 persons)	109,772		0.2672%

*	Beneficial ownership does not exceed 1%.

(1)	A “named executive officer” for this purpose is WFS’ chief executive officer, the four most highly compensated executive officers other than the chief executive officer and up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not an executive officer at the end of the year. An “executive officer” includes any of WFS’ vice presidents in charge of a principal business unit, division or function or any other officer who performs a policy making function for WFS.

(2)	Consists of shareholdings of an affiliated group. The various entities are owned directly and indirectly through a series of affiliated companies that are owned or controlled by Ernest S. Rady.

(3)	Mr. Simon also owns 2,500 shares of Westcorp common stock, as reported on his Form 4 dated May 13, 2003.

DESCRIPTION OF WESTCORP CAPITAL STOCK

      The following description of the terms of Westcorp capital stock is not meant to be complete and is qualified in its entirety to Westcorp’s amended articles of incorporation, which are incorporated into this proxy statement/ prospectus by reference. See “Comparison of Rights of Holders of Westcorp Common Stock and WFS Common Stock” and “Additional Information and Incorporation of Certain Documents by Reference.”

      Westcorp’s authorized capital stock consists of 65,000,000 shares of common stock, with a par value of $1.00 per share, and 20,000,000 shares of preferred stock, with a par value of $1.00 per share. The common stock represents non-withdrawable capital and is not insured by the FDIC or any other governmental authority or agency.

      Westcorp’s board of directors has the power to issue, from time to time, additional shares of common stock or preferred stock authorized by the amended articles of incorporation without obtaining approval of its stockholders.

Common Stock

      As of June 25, 2004, there were 51,829,029 shares of Westcorp common stock issued and outstanding. At March 31, 2004, there were 1,660,559 shares of Westcorp common stock available for grant under the Westcorp 2001 stock option plan and 1,880,421 shares of Westcorp common stock underlying options outstanding under Westcorp’s stock option plans.

Voting Rights

      Each holder of shares of Westcorp common stock is entitled to one vote per share on all matters submitted to a vote of Westcorp common shareholders. Holders of Westcorp common stock are not entitled to cumulative voting rights.

Dividends

      Dividends are paid when and as declared by the directors out of funds legally available therefor. The declaration and payment of dividends, however, is subject to the provisions of the California Corporations Code and will depend upon business conditions, operating results, capital and reserve requirements, covenants in Westcorp’s debt agreements and the Westcorp board of directors’ consideration of other relevant factors. Westcorp can give no assurances that it will continue to pay dividends on the Westcorp common stock in the future.

Liquidation; Preemptive Rights; Ownership Concentration

      In the event of liquidation, dissolution or winding up, holders of common stock would be entitled to receive all of Westcorp’s assets, pro rata, after payment of all Westcorp’s debts and liabilities and the liquidation preferences of Westcorp’s preferred stock then outstanding, if any. Holders of common stock do not have preemptive rights with respect to newly issued shares. The common stock is not subject to call or redemption. The outstanding shares of common stock are, and the shares of common stock to be issued pursuant to the merger when issued and upon receipt by Westcorp of WFS common stock pursuant to the terms of the merger agreement will be, fully paid and nonassessable. The ownership of the Westcorp common stock is concentrated, which may result in conflicts of interest and actions that are not in the best interests of other stockholders of the company. See “Risk Factors — Risks Related to Westcorp — The ownership of Westcorp’s common stock is concentrated, which may result in conflicts of interest and actions that are not in the best interests of Westcorp’s other shareholders.”

Preferred Stock

      The Westcorp board of directors is authorized to issue up to 20,000,000 shares of preferred stock in one or more series. The Westcorp board of directors may fix or alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued class or series of preferred stock, fix the number of shares of any series of preferred stock and change the designation of any such series of preferred stock. The Westcorp board of directors may also, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease, but not below the number of shares of such series then outstanding, the number of any series subsequent to the issues of shares of that series. Westcorp currently has no shares of preferred stock outstanding.

COMPARISON OF RIGHTS OF HOLDERS OF

WESTCORP COMMON STOCK AND WFS COMMON STOCK

      Upon completion of the merger, WFS shareholders receiving Westcorp common stock will become Westcorp shareholders. The rights of Westcorp’s shareholders are governed by the amended articles of incorporation and amended bylaws of Westcorp. The rights of WFS shareholders are governed by the amended and restated articles of incorporation and the bylaws of WFS.

      Since Westcorp and WFS are both organized under the laws of the State of California, the differences in the rights of Westcorp shareholders and the rights of WFS shareholders arise solely from differences in the organizational documents of Westcorp and WFS, rather than from differences of law. The following summary highlights material differences between the current rights of holders of Westcorp common stock and holders of WFS common stock. This summary does not purport to be a complete discussion of the amended articles of incorporation and amended bylaws of Westcorp or the amended and restated articles of incorporation and bylaws WFS and is qualified in its entirety by reference to these documents. Copies of each company’s articles of incorporation and bylaws have been filed with the Commission and will be sent to holders of WFS common stock upon request. See “Additional Information and Incorporation of Certain Documents by Reference.”

WFS	Westcorp
Shareholder Rights	Shareholder Rights

Authorized Capital Stock:	The authorized capital stock of WFS is 60,000,000 shares which consists of: • 50,000,000 shares of common stock, no par value; and • 10,000,000 shares of preferred stock, no par value.	The authorized capital stock of Westcorp is 85,000,000 shares which consists of:

• 65,000,000 shares of common stock, $1.00 par value per share; and

• 20,000,000 shares of preferred stock, $1.00 par value per share.

Supermajority Approvals:	None.	Amendments to Bylaws. To amend Westcorp’s amended bylaws to change a fixed number of directors or the maximum or minimum number of directors or to change from a fixed to a variable board or vice versa, the Westcorp amended articles of incorporation require the affirmative vote of holders of 2/3 of the total votes eligible to be cast at a meeting duly called. Other amendments to the amended bylaws require the vote of 2/3 of the votes eligible to be cast at a meeting of directors.

Actions by Shareholder Written Consent. The Westcorp amended bylaws provide that actions by the written consent of Westcorp shareholders require the approval of not less than 60% of the outstanding shares.

Number, Classification, and Election of Board of Directors:	Under WFS’ bylaws, the board of directors shall consist of not less than 6 or more than 11 directors. The number is currently set at 7 directors.

At WFS’ 2005 annual meeting and thereafter, all of WFS’ directors will be elected to serve a one-year term.	Under Westcorp’s bylaws, the board of directors shall consist of not less than 6 or more than 11 directors. The number is currently set at 8 directors.

At Westcorp’s 2005 annual meeting and thereafter, all of Westcorp’s directors will be elected to serve a one-year term.

	WFS	Westcorp
	Shareholder Rights	Shareholder Rights

Removal of Directors:	The WFS board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony. Any or all of the WFS directors may be removed without cause if such removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote, provided that no director may be removed (unless the entire board is removed) when the votes cast against removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected.	A Westcorp director may be removed only as permitted by applicable law.

Newly Created Directorships and Vacancies	Vacancies on the WFS board of directors caused by an increase in the number of authorized directors or otherwise may be filled by a majority vote of the directors still in office, except that a vacancy created by the removal of a director by the vote or written consent of shareholders or by court order may be filled only by approval of the shareholders.	Vacancies on the Westcorp board of directors caused by an increase in the number of authorized directors or otherwise may be filled by a majority vote of the directors still in office.

Quorum of Directors:	A majority of the authorized number of directors constitutes a quorum for the transaction of business.	One-third of the total number of directors, including at least a majority of the directors then in office constitutes a quorum for the transaction of business, except as otherwise specifically provided by law or by Westcorp’s amended articles of incorporation or amended bylaws. See “Amendments to Bylaws.”

Annual Meetings:	WFS annual meetings of shareholders are held when designated by the board of directors, which are traditionally held in April, on the same date as the Westcorp meeting.	Westcorp annual meetings of shareholders are held when designated by the board of directors, which are traditionally held in April, on the same date as the WFS meeting.

Special Meetings:	A special meeting of shareholders may be called by the board of directors, or by the chairman of the board, the president or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at any such meeting.	Unless otherwise provided by law or by Westcorp’s amended articles of incorporation or by the rights, preferences and privileges of any class or series of preferred or special stock, a special meeting of shareholders may be called by the board of directors, or by the chairman of the board, the president or at the request in writing of shareholders owning at least 10% of the common stock issued and outstanding and entitled to vote.

	WFS	Westcorp
	Shareholder Rights	Shareholder Rights

Quorum of Shareholders:	The holders of a majority of the stock entitled to vote shall constitute a quorum at a meeting of shareholders.	The holders of a majority of the stock issued and outstanding and entitled to vote shall constitute a quorum at a meeting of shareholders.

Voting Rights:	Shares of WFS common stock are not entitled to cumulative voting rights. Each WFS shareholder is entitled to one vote for each share of common stock owned on each matter or proposal to be voted upon.	The Westcorp shares are not entitled to cumulative voting rights. Each Westcorp shareholder is entitled to one vote for each share of common stock owned on each matter or proposal to be voted upon.

Actions by Written Consent:	The WFS shareholders may take actions by written consent in lieu of taking such action at a meeting of shareholders, provided that such action is approved by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. In the case of election of directors, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors.	The Westcorp shareholders may take actions by written consent in lieu of taking such action at a meeting of shareholders, provided that such action is approved by written consent representing not less than 60% of the outstanding shares of Westcorp. In addition, in the case of election of directors, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors.

Business Conducted at Shareholders Meetings:	Business to be conducted at shareholder meetings, including shareholder proposals, must be identified in the company’s proxy statement or other notices of meetings as provided by California law and applicable securities laws.	Business to be conducted at shareholder meetings, including shareholder proposals, must be identified in the company’s proxy statement or other notices of meetings as provided by California law and applicable securities laws.

Amendments of Articles of Incorporation:	The WFS amended and restated articles of incorporation and bylaws do not require supermajority votes for amendments to the amended and restated articles of incorporation; accordingly, provisions of California law apply to determine shareholder voting rights in connection with such amendments. Under California law, amendments to a company’s articles of incorporation generally require a majority vote of the shareholders.	The Westcorp articles of incorporation and bylaws, each as amended, do not require supermajority votes for amendments to the Westcorp amended articles of incorporation; accordingly, provisions of California law apply to determine shareholder voting rights in connection with such amendments. Under California law, amendments to a company’s articles of incorporation generally require a majority vote of the shareholders.

	WFS	Westcorp
	Shareholder Rights	Shareholder Rights

Amendments to Bylaws:	WFS shareholders may adopt, amend or repeal the bylaws by the affirmative vote of a majority of the outstanding shares entitled to vote, or by the written consent of shareholders entitled to vote such shares, except as otherwise provided by law or by WFS’ amended and restated articles of incorporation. Subject to these rights of WFS shareholders, the WFS board of directors may adopt, amend or repeal the bylaws.	To amend the Westcorp amended bylaws, to change a fixed number of directors or the maximum or minimum number of directors, or to change from a fixed to a variable board or vice versa, the Westcorp amended articles of incorporation require the affirmative vote of holders of 2/3 of the total votes eligible to be cast at a meeting duly called. Other amendments to the amended bylaws require the vote of 2/3 of the votes eligible to be cast at a meeting of directors.

Dividend Policies:	Dividends are paid when and as declared by the board of directors out of funds legally available therefor. WFS has not declared or paid any cash dividends on its capital stock. WFS has announced its current policy, which has been in effect for some time, of retaining future earnings, if any, for use in the operation and expansion of its business. Therefore, WFS does not anticipate paying any cash dividends in the foreseeable future. Subject to applicable California law, WFS is not currently under any regulatory or contractual limitations on its ability to declare or pay dividends.	Dividends are paid when and as declared by the board of directors out of funds legally available therefor. Westcorp paid quarterly cash dividends which totaled, on an annual basis, $0.51, $0.47 and $0.43 per share for the years ended December 31, 2003, 2002 and 2001, respectively. On an aggregate basis, these dividends totaled approximately $21.6 million, $18.0 million, and $15.0 million, respectively. In addition, on April 26, 2004, Westcorp’s board of directors declared a quarterly cash dividend of $0.14 per share to be paid on August 17, 2004 to shareholders of record as of August 3, 2004.

The declaration and payment of dividends, however, is subject to the provisions of the California Corporations Code and will depend upon business conditions, operating results, capital and reserve requirements, covenants in Westcorp’s debt agreements and the Westcorp board of directors’ consideration of other relevant factors. Westcorp can give no assurances that it will continue to pay dividends on the Westcorp common stock in the future.

WFS	Westcorp
Shareholder Rights	Shareholder Rights

Indemnification:	The WFS amended and restated articles of incorporation contain provisions eliminating the liability of directors for monetary damages to the fullest extent permissible under California law. In addition, WFS’ amended and restated articles of incorporation and bylaws provide for indemnification of agents to the fullest extent permitted by law.

Westcorp currently maintains officers’ and directors’ liability insurance for its officers and directors and for the officers and directors of its subsidiaries, including WFS, with policy limits of $20,000,000. The aggregate deductible is $750,000.	Westcorp’s amended articles of incorporation contain provisions eliminating the liability of directors for monetary damages to the fullest extent permissible under California law. In addition, Westcorp’s articles of incorporation and bylaws, each as amended, provide for indemnification of agents to the fullest extent permitted by law.

Westcorp currently maintains officers’ and directors’ liability insurance for its officers and directors and for the officers and directors of its subsidiaries, with policy limits of $20,000,000. The aggregate deductible is $750,000.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Westcorp pursuant to the provisions described in the above section captioned “Comparison of Rights of Holders of Westcorp Common Stock and WFS Common Stock” under the subsection captioned “Indemnification,” Westcorp has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

      The validity of the shares of Westcorp common stock offered by this proxy statement/prospectus will be passed upon for Westcorp by Mitchell Silberberg & Knupp LLP.

      The material U.S. federal income tax consequences of the merger will be passed upon for Westcorp by Morrison & Foerster LLP.

EXPERTS

Westcorp

      The consolidated financial statements of Westcorp at December 31, 2003, 2002 and 2001 and for each of the three years in the period ended December 31, 2003, have been incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WFS

      The consolidated financial statements of WFS at December 31, 2003, 2002 and 2001 and for each of the three years in the period ended December 31, 2003, have been incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION AND INCORPORATION

OF CERTAIN DOCUMENTS BY REFERENCE

      Westcorp and WFS file annual, quarterly and current reports, proxy statements and other information with the Commission. Stockholders may read and copy this information at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at (800) SEC-0330. Stockholders also may obtain copies of this information by mail from the Public Reference Room at the address set forth above, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy statements and other information about issuers like Westcorp and WFS who file electronically with the Commission. The address of that site is http://www.sec.gov.

      Westcorp filed a registration statement on Form S-4 with the Commission under the Securities Act to register the Westcorp common stock to be issued pursuant to the merger. This proxy statement/prospectus is a part of that registration statement. As allowed by Commission rules, this proxy statement/prospectus does not contain all the information that WFS shareholders can find in the registration statement or the exhibits to the registration statement. WFS shareholders may obtain copies of the Form S-4, and any amendments thereto, in the manner described above.

      The Commission allows Westcorp and WFS to incorporate by reference information into this proxy statement/prospectus, which means that Westcorp and WFS can disclose important information to shareholders by referring shareholders to another document filed separately with the Commission. Neither Westcorp nor WFS incorporate the contents of their websites into this proxy statement/prospectus. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained in a document subsequently filed with the Commission or contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents listed below that Westcorp and WFS have previously filed with the Commission. These documents contain important information about Westcorp and WFS and their respective businesses, financial condition and results of operations.

      Westcorp incorporates by reference into this proxy statement/prospectus the documents listed below and any filings it makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this document and before the WFS special meeting, excluding any information furnished pursuant to Item 9 or Item 12 of any Current Report on Form 8-K.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed on March 12, 2004;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2004, as filed on May 10, 2004;

•	Definitive Proxy Statement on Schedule 14A filed with the Commission on April 12, 2004; and

•	Current Report on Form 8-K, as filed on May 27, 2004.

      WFS incorporates by reference into this proxy statement/ prospectus the documents listed below and any filings it makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this document and before the WFS special meeting, excluding any information furnished pursuant to Item 9 or Item 12 of any Current Report on Form 8-K.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed on March 12, 2004;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2004, as filed on May 10, 2004;

•	Definitive Proxy Statement on Schedule 14A filed with the Commission on April 12, 2004; and

•	Current Report on Form 8-K, as filed on May 27, 2004.

      Written requests for copies of any documents incorporated by reference by either Westcorp or WFS should be directed to Guy Du Bose, Esq., General Counsel, Westcorp, 23 Pasteur, Irvine, California 92618, telephone 949-727-1002. Westcorp will provide a copy of any or all of the documents referred to above that have been or may be incorporated by reference in this proxy statement/prospectus to any person to whom a copy of this proxy statement/prospectus has been delivered free of charge upon request. Exhibits to such documents will not be provided unless the exhibits are specifically incorporated by reference into the information that the proxy statement/prospectus incorporates.

      Any information contained in a document incorporated by reference will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that information contained in this proxy statement/prospectus or in any other subsequently filed incorporated document modifies or supersedes such information. Any information that is modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this proxy statement/prospectus.

      Shareholders should only rely on the information contained or incorporated by reference in this proxy statement/prospectus in determining how to vote. Neither Westcorp nor WFS has authorized anyone to provide you with information that is different from the information contained in, attached to, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated           ●          . Shareholders should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to the WFS shareholders nor the issuance of shares of Westcorp common stock in connection with the merger shall create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Among
WESTCORP,
WESTERN FINANCIAL BANK,
and
WFS FINANCIAL INC
Dated as of May 23, 2004

A-i

A-ii

GLOSSARY OF DEFINED TERMS

Location of
Defined Term	Definition

affiliate	§ 9.3(a)
Agreement	Preamble
Assumed Options	§ 2.4(a)
best efforts	§ 9.3(b)
Blue Sky Laws	§ 4.6(b)
business day	§ 9.3(c)
California Law	Recitals
Certificates of Merger	§ 1.2
Certificates	§ 2.2(b)
Closing	§ 1.2
Code	Recitals
Company	Preamble
Company Disclosure Schedule	Article III
Company Material Adverse Effect	§ 3.2(a)
Company Stock Option Plan	§ 2.4(a)
Company Stock Option	§ 2.4(a)
control	§ 9.3(d)
Conversion	Recitals
Disclosure Document	§ 6.2(a)
Dissenting Shares	§ 1.6(a)
Effective Time	§ 1.2
Exchange Act	§ 2.4(d)
Exchange Agent	§ 2.2(a)
Exchange Fund	§ 2.2(a)
Exchange Ratio	§ 2.1(a)
Expenses	§ 8.5
Governmental Entity	§ 4.6(b)
include	§ 9.3(e)
Indemnified Parties	§ 6.4(b)
Law	Recitals
Merger	Recitals
Merger Sub	Preamble
Nasdaq	§ 6.8
NYSE	§ 2.2(e)
Order	§ 7.1(c)
Parent	Preamble
Parent-Controlled Shares	Preamble
Parent Disclosure Schedule	Article IV
Parent Material Adverse Effect	§ 4.1
Parent SEC Reports	§ 4.7(a)
Parent Shares	§ 2.1(a)
person	§ 9.3(f)

A-iii

Location of
Defined Term	Definition

Proxy Statement	§ 6.2(a)
Registration Statement	§ 6.2(a)
Representatives	§ 6.3 (a)
SEC	§ 2.4(c)
Securities Act	§ 4.6(b)
Shareholders’ Meeting	§ 6.1
Shares	Recital
Special Committee	Recital
subsidiary	§ 9.3(g)
Surviving Corporation	§ 1.1
Taxes	§ 4.10
Terminating Company Breach	§ 8.1(e)
Terminating Parent Breach	§ 8.1(f)

A-iv

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

      AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of May 23, 2004 (this “Agreement”), among Westcorp, a California corporation (“Parent”), Western Financial Bank, a federal savings bank and a direct wholly owned subsidiary of Parent (“Merger Sub”), and WFS Financial Inc, a California corporation and majority owned subsidiary of Merger Sub (the “Company”).

WITNESSETH

      WHEREAS, the Company has 41,035,969 shares of its common stock, no par value, issued and outstanding (the “Shares”) and 52,678 shares subject to outstanding options as of the date of this Agreement;

      WHEREAS, Merger Sub is the record holder of an aggregate of 34,447,722 Shares (“Parent-Controlled Shares”), constituting approximately 84% of the total outstanding Shares, and Parent has proposed to the Board of Directors of the Company that Merger Sub acquire the remaining outstanding Shares;

      WHEREAS, Merger Sub intends to convert from a federal savings bank into a California state commercial bank (the “Conversion”);

      WHEREAS, the Board of Directors of the Company, upon the recommendation of a committee of independent directors of the Company (the “Special Committee”), (i) has determined that it is fair to and in the best interests of the Company and its shareholders other than Parent, Merger Sub and their respective affiliates to consummate the merger of the Company with and into Merger Sub, with Merger Sub being the surviving corporation (the “Merger”), after the Conversion and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of California (“California Law”) and any other applicable law, statute, ordinance, rule, regulation, order, injunction, judgment or decree (“Law”), (ii) has approved this Agreement and the Merger and (iii) has resolved to recommend that the shareholders of the Company other than Parent, Merger Sub and their respective affiliates approve this Agreement and the Merger;

      WHEREAS, the Board of Directors of each of Parent and Merger Sub (i) has determined that the Merger is fair to and in the best interests of such entity and its shareholders and (ii) has approved this Agreement and the Merger; and

      WHEREAS, the parties intend that the Merger qualify as a “reorganization,” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that each of Parent, the Company and Merger Sub is a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, the Company and Merger Sub hereby agree as follows:

AGREEMENT

ARTICLE I

THE MERGER

      SECTION 1.1     The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with California Law, at the Effective Time (as defined below), the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

      SECTION 1.2     Effective Time; Closing. As promptly as practicable and in no event later than the third business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than conditions providing for the delivery of opinions, documents or certificates at the Closing (as defined below)) (or such other date as may be agreed to in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of California and a certificate of merger or other instrument having similar effect with each other appropriate Governmental Entity (as defined below) as may be necessary to effect the Merger (collectively, the “Certificates of Merger”), in such form as is required by the relevant respective provisions of Law. The term “Effective Time” means the date and time of the filing of the respective Certificates of Merger with the Secretary of State of the State of California and with each other Governmental Entity as may be required under applicable Law (or such later time as may be agreed upon in writing by each of the parties hereto and specified in the Certificates of Merger). Immediately prior to the filing of the Certificates of Merger, a closing (the “Closing”) will be held at Morrison & Foerster LLP, 19900 MacArthur Boulevard, Irvine, California 92612 (or such other place as the parties hereto may agree).

      SECTION 1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law (including, without limitation, Section 1107 thereof). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

      SECTION 1.4     Articles of Incorporation; Bylaws.

      (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

      (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

      SECTION 1.5     Directors and Officers. The directors of the Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and as of the Effective Time and shall each hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until the earlier of their respective resignation or removal or until their respective successors are duly elected or appointed and qualified. The officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time and shall each hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until the earlier of their respective resignation or removal or until their respective successors are duly elected or appointed and qualified.

      SECTION 1.6     Dissenting Shares.

      (a) In the event that the applicable requirements of Section 1300(b) of the California Law have been satisfied, the holders of Shares outstanding immediately prior to the Effective Time who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Chapter 13 of the California Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Parent Shares (as defined below) as described in Section 2.1. Such shareholders shall be entitled to receive payment of the appraised value of such shares held by them, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Chapter 13 of the California Law shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Parent Shares for such Dissenting Shares in accordance with Section 2.1, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares.

      (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to California Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under California Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      SECTION 2.1     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) other than any Dissenting Shares, and any Shares to be canceled pursuant to Sections 2.1(b) and (c), and subject to Section 2.2(e), each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.11 shares of common stock, par value $1.00 per share (the “Exchange Ratio”), of Parent (“Parent Shares”); provided, however, that if between the date of this Agreement and the Effective Time the outstanding Parent Shares shall have been changed into a different number of shares or a different class of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or exchange of shares or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and, other than certificates evidencing Shares to be canceled pursuant to Section 2.1(b) and Section 2.1(c), each certificate previously evidencing such Shares shall evidence only the right to receive the number of Parent Shares set forth in this Section 2.1(a) or cash in lieu of any fractional Parent Shares to which such holder is entitled pursuant to Section 2.2(e).

(b) each Share, if any, held by the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) each Parent-Controlled Share and any other Share held by Merger Sub outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

      SECTION 2.2     Exchange of Certificates.

      (a) Exchange Agent. Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the Parent Shares issuable pursuant to Section 2.1 as of the Effective Time, and cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.2(e) (such cash and certificates for Parent Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Shares contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.2(f), the Exchange Fund shall not be used for any other purpose.

      (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) the following: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole Parent Shares, together with any dividends or distributions with respect thereto, and any cash in lieu of any fractional shares. Upon surrender to the Exchange Agent of a Certificate for exchange and cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such

Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Parent Shares that such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), cash in lieu of any fractional Parent Shares to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Shares, cash in lieu of any fractional Parent Shares to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Surviving Corporation that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificate representing Parent Shares, cash in lieu of any fractional Parent Shares to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c).

      (c) Distributions with Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the holder of such Certificate shall surrender such Certificate as provided in Section 2.2(b). Subject to the effect of escheat, tax or other applicable Laws (as defined below), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional Parent Share to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Parent Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Shares.

      (d) No Further Rights in the Company’s Common Stock. All Parent Shares issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

      (e) No Fractional Shares. No certificates or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled, by (ii) the average of the 4:00 p.m. (New York time) closing price for a Parent Share on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five (5) trading days immediately preceding the date on which the Effective Time will occur. From time to time after the Effective Time, as promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests who have surrendered their Certificates to the Exchange Agent, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.2(b) and (c).

      (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Shares for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for the Parent Shares, any cash in lieu of fractional Parent Shares to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to the Parent Shares to which they are entitled pursuant to Section 2.2(c), in each case, without any interest thereon. Any portion of the Exchange

Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined below) shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company or the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (g) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any Parent Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

      (h) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state or local tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

      (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Parent Shares, any cash in lieu of fractional Parent Shares to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

      SECTION 2.3     Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the right to receive Parent Shares, any cash in lieu of fractional Parent Shares to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c).

      SECTION 2.4     Company Stock Options.

      (a) At the Effective Time, each outstanding option to purchases Shares (each, a “Company Stock Option”) granted under the Company’s Amended and Restated 1996 Stock Option Plan (the “Company Stock Option Plan”), whether or not exercisable, will be assumed by Parent. Each Company Stock Option so assumed by Parent (collectively, “Assumed Options”) under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan immediately prior to the Effective Time, except that (i) such Assumed Option will be exercisable (or will become exercisable in accordance with its terms) for the number of Parent Shares equal to the number of Shares that could have been purchased under such Assumed Option multiplied by the Exchange Ratio (rounded up or down to the nearest whole number of Parent Shares, with one-half (.5) of a Parent Share or greater being rounded up), and (ii) the exercise price per Parent Share issuable upon exercise of such Assumed Option will be equal to the per-share option exercise price specified in the Assumed Option divided by the Exchange Ratio (rounded up or down to the nearest whole cent, with one-half (.5) of a cent being rounded up). After the Effective Time, Parent will issue to each holder of Assumed Options a notice describing the foregoing assumption of such Assumed Options by Parent. Parent shall reserve sufficient Parent Shares for issuance under this Section 2.4; provided, however, with respect to those Company Stock Options that are incentive stock options, rounding of the number of Parent Shares and rounding of the exercise price per Parent Share shall be adjusted to preserve incentive stock option treatment of such Assumed Options.

      (b) In the event that a holder of a Company Stock Option is immediately prior to the Merger employed by or a director of the Company but ceases to be an employee or director of the Parent or Merger Sub immediately following the Merger, the Assumed Option shall continue to vest and be exercisable in accordance with the terms of the original Company Stock Option without regard to whether the holder thereof after the Merger is an employee or director of the Company or any of its affiliated companies or subsidiaries.

      (c) Parent shall take such corporate action as may be necessary or appropriate to, at or prior to the Effective Time, file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Shares subject to the Assumed Options to the extent such registration is required under applicable Law in order for such Parent Shares to be sold without restriction in the United States by non-affiliates of the Company or Parent, and Parent shall use its best efforts to obtain and maintain the effectiveness of such registration statement for so long as such Assumed Options remain outstanding.

      (d) Prior to the Effective Time, Parent and the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Parent or the Company or (ii) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), such steps to be consistent with then-current interpretive letters or rules and regulations of the SEC.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent and Merger Sub that, except as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, any of the Company’s Current Reports on Form 8-K filed with the SEC since December 31, 2003 or the Company’s Proxy Statement on Schedule 14A dated April 12, 2004, including any amendments to any of the foregoing, in each case in the form filed by the Company with the SEC prior to the date of this Agreement, or in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”):

      SECTION 3.1     Authority Relative to this Agreement.

      (a) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger transaction contemplated hereby (other than (i) the adoption of this Agreement by the affirmative vote of a majority of the combined voting power of all outstanding Shares entitled to vote thereon and a majority of the outstanding Shares entitled to vote thereon excluding Shares held by Parent, Merger Sub and their respective affiliates, and (ii) the filing and recordation of appropriate merger documents as required by California Law). This Agreement has been duly and validly executed and delivered by the Company.

      (b) The Board of Directors of the Company, at a meeting thereof duly called and held on May 23, 2004, upon the recommendation of the Special Committee, (i) has determined that it is fair to and in the best interests of the Company and its shareholders other than Parent, Merger Sub and their respective affiliates to consummate the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with California Law, (ii) has approved this Agreement and the Merger and (iii) has recommended that the shareholders of the Company other than Parent, Merger Sub and their respective affiliates approve this Agreement and the Merger.

      SECTION 3.2     Absence of Certain Changes.

      (a) Since March 31, 2004, there has not been any Company Material Adverse Effect. The term “Company Material Adverse Effect,” as used in this Agreement, means, with respect to the Company, any effect which (i) is materially adverse to the business, results of operations or condition (financial or other) of the Company and its subsidiaries taken as a whole, other than any such effect to the extent attributable to or resulting from (u) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (v) any change in generally accepted accounting principles, regulatory accounting principles or interpretations thereof, in each case which affects automobile finance companies generally, (w) any change that arises out of this Agreement (including the announcement thereof) or in compliance with the terms and conditions hereof, (x) events, conditions or trends in economic, business or financial conditions affecting the automobile finance industry generally, (y) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or (z) any change in the stock price or trading volume of the Company, or (ii) materially impairs the ability of the Company and its subsidiaries to consummate the transactions contemplated hereby.

      SECTION 3.3     Brokers. No broker, finder or investment banker (other than Deutsche Bank Securities, the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made on behalf of the Company by the Special Committee. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Deutsche Bank Securities, pursuant to which such firm would be entitled to any payment relating to the Merger.

      SECTION 3.4     Opinion of Financial Advisor. The Special Committee has received the written opinion of Deutsche Bank Securities, dated the date of this Agreement to the effect that, as of the date of this Agreement and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the shareholders of the Company other than Parent, Merger Sub and their respective affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Each of Parent and Merger Sub hereby represents and warrants to the Company that, except as disclosed in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, any of Parent’s Current Reports on Form 8-K filed with the SEC since December 31, 2003 or Parent’s Proxy Statement on Schedule 14A dated April 12, 2004, including any amendments to any of the foregoing, in each case in the form filed by Parent with the SEC prior to the date of this Agreement, or in the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”):

      SECTION 4.1     Organization and Qualification. Each of Parent, Merger Sub and Parent’s other subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted where the failure to be duly organized, validly existing or in good standing, or to have such requisite power and authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as hereinafter defined). Each of Parent, Merger Sub and Parent’s other subsidiaries has all necessary licenses, permits, authorizations, and governmental approvals to own, lease and operate its properties and to carry on its business as it is currently being conducted, except where the failure to have such licenses, permits, authorizations and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Merger Sub and Parent’s other subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The term “Parent Material Adverse Effect,” as used in this Agreement, means, with respect to Parent, any effect which (i) is materially adverse to the business, results of operations or condition (financial or other) of Parent, and its subsidiaries taken as a whole, other than any such effect to the extent attributable to or resulting from (u) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (v) any change in generally accepted accounting principles, regulatory accounting principles or interpretations thereof, in each case which affects banks or their holding companies generally, (w) any change that arises out of this Agreement (including the announcement thereof) or in compliance with the terms and conditions hereof, (x) events, conditions or trends in economic, business or financial conditions affecting banks or their holding companies generally, (y) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or (z) any change in the stock price or trading volume of Parent, or (ii) materially impairs the ability of Parent, Merger Sub or Parent’s other subsidiaries to consummate the transactions contemplated hereby.

      SECTION 4.2     Articles of Incorporation and Bylaws. Each of Parent and Merger Sub has heretofore furnished to the Company a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to date. Each such Articles of Incorporation and Bylaws is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its articles of incorporation or bylaws.

      SECTION 4.3     Capitalization; Ownership of Parent Shares. The authorized capital stock of Parent consists of 65,000,000 shares of Parent Shares, with a par value of $1.00 per share, and 20,000,000 shares of preferred stock. As of the date hereof, (i) 51,826,862 Parent Shares were issued and outstanding, all of which have been validly issued and are fully paid and nonassessable, (ii) no shares of preferred stock were issued and outstanding and (iii) 1,849,721 shares of Parent Shares were reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to Parent’s stock option plans and arrangements. Other than as set forth above, there have been no issuances by Parent of shares of capital stock of Parent other than issuances of Parent Shares pursuant to the exercise of employee stock options or stock incentive rights granted pursuant to Parent’s stock option plans and arrangements outstanding on such date or issuances of Parent Shares pursuant to Parent’s 401(k) plans in the ordinary course of business and there have been no issuances by Parent of options, warrants or other rights to acquire shares of capital stock of Parent. Except as set forth in Section 4.3 of the Parent Disclosure Schedule or except as otherwise contemplated by or specified in this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries. All shares of capital stock of Parent and any of its subsidiaries subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

      SECTION 4.4     Capitalization; Ownership of Merger Sub Shares. The authorized capital stock of Merger Sub consists of 2,000,000 shares of common stock, with a par value of $10.00 per share, and 1,000,000 shares of preferred stock, with a par value of $1.00 per share. As of the date hereof, 160,000 shares of common stock of Merger Sub were issued and outstanding, all of which have been validly issued and are fully paid and nonassessable, and no shares of preferred stock were issued and outstanding. Other than as set forth above, there have been no issuances by Merger Sub of shares of capital stock of Merger Sub and there have been no issuances by Merger Sub of options, warrants or other rights to acquire shares of capital stock of Merger Sub. There are no outstanding contractual obligations of Merger Sub or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Merger Sub.

      SECTION 4.5     Authority Relative to This Agreement.

      (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including approval by Parent as the sole shareholder of Merger Sub), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger transaction contemplated hereby (other than the filing and recordation of appropriate merger documents as required by California Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

      (b) The Board of Directors of each of Parent and Merger Sub on May 23, 2004 (i) determined that this Agreement and the Merger are fair to and in the best interests of such entity and its shareholders and (ii) approved this Agreement and the Merger.

      SECTION 4.6     No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Parent and Merger Sub, (ii) assuming that all consents, approvals, authorizations, and other actions described in Section 4.6(b) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, or trigger any right of first refusal under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, Merger Sub or any of their respective subsidiaries is a party or by which Parent or Merger Sub or any of their respective properties is bound, except, in the case of clauses (ii) and (iii), for any thereof that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or would not reasonably be expected to prevent or materially delay the consummation of the Merger.

      (b) The execution and delivery of this Agreement by Parent or Merger Sub does not, and the performance of this Agreement by Parent or Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic, foreign or supranational governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body, including but not limited to the Office of Thrift Supervision (“Governmental Entity”), except (i) for applicable requirements of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”), the NYSE, California State takeover laws, the receipt of necessary approvals for and consummation of the Conversion, the filing and recordation of appropriate merger documents as required by California Law, and the filing of an application with the FDIC for approval of the Merger under the federal Bank Merger Act and the approval thereof by the FDIC and the expiration or early termination of the required post-approval waiting period thereafter, and (ii) for such other consents, approvals, authoriza-

tions, permits, filings or notifications, which if not obtained or made would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

      SECTION 4.7     SEC Filings; Financial Statements.

      (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since May 2, 1986, and has heretofore made available to Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2002 and 2003, respectively, (ii) its Quarterly Report on Form 10-Q for the period ended March 31, 2004, (iii) all proxy statements relating to Parent’s meetings of shareholders (whether annual or special) held since May 2, 1986 and (iv) all other forms, reports and other registration statements filed by Parent with the SEC since May 2, 1986 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above and which are filed with the SEC prior to the date of this Agreement being referred to herein, collectively, as the “Parent SEC Reports”). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) were filed in a timely manner. No subsidiary of Parent, except the Company, is required to file any form, report or other document with the SEC.

      (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was, and the financial statements to be filed with the SEC after the date of this Agreement will be, prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly in all material respects, and the financial statements to be filed with the SEC after the date of this Agreement will present fairly in all material respects, the consolidated financial position, results of operations and cash flows of such entity and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments that did not and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of such consolidated financial statements (including the related notes, where applicable) complies, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions or events.

      (c) Neither Parent nor Merger Sub has liabilities or obligations of any nature, except: (i) as and to the extent set forth on the balance sheet of Parent as at March 31, 2004, including the notes thereto or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      (d) Since March 31, 2004, there has not been any Parent Material Adverse Effect.

      SECTION 4.8     Absence of Litigation. Except as disclosed in the Parent SEC Reports, there are no suits, arbitrations, mediations, complaints, claims, actions, proceedings or investigations pending or, to the knowledge of Parent, threatened, against Parent or Merger Sub or any of their respective subsidiaries, before any Governmental Entity that (a) individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or (b) seek to delay or prevent the consummation of the Merger. Neither Parent nor Merger Sub, nor any of their respective subsidiaries, nor any of their material properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      SECTION 4.9     Compliance. Neither Parent nor Merger Sub, nor any of their respective subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub or any of their respective subsidiaries is bound or affected, including the Home Owners’ Loan Act, the Federal Deposit Insurance Act, the California Financial Code, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, Merger Sub has a Community Reinvestment Act rating of “satisfactory” or better or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub or any of their respective subsidiaries is a party or by which Parent or Merger Sub or any of their respective subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      SECTION 4.10     Tax Matters. Each of Parent and Merger Sub and their respective subsidiaries has duly and timely filed all federal, state, foreign and local information returns and Tax returns required to be filed by it (all such returns being accurate and complete in all material respects) and has duly and timely paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes or other governmental charges that are not yet due and payable or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. There are no material disputes pending, or claims or deficiencies asserted, for Taxes or assessments upon Parent or Merger Sub or any of their respective subsidiaries for which there are no reserves that are adequate under GAAP. Neither Parent nor Merger Sub nor any of their respective subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and Merger Sub or any of their respective subsidiaries (including the Company and its subsidiaries)). Within the past two years, neither Merger Sub nor Company nor any of their respective subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

      For the purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, gross receipts, excise, property, ad valorem, value added, alternative minimum, stamp, occupation, use, service, license, intangible, net worth, sales, transfer, franchise, payroll, employment, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

      Neither Parent nor Merger Sub nor any of their respective subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. As of the date of this Agreement, Parent knows of no reason why the opinion of tax counsel referred to in Section 7.2(e) should not be obtained on a timely basis and has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

      SECTION 4.11     Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston LLC, the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

CONDUCT OF BUSINESSES PENDING THE MERGER

      SECTION 5.1     Conduct of Business by Parent and Merger Sub Pending the Merger. Parent and Merger Sub each hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Company, which consent shall not be unreasonably withheld or delayed, and except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and Merger Sub will (and will cause their respective subsidiaries, including the Company and its subsidiaries, to): (i) operate their business in the usual and ordinary course consistent with past practices; (ii) use best efforts to preserve substantially intact their business organizations, maintain their rights and franchises, retain the services of their respective principal officers and key employees and maintain their relationships with their respective principal customers, suppliers and other persons with which they or their respective subsidiaries have significant business relations; and (iii) use best efforts to maintain and keep their properties and assets in as good repair and condition as at present, ordinary wear and tear excepted.

      SECTION 5.2     Notification of Certain Matters. Parent and Merger Sub shall give prompt notice to the Company, and the Company shall give prompt notice to Parent and Merger Sub, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (A) any representation or warranty contained in this Agreement made by such party to be untrue or inaccurate in any material respect or (B) any material covenant, condition or agreement of such party contained in this Agreement not to be complied with or satisfied and (ii) any material failure of Parent, Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE VI

ADDITIONAL AGREEMENTS

      SECTION 6.1     Shareholders’ Meeting. Promptly following the execution hereof, the Company, acting through its Board of Directors, shall, in accordance with applicable Law and the Company’s Articles of Incorporation and Bylaws, (i) duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable for the purpose of considering and taking action on this Agreement (the “Shareholders’ Meeting”), and (ii) subject to the terms of this Agreement and the fiduciary duties of the Board of Directors of the Company and the Special Committee, (A) include in the Disclosure Document (as defined below), and not subsequently withdraw or modify the unanimous recommendation of the Special Committee and the recommendation of the Board of Directors that the shareholders of the Company approve this Agreement and the Merger and (B) use its best efforts to obtain such approval. At the Shareholders’ Meeting, Parent and Merger Sub shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval this Agreement and the Merger.

      SECTION 6.2     Registration Statement; Disclosure Document.

      (a) Registration Statement. As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall cooperate in preparing and shall cause to be filed with the SEC, a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) to solicit proxies from the shareholders of the Company in favor of the approval of the Merger and the adoption of this Agreement; and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement,” which shall include the Proxy Statement and a prospectus for the Parent Shares to be issued in connection with the Merger, the “Prospectus”), in connection with the registration under the Securities Act of the Parent Shares to be issued to the shareholders of the Company pursuant to the Merger. The Proxy Statement, together with the Prospectus, are sometimes hereinafter referred to collectively as the “Disclosure Document.” Each of Parent and the Company shall use its best efforts to cause the Registration Statement to become effective as promptly as practicable, and prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Parent Shares pursuant to the Merger. Each of Parent, Merger Sub and the Company shall furnish all information concerning Parent, Merger Sub or the Company as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the

Registration Statement shall have become effective, the Company shall mail the Disclosure Document to its shareholders.

      (b) Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Disclosure Document or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

      (c) The information supplied by the Company concerning its Special Committee and financial advisor for inclusion in the Registration Statement and the Disclosure Document shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Disclosure Document is first mailed to the shareholders of the Company, and (iii) the Effective Time, contain any untrue statement of a material fact in or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its subsidiaries, or their respective officers or directors, should be discovered by the Company which, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Registration Statement or Disclosure Document, the Company shall promptly inform Parent thereof. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

      (d) The information supplied by Parent and Merger Sub for inclusion in the Registration Statement and the Disclosure Document shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Disclosure Document is first mailed to the shareholders of the Company and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or any of their respective subsidiaries, or their respective officers or directors, should be discovered by Parent or Merger Sub which, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Registration Statement or Disclosure Document, Parent shall promptly inform the Company thereof. All documents that Parent is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

      SECTION 6.3     Access to Information; Confidentiality.

      (a) As permitted by applicable Law, from the date of this Agreement to the Effective Time, each of Parent, Merger Sub and the Company shall: (i) provide to the other (and to the other’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to its officers, employees, agents, properties, offices and other facilities and to its books and records and (ii) furnish promptly such information concerning its business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request.

      (b) The provisions of the Confidentiality Agreement between the parties dated April 26, 2004 shall apply to the disclosure of information by one party to the other pursuant to Section 6.3(a).

      (c) No investigation pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

      SECTION 6.4     Directors’ and Officers’ Indemnification and Insurance.

      (a) The Articles of Incorporation and Bylaws of the Surviving Corporation, and the articles of incorporation and bylaws or comparable organizational documents of each subsidiary of the Surviving Corporation, shall contain provisions with respect to indemnification that are no less favorable than those set forth in the Articles of Incorporation and Bylaws of the Company, or the articles of incorporation and bylaws or comparable organizational documents of such subsidiary of the Surviving Corporation, as the case may be, in each case on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors or officers of the Company, or any subsidiary of the Company, in respect of actions or omissions occurring at or prior to the Effective Time, unless such modification shall be required by Law.

      (b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director and officer of the Company (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), based on the fact that such person is or was a director or officer of the Company or any subsidiary of the Company and arising out of or pertaining to any action or omission occurring at or before the Effective Time (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable law, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances if required under California Law and permitted under applicable federal law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided further that the Surviving Corporation shall not be obligated pursuant to this Section 6.4(b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action except to the extent, as determined by counsel to the Indemnified Parties, that two (2) or more of such Indemnified Parties shall have conflicting interests in the outcome of such action, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Surviving Corporation.

      (c) The Surviving Corporation shall use its best efforts to maintain in effect for a period of six (6) years from and after the Effective Time directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms comparable to such existing insurance coverage; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.4(c) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance.

      (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or, at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.4.

      (e) The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      SECTION 6.5     Affiliates. No later than twenty (20) days after the date of this Agreement, the Company will deliver to Parent a letter identifying all persons who may be deemed affiliates of the Company under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of the Company, and the Company represents and warrants to Parent that the Company has advised the persons identified in such letter of the resale restrictions imposed by applicable securities laws. The Company shall use its best efforts to obtain from each person identified in such letter a written “affiliates letter” agreement, in customary form. The Company shall use its best efforts to obtain as soon as practicable from any person who may be deemed to have become an affiliate of the Company after the Company’s delivery of the letter referred to above and prior to the Effective Time, a written “affiliates letter” agreement, in customary form.

      SECTION 6.6     Tax Treatment.

      (a) The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and the parties shall use their best efforts to cause the Merger to so qualify. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

      (b) None of Parent, Merger Sub, the Company or any of their respective affiliates shall directly or indirectly take any action, or fail to take any action, at any time which action or failure to act would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code, would prevent them from providing representations required from them in Sections 7.2(e) or 7.3(d), or that would prevent the opinions described in such sections from being provided.

      (c) The parties agree to report the Merger as a reorganization within the meaning of Section 368(a) of the Code. Following the Merger, Parent and Merger Sub will comply with the record-keeping and information filing requirements of Treasury Regulations Section 1.368-3. The parties shall not take a position on any Tax return inconsistent with this Section 6.6.

      (d) Prior to the Merger, Parent will be in “control” of Merger Sub within the meaning of Section 368(c) of the Code.

      (e) Officers of Parent, Merger Sub and Company shall execute and deliver to Morrison & Foerster LLP and Skadden, Arps, Slate, Meagher & Flom LLP, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Form S-4 and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

      SECTION 6.7     Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, Merger Sub or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under the Exchange Act and the Securities Act and any other applicable federal or state securities laws, and any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

      SECTION 6.8     Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, by any listing agreement with the NYSE to which Parent is a party or by any listing agreement with the Nasdaq National Market (“Nasdaq”) to which the Company is a party. The parties have agreed on the text of a joint press release by which Parent and the Company will announce the execution of this Agreement.

      SECTION 6.9     NYSE Listing. Parent shall as promptly as reasonably practicable after the date of this Agreement prepare and submit to the NYSE a listing application covering the Parent Shares to be issued in the Merger and the Parent Shares underlying the Assumed Options and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Shares, subject to official notice to the NYSE of issuance, and the Company shall cooperate with Parent with respect to such listing, which cooperation shall include, but not be limited to, taking all necessary actions to delist the Shares from the Nasdaq after the Effective Time.

      SECTION 6.10     Other Obligations of Parent and Merger Sub. Parent shall take all action reasonably necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall take all necessary action to permit and to cause the Company to perform its obligations under this Agreement.

      SECTION 6.11     Best Efforts and Further Assurances. Subject to the terms and conditions hereof, each of the parties to this Agreement shall use best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to the Merger under this Agreement. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO THE MERGER

      SECTION 7.1     Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for that purpose shall be pending before or threatened by the SEC.

(b) Shareholder Approval. The Merger and this Agreement shall have been approved by (i) the requisite affirmative vote of the shareholders of the Company in accordance with California Law and the Company’s Articles of Incorporation and (ii) a majority of the outstanding Shares entitled to vote thereon (excluding Shares held by Parent and Parent’s affiliates). The conditions set forth in this Section 7.1(b) may not be waived by any of the parties to this Agreement.

(c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, executive order or award (whether temporary, preliminary or permanent) (an “Order”) that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that each of the parties to this Agreement shall use its best efforts to cause any such Order to be vacated or lifted.

(d) NYSE Listing. The Parent Shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(e) Conversion. The Conversion shall have been effected. The condition set forth in this Section 7.1(e) may not be waived by any of the parties to this Agreement.

      SECTION 7.2     Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Absence of Certain Changes. Since March 31, 2004, there shall not have been any change or effect which, individually or in the aggregate with other changes or effects, constitute a Company Material Adverse Effect.

(b) Representations and Warranties. Subject to Section 6.10, each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective

Time, as though made on and as of the Effective Time, except that those such representations and warranties that address matters only as of a particular date shall remain true and correct as of such date. Parent shall have received a certificate of an officer of the Company to that effect.

(c) Agreements and Covenants. Subject to Section 6.10, the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate of an officer of the Company to that effect.

(d) Consents. The Company shall have obtained all consents, waivers and approvals from any Governmental Entity required in connection with the consummation of the Merger and any required post-approval waiting periods shall have expired or been terminated as of the Effective Time.

(e) Tax Opinions. Parent will have received an opinion of Morrison & Foerster LLP in form and substance reasonably satisfactory to it, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations and covenants, including those contained in certificates of officers of the Company, Parent and Merger Sub and others, reasonably satisfactory in form and substance to such counsel.

(f) Dissenting Shares. An aggregate of no more than five percent (5%) of the Shares entitled to vote to approve the Merger and adopt this Agreement shall be Dissenting Shares.

      SECTION 7.3     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except that those such representations and warranties that address matters only as of a particular date shall remain true and correct as of such date. The Company shall have received a certificate of an officer of Parent to that effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of an officer of Parent to that effect.

(c) Consents. Parent shall have obtained all consents, waivers and approvals from any Governmental Entity required in connection with the consummation of the Merger and any required post-approval waiting periods shall have expired or been terminated as of the Effective Time.

(d) Tax Opinion. The Company will have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP in form and substance reasonably satisfactory to it and the Special Committee, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and Merger Sub and others, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Merger by the shareholders of the Company, as follows:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent, Merger Sub and the Company, if such termination is also approved by the Special Committee;

(b) by Parent, Merger Sub or the Company if the Effective Time shall not have occurred on or before February 28, 2005, provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such time;

(c) by Parent, Merger Sub or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order or other action shall have become final and nonappealable;

(d) by Parent if the Special Committee or the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Merger Sub or shall have resolved to do any of the foregoing;

(e) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth either in Section 7.2(b) or (c) would not be satisfied (“Terminating Company Breach”); provided that, if, in the reasonable opinion of Parent, such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts and for as long as the Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 8.1(e) during such period and for fifteen (15) days thereafter; provided, further, that if such Terminating Company Breach was due in part to the breach by Parent of Section 6.10, then Parent may not terminate this Agreement pursuant to this Section 8.1(e); or

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth either in Section 7.3(a) or (b) would not be satisfied (“Terminating Parent Breach”); provided that, if, in the reasonable opinion of the Company, such Terminating Parent Breach is curable by Parent or Merger Sub through the exercise of its reasonable efforts and for as long as Parent or Merger Sub continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 8.1(f) during such period and for fifteen (15) days thereafter.

      The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

      SECTION 8.2     Effect of Termination. Except as provided in Section 9.1, in the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      SECTION 8.3     Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Merger by the shareholders of the Company, no amendment may be made which would alter or change the amount or kind of consideration into which each Share shall be converted upon consummation of the Merger or which otherwise cannot be made subsequent to such shareholder approval under California Law; and provided further that all amendments must also be approved by the Special Committee. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      SECTION 8.4     Waiver. At any time prior to the Effective Time, each of Parent and the Company may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or condition to its own obligations contained herein; provided, however, that, if the Company seeks to make such extension or waiver as provided in clause (a), (b) or (c) above, it must first obtain the approval of the Special Committee; and provided, further that notwithstanding this Section 8.4, the conditions set forth in Sections 7.1(b) and (e) may not be waived by any of the parties to this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

      SECTION 8.5     Expenses. All Expenses (as defined below) incurred in connection with this Agreement shall be paid by Parent and the transactions contemplated by this Agreement, whether or not the Merger or any other transaction is consummated. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Disclosure Document, the solicitation of shareholder approvals and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

ARTICLE IX

GENERAL PROVISIONS

      SECTION 9.1     Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement.

      SECTION 9.2     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by facsimile, by courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

      if to Parent or Merger Sub:

Westcorp
23 Pasteur
Irvine, CA 92618
Facsimile No.: (949) 789-5603
Attention: President

      with a copy to:

Facsimile No.: (949) 753-3085
Attention: General Counsel

      if to the Company:

WFS Financial Inc
23 Pasteur
Irvine, CA 92618
Facsimile No.: (949) 753-3085
Attention: General Counsel

      with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, CA 90071
Facsimile No.: (213) 687-5600
Attention: Gregg A. Noel

      SECTION 9.3     Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person, provided, however, that as used in this Agreement with respect to the Company, the term “affiliate” shall not include Parent or Merger Sub; provided further that as used in this Agreement with respect to Parent, the term “affiliate” shall not include any of the Company or the Company’s subsidiaries;

(b) “best efforts” means the reasonable efforts that a prudent person desiring to achieve a particular result would use in order to achieve such result in a reasonably expeditions manner. An obligation to use “best efforts” under this Agreement does not require the person subject to that obligation to take actions that would materially adversely change such person’s benefits reasonably expected under this Agreement and the transactions contemplated by this Agreement.

(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York;

(d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(f) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

(g) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; provided, however, that for purposes of the representations and the warranties of Parent and Merger Sub in Article IV, and the covenants and other agreements of Parent and Merger Sub in Articles V and VI, except as otherwise specifically provided therein, the “subsidiaries” of Parent and Merger Sub shall not include the Company or any of the Company’s subsidiaries.

      SECTION 9.4     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

      SECTION 9.5     Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise.

      SECTION 9.6     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.4 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

      SECTION 9.7     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without giving effect to conflicts of law principles) as to all matters, including validity, construction, effect, performance and remedies.

      SECTION 9.8     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 9.9     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by each party hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 9.10     Consent to Jurisdiction.

      (a) Each of Parent, Merger Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of California sitting in the County of Orange and the United States District Court for the Central District of California, and the appellate courts having jurisdiction of appeals in such courts, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of Parent, Merger Sub and the Company hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any such court. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      (b) Each of Parent, Merger Sub and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 9.10 shall affect the right of either party to serve legal process in any other manner permitted by law.

      SECTION 9.11     WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Signature Page Follows]

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

WESTCORP

By:	/s/ THOMAS A. WOLFE

Name: Thomas A. Wolfe
Title: President

WESTERN FINANCIAL BANK

By:	/s/ RICHARD G. BANES

Name: Richard G. Banes

Title:	Executive Vice President and Director of Audit Services

WFS Financial Inc

By:	/s/ J. KEITH PALMER

Name: J. Keith Palmer

Title:	Senior Vice President and Treasurer

ANNEX B

May 23, 2004

The Special Committee of the Board of Directors
and the Board of Directors
WFS Financial Inc
23 Pasteur
Irvine, CA 92618

Members of the Special Committee and the Board of Directors:

      Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to the Special Committee of the Board of Directors (the “Special Committee”) of WFS Financial Inc. (the “Company”) in connection with the proposed merger (the “Merger”) of the Company with and into Western Financial Bank (“Merger Sub”), a wholly owned subsidiary of Westcorp (“Westcorp”), pursuant to the Agreement and Plan of Merger and Reorganization, dated as of May 23, 2004 (the “Merger Agreement”), among Westcorp, the Company and Merger Sub. As set forth more fully in the Merger Agreement, as a result of the Merger, each outstanding share of common stock, no par value, of the Company (the “Company Common Stock”), other than the shares of Company Common Stock owned by Merger Sub and the Company, will be converted into the right to receive 1.11 shares (the “Exchange Ratio”) of common stock, par value $1.00 per share, of Westcorp (the “Westcorp Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

      You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness, from a financial point of view, to the shareholders of the Company other than Westcorp, Merger Sub and their respective affiliates (the “Minority Shareholders”), of the Exchange Ratio.

      In connection with Deutsche Bank’s role as financial advisor to the Special Committee, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and Westcorp and certain internal analyses and other information furnished to it by the Company and by Westcorp. Deutsche Bank has also held discussions with members of the senior managements of the Company and Westcorp regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for the Company Common Stock and Westcorp Common Stock, (ii) compared certain financial and stock market information for the Company and Westcorp with similar information for certain companies which it deemed comparable to the Company and/or Westcorp and whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations, which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

      Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, Merger Sub or Westcorp, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company, Merger Sub or Westcorp. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or Westcorp, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information

B-1

Special Committee
Board of Directors
WFS Financial Inc.
May 23, 2004

made available to it as of, the date hereof. In rendering its opinion, Deutsche Bank has not been asked or authorized by the Company, the Company’s Board of Directors or the Special Committee to solicit, and Deutsche Bank has not solicited, interest from any party with respect to the acquisition of all or any portion of the Company or any of its assets, nor did Deutsche Bank negotiate with any such party in connection with any such transaction.

      For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Westcorp, the Company and Merger Sub contained in the Merger Agreement are true and correct, Westcorp, the Company and Merger Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Westcorp, the Company and Merger Sub to consummate the Merger will be satisfied without any waiver or modification thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which any of the Company, Merger Sub or Westcorp is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on the Company, Merger Sub or Westcorp or materially reduce the contemplated benefits of the Merger to the Company.

      This opinion is addressed to, and for the benefit of, the Special Committee and the Board of Directors in connection with their evaluation of the Merger and is not a recommendation to the shareholders of the Company to approve the Merger. This opinion is limited to the fairness, from a financial point of view, to the Minority Shareholders of the Exchange Ratio, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Merger. This opinion does not in any manner address the prices or range of prices at which shares of the Company Common Stock or Westcorp Common Stock will trade at any time following the announcement of the transaction or as to the price or range of prices at which Westcorp Common Stock may trade subsequent to the consummation of the transaction. Deutsche Bank assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date hereof.

      Deutsche Bank will be paid a fee for its services as financial advisor to the Special Committee in connection with the Merger, a substantial portion of which is contingent upon consummation of the Merger. Deutsche Bank will also receive a fee upon delivery of this opinion. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking services to the Company for which it has received compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company and Westcorp for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

      Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Minority Shareholders.

Very truly yours,

/s/ DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.

B-2

ANNEX C

CALIFORNIA CORPORATIONS CODE

CHAPTER 13. DISSENTERS’ RIGHTS

§ 1300.     Right to Require Purchase — “Dissenting Shares” and “Dissenting Shareholder” Defined.

      (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

      (b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

      (c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301.     Demand for Purchase.

      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

      (b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302.     Endorsement of Shares.

      Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303.     Agreed Price — Time for Payment.

      (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304.     Dissenter’s Action to Enforce Payment.

      (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305.     Appraisers’ Report — Payment — Costs.

      (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

      (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

      (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

      (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

      (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306.     Dissenting Shareholder’s Status as Creditor.

      To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307.     Dividends Paid as Credit Against Payment.

      Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308.     Continuing Rights and Privileges of Dissenting Shareholders.

      Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309.     Termination of Dissenting Shareholder Status.

      Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

      (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

      (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

      (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310.     Suspension of Proceedings for Payment Pending Litigation.

      If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311.     Exempt Shares.

      This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312.     Attacking Validity of Reorganization or Merger.

      (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

      (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

      (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313.     Conversion Deemed to Constitute Reorganization for Purposes of Chapter.

      A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Section 204 of the California General Corporation Law permits a corporation to eliminate or limit a director’s personal liability to the corporation for breach of the director’s duties to the corporation or its stockholders with certain exceptions. The exceptions include intentional misconduct or knowing misconduct, acts or omissions not done in good faith, transactions from which a director derived an improper personal benefit, reckless acts, acts or omissions showing an unexcused pattern of inattention, transactions between the corporation and a director or between corporations having interrelated directors and improper distributions, loans and guarantees. Section 204 does not apply to officers in their capacities as such, even if they are also directors. The articles of incorporation of each Westcorp and WFS contain provisions eliminating the liability of directors for monetary damages to the fullest extent permissible under California law.

      Section 317 of the California General Corporation Law authorizes a corporation, in its discretion, to indemnify its directors, officers, employees and other agents in terms broad enough to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses) imposed. The articles of incorporation and bylaws of each of Westcorp and WFS provide for indemnification of agents to the fullest extent permitted by law.

      Section 317 further permits a corporation to purchase and maintain insurance on behalf of its agents. Westcorp currently maintains officers’ and directors’ liability insurance for its officers and directors and for the officers and directors of its subsidiaries, including WFS, with policy limits of $20,000,000. The aggregate deductible is $750,000.

Item 21.	Exhibits and Financial Statement Schedules.

      (a) Exhibits:

Exhibit
No.	Description of Exhibit

2.1	Agreement and Plan of Merger and Reorganization, dated as of May 23, 2004, among Westcorp, Western Financial Bank and WFS Financial Inc (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)
3.1	Articles of Incorporation of Westcorp(1)
3.1.1	Certificate of Amendment of the Articles of Incorporation of Westcorp as filed May 14, 2001(2)
3.1.2	Certificate of Amendment of the Articles of Incorporation of Westcorp as filed May 19, 2004
3.2	Bylaws of Westcorp as amended April 26, 2004
4.1	Indenture, dated as of July 25, 1997, issued by Western Financial Bank, formerly Western Financial Savings Bank, F.S.B., with respect to $150,000,000 in aggregate principal amount of 8.875% Subordinated Capital Debentures due 2007(3)
4.2	Indenture, dated as of May 3, 2002, issued by Western Financial Bank, formerly Western Financial Savings Bank, F.S.B., with respect to $300,000,000 in aggregate principal amount of 9.625% Subordinated Capital Debentures due 2012(4)
5.1	Opinion of Mitchell Silberberg & Knupp LLP regarding the legality of the securities being issued
8.1	Form of Opinion of Morrison & Foerster LLP as to tax matters
10.1	Amended and Restated 1991 Stock Option Plan of Westcorp(5)
10.2	Westcorp 2001 Stock Option Plan(6)
10.3	2000 Executive Deferral Plan(6)
10.3.1	First Amendment to the Westcorp Executive Deferral Plan V, dated as of April 1, 2002(5)
10.4	Master Tax Sharing Agreement, dated as of January 1, 2004, among Westcorp and its subsidiaries
10.4.1	First Amendment, dated as of June 10, 2004, to the Master Tax Sharing Agreement

Exhibit
No.	Description of Exhibit

10.5	Second Amended and Restated Master RIC Reimbursement Agreement, dated as of September 1, 2002, among Western Financial Bank, WFS Financial Auto Loans 2, Inc and Financial Security Assurance Inc.
10.6	Fourth Amended and Restated Master Collateral Assignment Agreement, dated as of September 1, 2002, among Western Financial Bank, WFS Financial Auto Loans, Inc., WFS Funding, Inc., WFS Receivables Corporation, WFS Receivables Corporation 2, WFS Financial Auto Loans 2, Inc., Financial Security Assurance Inc., Deutsche Bank Trust Company Americas and Deutsche Bank National Trust Company
10.7	Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan, dated as of January 1, 2001(6)
10.7.1	Amendment No. 1, dated as of January 1, 2001, to Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan(6)
10.7.2	Amendment No. 2, dated as of January 1, 2001, to Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan(6)
10.7.3	Amendment No. 3, dated as of January 1, 2001, to Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan(5)
10.7.4	Amendment No. 4, dated as of January 1, 2001, to Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan(5)
10.7.5	Amendment No. 5, dated as of January 1, 2001, to Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan(5)
10.7.6	Amendment No. 6, dated as of November 1, 2003, to Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan(2)
10.7.7	Amendment No. 7, dated as of December 1, 2003, to Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan(2)
10.8	Amended and Restated WFS 1996 Incentive Stock Option Plan(8)
10.9	Amended and Restated Allocation Agreement, dated as of March 31, 2003(5)
10.9.1	First Amendment to the Amended and Restated Allocation Agreement, dated as of August 1, 2003(5)
10.9.2	Second Amendment to the Amended and Restated Allocation Agreement, dated as of September 1, 2003(5)
10.10	Employment Agreements(9)(10)
10.11	Logo License Agreement between Western Financial Bank, Westcorp, WFS Financial Inc, Western Consumer Products, WFS Receivables Corporation, WFS Receivables Corporation 2, WFS Receivables Corporation 3, WFS Financial Auto Loans, Inc., The Hammond Company, The Mortgage Bankers, WFS Funding Inc., WFS Investments, Inc., Westran Services Corporation, WestFin Insurance Agency, Inc., Western Auto Investments, Inc., Western Consumer Services, Inc., Westhrift Life Insurance Entity, Inc., Western Reconveyance Entity, Inc., and WFS Web Investments, Inc.(11)
10.11.1	First Amendment to the Logo License Agreement, dated as of September 1, 2003(5)
10.12	Travel Services Agreement between Westran Services Corporation and Westcorp, Western Financial Bank, WFS Financial Inc, and Westfin Insurance Agency, Inc., dated as of August 28, 2002(11)
10.12.1	First Amendment to the Travel Services Agreement, dated as of July 16, 2003(5)
10.13	Form of Long Term Incentive Agreement(12)
21.1	Subsidiaries of Westcorp(2)
23.1	Consent of Independent Auditors, Ernst & Young LLP
23.2	Consent of Mitchell Silberberg & Knupp LLP (contained in Exhibit 5.1 opinion)
23.3	Consent of Morrison & Foerster LLP (contained in Exhibit 8.1 opinion)*
24.1	Power of Attorney (included in Part II to this Registration Statement)

Exhibit
No.	Description of Exhibit

99.1	Press Release dated May 24, 2004(13)
99.2	Consent of Deutsche Bank Securities Inc.
99.3	Form of Proxy*
99.4	Form of Letter of Transmittal and related documentation*
99.5	Operative Consolidated Complaint, filed in Orange County Superior Court, State of California, entitled In Re WFS Shareholders Action, Case No 04CC00559*

*	To be filed by amendment.

(1)	Exhibit previously filed with Westcorp Registration Statement on Form S-4 (File No. 333-34286) filed April 11, 1990, incorporated herein by reference under Exhibit Numbers indicated.

(2)	Exhibit previously filed with Annual Report on Form 10-K of Westcorp for the year ended December 31, 2003 as filed on or about March 12, 2004, incorporated herein by reference under Exhibit Numbers indicated.

(3)	Exhibit previously filed with the Office of Thrift Supervision by Western Financial Bank, formerly Western Financial Bank, F.S.B., Offering Circular with the OTS, dated July 25, 1997 (will be provided to the SEC upon request).

(4)	Exhibit previously filed with the Office of Thrift Supervision by Western Financial Bank, formerly Western Financial Bank, F.S.B., Offering Circular with the OTS, dated September 21, 2001 (will be provided to the SEC upon request).

(5)	Exhibit previously filed with Westcorp Registration Statements on Form S-3 (File No. 333-110244) filed November 5, 2003 and subsequently amended on November 10, 2003 incorporated by reference under Exhibit Number indicated.

(6)	Exhibit previously filed with Annual Report on Form 10-K of Westcorp for the year ended December 31, 2001 as filed on or about March 26, 2002, incorporated herein by reference under Exhibit Numbers indicated.

(7)	Exhibits previously filed with WFS’ Registration Statement on Form S-1 (File No. 33-93068), filed August 8, 1995 incorporated herein by reference under Exhibit Number indicated.

(8)	Exhibit previously filed as Exhibit 4.1 to WFS’ Registration Statement on Form S-8 (File No. 333-40121), filed November 13, 1997 and incorporated herein by reference.

(9)	Employment Agreement dated February 27, 1998 between WFS, Westcorp and Lee A. Whatcott (will be provided to the SEC upon request).

(10)	Employment Agreement, dated November 15, 1998 between WFS, Westcorp and Mark Olson (will be provided to the SEC upon request).

(11)	Exhibit previously filed with Annual Report on Form 10-K of Westcorp for the year ended December 31, 2002 as filed on or about March 26, 2003, incorporated herein by reference under Exhibit Numbers indicated.

(12)	Exhibit previously filed as Appendix B to Westcorp’s Definitive Proxy Statement on Schedule 14A as filed April 12, 2004, incorporated herein by reference under Exhibit Numbers indicated.

(13)	Exhibit 99.1 was filed pursuant to Rule 425 on May 24, 2004 and is incorporated herein by reference.

Item 22.	Undertakings.

      (a) (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (3) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, on July 16, 2004.

WESTCORP

By:	/s/ ERNEST S. RADY

Ernest S. Rady
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      Each person whose signature appears below appoints Thomas A. Wolfe, Lee A. Whatcott and Guy DuBose, and each of them severally, acting alone and without the other, their true and lawful attorney-in-fact to execute in the name of each such person and to file with the Securities and Exchange Commission, together with any exhibits and any other documents, any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 necessary or advisable to enable Westcorp to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in their capacities and on the date indicated.

Signature	Title	Date

/s/ ERNEST S. RADY Ernest S. Rady	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 15, 2004

/s/ THOMAS A. WOLFE Thomas A. Wolfe	President and Director	July 15, 2004

/s/ JUDITH M. BARDWICK Judith M. Bardwick	Director	July 15, 2004

/s/ ROBERT T. BARNUM Robert T. Barnum	Director	July 15, 2004

/s/ JAMES R. DOWLAN James R. Dowlan	Director	July 15, 2004

/s/ DUANE A. NELLES Duane A. Nelles	Director	July 15, 2004

/s/ HARRY RADY Harry Rady	Director	July 15, 2004

Signature	Title	Date

/s/ CHARLES E. SCRIBNER Charles E. Scribner	Director	July 15, 2004

/s/ LEE A. WHATCOTT Lee A. Whatcott	Executive Vice President, Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)	July 15, 2004

EXHIBITS

Exhibit
No.	Description of Exhibit

2.1	Agreement and Plan of Merger and Reorganization, dated as of May 23, 2004, among Westcorp, Western Financial Bank and WFS Financial Inc (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)
3.1	Articles of Incorporation of Westcorp(1)
3.1.1	Certificate of Amendment of the Articles of Incorporation of Westcorp as filed May 14, 2001(2)
3.1.2	Certificate of Amendment of the Articles of Incorporation of Westcorp as filed May 19, 2004
3.2	Bylaws of Westcorp as amended April 26, 2004
4.1	Indenture dated as of July 25, 1997 issued by Western Financial Bank, formerly Western Financial Savings Bank, F.S.B., with respect to $150,000,000 in aggregate principal amount of 8.875% Subordinated Capital Debentures due 2007(3)
4.2	Indenture dated as of May 3, 2002 issued by Western Financial Bank, formerly Western Financial Savings Bank, F.S.B., with respect to $300,000,000 in aggregate principal amount of 9.625% Subordinated Capital Debentures due 2012(4)
5.1	Opinion of Mitchell Silberberg & Knupp LLP regarding the legality of the securities being issued
8.1	Form of Opinion of Morrison & Foerster LLP as to tax matters
10.1	Amended and Restated 1991 Stock Option Plan of Westcorp(5)
10.2	Westcorp 2001 Stock Option Plan(6)
10.3	2000 Executive Deferral Plan(6)
10.3.1	First Amendment to the Westcorp Executive Deferral Plan V, dated as of April 1, 2002(5)
10.4	Master Tax Sharing Agreement, dated as of January 1, 2004, among Westcorp and its subsidiaries
10.4.1	First Amendment, dated as of June 10, 2004, to the Master Tax Sharing Agreement
10.5	Second Amended and Restated Master RIC Reimbursement Agreement, dated as of September 1, 2002, among Western Financial Bank, WFS Financial Auto Loans 2, Inc and Financial Security Assurance Inc.
10.6	Fourth Amended and Restated Master Collateral Assignment Agreement dated as of September 1, 2002 among Western Financial Bank, WFS Financial Auto Loans, Inc., WFS Funding, Inc., WFS Receivables Corporation, WFS Receivables Corporation 2, WFS Financial Auto Loans 2, Inc., Financial Security Assurance Inc., Deutsche Bank Trust Company Americas and Deutsche Bank National Trust Company
10.7	Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan, dated as of January 1, 2001(6)
10.7.1	Amendment No. 1, dated as of January 1, 2001, to Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan(6)
10.7.2	Amendment No. 2, dated as of January 1, 2001, to Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan(6)
10.7.3	Amendment No. 3, dated as of January 1, 2001, to Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan(5)
10.7.4	Amendment No. 4, dated as of January 1, 2001, to Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan(5)
10.7.5	Amendment No. 5, dated as of January 1, 2001, to Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan(5)
10.7.6	Amendment No. 6, dated as of November 1, 2003, to Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan(2)
10.7.7	Amendment No. 7, dated as of December 1, 2003, to Amended and Restated Westcorp Employee Stock Ownership and Salary Savings Plan(2)
10.8	Amended and Restated WFS 1996 Incentive Stock Option Plan(8)
10.9	Amended and Restated Allocation Agreement, dated as of March 31, 2003(5)
10.9.1	First Amendment to the Amended and Restated Allocation Agreement, dated as of August 1, 2003(5)

Exhibit
No.	Description of Exhibit

10.9.2	Second Amendment to the Amended and Restated Allocation Agreement, dated as of September 1, 2003(5)
10.10	Employment Agreements(9)(10)
10.11	Logo License Agreement among Western Financial Bank, Westcorp, WFS Financial Inc, Western Consumer Products, WFS Receivables Corporation, WFS Receivables Corporation 2, WFS Receivables Corporation 3, WFS Financial Auto Loans, Inc., The Hammond Company, The Mortgage Bankers, WFS Funding Inc., WFS Investments, Inc., Westran Services Corporation, WestFin Insurance Agency, Inc., Western Auto Investments, Inc., Western Consumer Services, Inc., Westhrift Life Insurance Entity, Inc., Western Reconveyance Entity, Inc., and WFS Web Investments, Inc.(11)
10.11.1	First Amendment to the Logo License Agreement, dated as of September 1, 2003(5)
10.12	Travel Services Agreement between Westran Services Corporation and Westcorp, Western Financial Bank, WFS Financial Inc, and Westfin Insurance Agency, Inc., dated as of August 28, 2002(11)
10.12.1	First Amendment to the Travel Services Agreement, dated as of July 16, 2003(5)
10.13	Form of Long Term Incentive Agreement(12)
21.1	Subsidiaries of Westcorp(2)
23.1	Consent of Independent Auditors, Ernst & Young LLP
23.2	Consent of Mitchell Silberberg & Knupp LLP (contained in Exhibit 5.1 opinion)
23.3	Consent of Morrison & Foerster LLP (contained in Exhibit 8.1 opinion)*
24.1	Power of Attorney (included in Part II to this Registration Statement)
99.1	Press Release dated May 24, 2004(13)
99.2	Consent of Deutsche Bank Securities Inc.
99.3	Form of Proxy*
99.4	Form of Letter of Transmittal and related documentation*
99.5	Operative Consolidated Complaint, filed in Orange County Superior Court, State of California, entitled In Re WFS Shareholders Action, Case No 04CC00559*

*	To be filed by amendment.

(1)	Exhibit previously filed with Westcorp Registration Statement on Form S-4 (File No. 333-34286) filed April 11, 1990, incorporated herein by reference under Exhibit Numbers indicated.

(2)	Exhibit previously filed with Annual Report on Form 10-K of Westcorp for the year ended December 31, 2003 as filed on or about March 12, 2004, incorporated herein by reference under Exhibit Numbers indicated.

(3)	Exhibit previously filed with the Office of Thrift Supervision by Western Financial Bank, formerly Western Financial Bank, F.S.B., Offering Circular with the OTS, dated July 25, 1997 (will be provided to the SEC upon request).

(4)	Exhibit previously filed with the Office of Thrift Supervision by Western Financial Bank, formerly Western Financial Bank, F.S.B., Offering Circular with the OTS, dated September 21, 2001 (will be provided to the SEC upon request).

(5)	Exhibit previously filed with Westcorp Registration Statements on Form S-3 (File No. 333-110244) filed November 5, 2003 and subsequently amended on November 10, 2003 incorporated by reference under Exhibit Number indicated.

(6)	Exhibit previously filed with Annual Report on Form 10-K of Westcorp for the year ended December 31, 2001 as filed on or about March 26, 2002, incorporated herein by reference under Exhibit Numbers indicated.

(7)	Exhibits previously filed with WFS’ Registration Statement on Form S-1 (File No. 33-93068), filed August 8, 1995 incorporated herein by reference under Exhibit Number indicated.

(8)	Exhibit previously filed as Exhibit 4.1 to WFS’ Registration Statement on Form S-8 (File No. 333-40121), filed November 13, 1997 and incorporated herein by reference.

(9)	Employment Agreement dated February 27, 1998 between WFS, Westcorp and Lee A. Whatcott (will be provided to the SEC upon request).

(10)	Employment Agreement, dated November 15, 1998 between WFS, Westcorp and Mark Olson (will be provided to the SEC upon request).

(11)	Exhibit previously filed with Annual Report on Form 10-K of Westcorp for the year ended December 31, 2002 as filed on or about March 26, 2003, incorporated herein by reference under Exhibit Numbers indicated.

(12)	Exhibit previously filed as Appendix B to Westcorp’s Definitive Proxy Statement on Schedule 14A as filed April 12, 2004, incorporated herein by reference under Exhibit Numbers indicated.

(13)	Exhibit 99.1 was filed pursuant to Rule 425 on May 24, 2004 and is incorporated herein by reference.